~~Execution Version~~
Composite Agreement Reflecting:
First Amendment to Note Purchase Agreement dated March 20, 2015
Second Amendment to Note Purchase Agreement dated June 30, 2015
Third Amendment to Note Purchase Agreement dated November 3, 2015
Fourth Amendment to Note Purchase Agreement dated August 15, 2016
Fifth Amendment to Note Purchase Agreement dated August 8, 2017

NATIONAL HEALTH INVESTORS, INC.

$125,000,000 3.99% Series A Senior Notes due January 13, 2023
$100,000,000 4.51% Series B Senior Notes due January 13, 2027

NOTE PURCHASE AGREEMENT

Dated January 13, 2015

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Section 9.20.	Payment of Certain Fees	23

SECTION 10.	NEGATIVE COVENANTS	~~22~~ 24

Section 10.1.	Liens	~~22~~ 24
Section 10.2.	Investments	~~24~~ 26
Section 10.3.	Indebtedness	~~25~~ 27
Section 10.4.	Fundamental Changes	~~27~~ 28
Section 10.5.	Dispositions	~~27~~ 29
Section 10.6.	Change in Nature of Business	~~28~~ 30
Section 10.7.	Transactions with Affiliates	~~28~~ 30
~~Section 10.8.~~	~~Use of Proceeds; Margin Regulations.~~ 	~~28~~
Section 10.8.	Use of Proceeds; Margin Regulations.	30
Section 10.9.	Burdensome Agreements	~~29~~ 30
Section 10.10.	Dissolution, Etc	~~29~~ 31
Section 10.11.	Sale and Leaseback Transactions (as Lessee)	~~29~~ 31
~~Section 10.12.~~	~~Amendments of Certain Agreements~~ 	~~30~~
Section 10.12.	Amendments of Certain Agreements	31
Section 10.13.	Restricted Payments	~~30~~ 31
Section 10.14.	Accounting Change	~~30~~ 32
Section 10.15.	Terrorism Sanctions Regulations	~~30~~ 32

SECTION 11.	EVENTS OF DEFAULT	~~30~~ 32

SECTION 12.	REMEDIES ON DEFAULT, ETC	~~33~~ 34

Section 12.1.	Acceleration	~~33~~ 34
Section 12.2.	Other Remedies	~~33~~ 35
Section 12.3.	Rescission	~~33~~ 35
Section 12.4.	No Waivers or Election of Remedies, Expenses, Etc	~~34~~ 35

SECTION 13.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES	~~34~~ 36

Section 13.1.	Registration of Notes	~~34~~ 36
Section 13.2.	Transfer and Exchange of Notes	~~34~~ 36
Section 13.3.	Replacement of Notes	~~34~~ 36

SECTION 14.	PAYMENTS ON NOTES	~~35~~ 37

Section 14.1.	Place of Payment	~~35~~ 37
Section 14.2.	Home Office Payment	~~35~~ 37

SECTION 15.	EXPENSES, INDEMNITY, ETC	~~36~~ 37

Section 15.1.	Transaction Expenses	~~36~~ 37
Section 15.2.	Indemnification	~~36~~ 38
Section 15.3.	Survival	~~37~~ 39

SECTION 16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE

	AGREEMENT	~~37~~ 39

SECTION 17.	AMENDMENT AND WAIVER	~~37~~ 39

Section 17.1.	Requirements	~~37~~ 39
Section 17.2.	Solicitation of Holders of Notes	~~38~~ 40
Section 17.3.	Binding Effect, etc	~~38~~ 40
Section 17.4.	Notes Held by Company, Etc	~~39~~ 40

~~SECTION 18.~~	~~NOTICES~~	~~39~~
SECTION 18.	NOTICES	41

SECTION 19.	REPRODUCTION OF DOCUMENTS	~~39~~ 41

SECTION 20.	CONFIDENTIAL INFORMATION	~~40~~ 41

SECTION 21.	SUBSTITUTION OF PURCHASER	~~41~~ 42

SECTION 22.	MISCELLANEOUS	~~41~~ 43

Section 22.1.	Successors and Assigns	~~41~~ 43
Section 22.2.	Accounting Terms	~~41~~ 43
Section 22.3.	Severability	~~42~~ 44
Section 22.4.	Construction, etc	~~42~~ 44
Section 22.5.	Counterparts	~~42~~ 44
Section 22.6.	Governing Law	~~42~~ 44
Section 22.7.	Jurisdiction and Process; Waiver of Jury Trial	~~42~~ 44
Section 22.8.	Rules of Interpretation	~~43~~ 45
Section 22.9.	Accounting for Derivatives	~~44~~ 46
Section 22.10.	Transaction References	~~44~~ 46

SCHEDULE A	—	DEFINED TERMS
SCHEDULE A(1)	—	LIMITED GUARANTORS
SCHEDULE A(2)	—	SUBSIDIARY GUARANTORS
SCHEDULE 1(a)	—	FORM OF 3.99% SERIES A SENIOR NOTE DUE JANUARY 13, 2023
SCHEDULE 1(b)	—	FORM OF 4.51% SERIES B SENIOR NOTE DUE JANUARY 13, 2027
	—	SUBSIDIARY GUARANTORS AND THE LIMITED GUARANTORS
SCHEDULE B	—	INFORMATION RELATING TO PURCHASERS
SCHEDULE 5.12(d)	—	PENSION PLANS
SCHEDULE 5.13	—	SUBSIDIARIES
SCHEDULE 5.21(a)	—	LEASE PROPERTIES
SCHEDULE 5.21(b)	—	UNENCUMBERED LEASE PROPERTIES
SCHEDULE 10.1	—	EXISTING LIENS
SCHEDULE 10.3	—	EXISTING DEBT
EXHIBIT B	—	COMPLIANCE CERTIFICATE

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NATIONAL HEALTH INVESTORS, INC.
222 Robert Rose Drive
Murfreesboro, TN 37129

$125,000,000 3.99% Series A Senior Notes due January 13, 2023
$100,000,000 4.51% Series B Senior Notes due January 13, 2027

January 13, 2015

TO EACH OF THE PURCHASERS LISTED IN
SCHEDULE B HERETO:

Ladies and Gentlemen:

National Health Investors, Inc., a Maryland corporation (together with any successor thereto that becomes a party hereto pursuant to Section 10.4, the “Company”), agrees with each of the Purchasers as follows:

SECTION 1.    AUTHORIZATION OF NOTES.

The Company will authorize the issue and sale of (i) $125,000,000 aggregate principal amount of its 3.99% Series A Senior Notes due January 13, 2023 (as amended, restated or otherwise modified from time to time pursuant to Section 17 and including any such notes issued in substitution therefor pursuant to Section 13, the “Series A Notes”) and (ii) $100,000,000 aggregate principal amount of its 4.51% Series B Senior Notes due January 13, 2027 (as amended, restated or otherwise modified from time to time pursuant to Section 17 and including any such notes issued in substitution therefor pursuant to Section 13, the “Series B Notes”; and together with the Series A Notes, the “Notes”). The Series A Notes and the Series B Notes shall be substantially in the form set out in Schedule 1(a) and Schedule 1(b), respectively. Certain capitalized and other terms used in this Agreement are defined in Schedule A. References to a “Schedule” are references to a Schedule attached to this Agreement unless otherwise specified. References to a “Section” are references to a Section of this Agreement unless otherwise specified.

SECTION 2.    SALE AND PURCHASE OF NOTES.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount specified opposite such Purchaser’s name in Schedule B at the purchase price of 100% of the principal amount thereof. The Purchasers’

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obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

SECTION 3. CLOSING.

The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of King & Spalding LLP, 1185 Avenue of the Americas, New York, New York 10036, at 11:00 a.m., New York city time, at a closing (the “Closing”) on January 13, 2015 or on such other Business Day thereafter on or prior to January 13, 2015 as may be agreed upon by the Company and the Purchasers. At the Closing the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number 5003254 at Pinnacle National Bank, 150 3rd Avenue South, Nashville, Tennessee 37201. If at the Closing the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of any of the conditions specified in Section 4 not having been fulfilled to such Purchaser’s satisfaction or such failure by the Company to tender such Notes.

SECTION 4.    CONDITIONS TO
CLOSING.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:

Section 4.1. Representations and Warranties. The representations and warranties of the Company in this Agreement shall be correct when made and at the Closing.

Section 4.2. Performance; No Default. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing. Before and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 9.11, no Default or Event of Default shall have occurred and be continuing.

Section 4.3.    Certificates.

(a)	Officer’s Certificate. The Company shall have delivered to such Purchaser an
Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.10 have been fulfilled.

(b)	Secretary’s Certificate of the Company. The Company shall have delivered to such
Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of the Closing, certifying as to (i) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and this Agreement and (ii) the Company’s organizational documents as then in effect.

(c)	Secretary’s Certificate of the Guarantors. Each Subsidiary Guarantor and Limited
Guarantor shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of the Closing, certifying as to (i) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Note Documents to which it is a party and (ii) the Company’s organizational documents as then in effect.

(d)	Good Standing Certificates. Each Credit Party shall deliver to such Purchaser a certificate of good standing or existence dated as of a recent date for each Credit Party from the Secretary of State of such Credit Party’s state of formation and each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

(e)	Certified Articles. Each Credit Party shall deliver to such Purchaser certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents from the Secretary of State of Company’s state of formation.

Section 4.4. Opinions of Counsel. Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing (a) from Harwell Howard Hyne Gabbert & Manner, P.C. and Loeb & Loeb PLC, counsel for the Credit Parties, covering the matters set forth in Schedule 4.4 and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers) and (b) from King & Spalding LLP, the Purchasers’ special counsel in connection with such transactions, covering such matters incident to such transactions as such Purchaser may reasonably request.

Section 4.5.    Guaranty Agreements.

(a)	Subsidiary Guaranty Agreement. Such Purchaser shall have received a
Subsidiary Guaranty Agreement duly executed by each Subsidiary Guarantor in form and substance satisfactory to such Purchaser

(b)	Limited Guaranty Agreement. Such Purchaser shall have received a Limited
Guaranty Agreement duly executed by each Limited Guarantor in form and substance satisfactory to such Purchaser.

Section 4.6.    Purchase Permitted By Applicable Law, Etc.    On the date of the

Closing such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.7. Sale of Other Notes. Contemporaneously with the Closing the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at the Closing as specified in Schedule B.

Section 4.8. Payment of Special Counsel Fees. Without limiting Section 15.1, the Company shall have paid on or before the Closing the fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.

Section 4.9. Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the Series A Notes and the Series B Notes.

Section 4.10. Changes in Corporate Structure. The Company shall not have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity since December 31, 2013.

Section 4.11. Funding Instructions. At least three Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Notes is to be deposited.

Section 4.12. Amendment to Credit Agreement. Such Purchaser shall have received a duly executed amendment to the Credit Agreement, in form and substance satisfactory to such Purchasers.

Section 4.13. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

SECTION 5.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each Purchaser that:

Section 5.1. Existence, Qualification and Power. Each Credit Party (a) is duly organized or formed and validly existing under the Applicable Law of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver, and perform its obligations under the Note Documents to which it is a party and consummate the transactions contemplated hereby or thereby, and (c) is duly qualified and is licensed and in good standing under the Applicable Law of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or licenses, except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.2. Authorization; No Contravention. The execution, delivery and performance by each Credit Party of each Note Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any law.

Section 5.3. Governmental Authorization; Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party of this Agreement, any other Note Document or the consummation of the transactions contemplated hereby or thereby.

Section 5.4. Binding Effect. This Agreement has been, and each other Note Document, when delivered hereunder, will have been, duly executed and delivered by each Credit Party that is party thereto. This Agreement constitutes, and each other Note Document when so delivered will constitute, a legal, valid and binding obligation of such Credit Party, enforceable against each Credit Party that is party thereto in accordance with its terms, except as enforceability may be limited by bankruptcy laws and general principles of equity.

Section 5.5.    Financial Statements; No Material Adverse Effect.

(a)	The Company has heretofore furnished to the Purchasers the Audited
Financial Statements. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its Subsidiaries as of such dates and for such periods in accordance with GAAP~~, subject to normal year-end adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above~~.

(b)    Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.6. Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Company or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Note Document or the transactions contemplated hereby or thereby, or
(b)either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect (after the application of any proceeds of insurance as to which the insurance carrier has been notified of the potential claim and does not dispute the coverage of such payment).

Section 5.7. No Default. Neither the Company nor any Subsidiary is in default under or with respect to any Contractual Obligation that could either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Note Document.

Section 5.8. Ownership of Property; Liens. The Company and each Subsidiary has good and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Company and its Subsidiaries is subject to no Liens, other than Permitted Liens.

Section 5.9. Environmental Compliance. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Company, overtly threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Company or any of its Subsidiaries or against any of their properties or revenues that allege any material Environmental Liability that could reasonably be expected to have a Material Adverse Effect.

Section 5.10. Insurance. The properties of the Company and its Subsidiaries (or, in the case of real property, equipment or other personal property leased to others, their respective lessees) are insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts, after giving effect to any self-insurance compatible with the following standards, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or the applicable Subsidiary operates.

Section 5.11. Taxes. The Company and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect.

Section 5.12. ERISA Compliance.

(a)	Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws. Each Pension Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code. To the best knowledge of the Company, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)	There are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)    (i) No ERISA Event has occurred, and neither the Company nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Company and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Company nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Company nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d)    Neither the Company nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than those listed on Schedule 5.12(d) hereto.

(e)	The execution and delivery of this Agreement and the issuance and sale of the
Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by such Purchaser.

Section 5.13. Subsidiaries. As of the Closing Date, the Company has no Subsidiaries other than those specifically disclosed on Schedule 5.13.

Section 5.14. Disclosure. The Company has disclosed to the Purchasers all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Credit Party in connection with any Note Document to the Purchasers in connection with the transactions contemplated hereby or thereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 5.15. Compliance with Law. The Company and each Subsidiary is in compliance in all material respects with the requirements of all Applicable Laws (including, without limitation, as applicable, all Healthcare Laws) and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.16.    Margin Regulations; Investment Company Act; Etc.

(a)	None of the proceeds of any Note issued hereunder will be used, directly or indirectly, for the purpose of (i) purchasing or carrying any margin stock, (ii) reducing or retiring any Indebtedness which was originally incurred to purchase or carry margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System) or (iii) any other purpose which violates or which would be inconsistent with Regulation U (12 CFR Part 221) or Regulation X (12 CFR Part 224) of the Board of Governors of the Federal Reserve System. Without limitation of the foregoing, at no time shall more than 25% of the value of the assets of the Company and its Subsidiaries on a consolidated basis consist of margin stock.

(b)	Neither the Company nor any Subsidiary is (i) an “investment company”, a company “controlled” by an “investment company,” or an “investment advisor,” in each case as defined in, or subject to regulation under, the Investment Company Act of

1940, as amended, or (ii) otherwise subject to any other regulatory scheme limiting its ability to incur debt under this Agreement or the other Note Documents.

Section 5.17. Solvency. Each Credit Party is Solvent after giving effect to the transactions contemplated hereby.

Section 5.18. Permits; Franchises. The Company and each Subsidiary possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to or used in the course of business granted to it and enable it to conduct the business in which it is now engaged in compliance with Applicable Law, without known conflict with any trademark, trade names, patents or other proprietary right of any Person where the failure to possess such asset could reasonably be expected to have a Material Adverse Effect.

Section 5.19. Material Agreements. There is no existing default or event of default (after the expiration of any applicable grace or cure period) by any Credit Party under any Material Agreement, which might reasonably be expected to give rise to a Material Adverse Effect.

Section 5.20. REIT Status. The Company: (a) is a REIT, (b) has not revoked its election to be a REIT, (c) has not engaged in any “prohibited transactions” as defined in Section 856(b)(6)(iii) of the Internal Revenue Code (or any successor provision thereto), and (d) for its current “tax year” as defined in the Internal Revenue Code is and for all prior tax years subsequent to its election to be a REIT has been entitled to a dividends paid deduction which meets the requirements of Section 857 of the Internal Revenue Code.

Section 5.21. Lease Property.

(a)	As of the Closing Date, Schedule 5.21(a) is a correct and complete list of each Lease Property of the Company and its Subsidiaries.

(b)	As of the Closing Date, Schedule 5.21(b) is a correct and complete list of each Unencumbered Lease Property with respect to any Credit Party.

(c)	Each of the properties included by the Company in the calculation of
Aggregate Total Fixed Asset Value (as defined in this Agreement on the date of Closing) satisfies all of the requirements contained in the definition of Lease Property. Each of the properties included by the Company in the calculation of Aggregate Unencumbered Fixed Asset Value (as defined in this Agreement on the date of Closing) satisfies all of the requirements contained in the definition of Unencumbered Lease Property.

Section 5.22. Intellectual Property Matters. Each Credit Party and each Subsidiary thereof owns or possesses rights to use all material franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights, trade names, trade name rights, copyrights and other rights with respect to the foregoing which are reasonably necessary to conduct its business. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and no Credit Party nor any Subsidiary thereof is liable to any

Person for infringement under Applicable Law with respect to any such rights as a result of its business operations.

Section 5.23. Employee Relations. No Credit Party or any Subsidiary thereof is party to any collective bargaining agreement or has any labor union been recognized as the representative of its employees. The Company knows of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Subsidiaries.

Section 5.24. Burdensome Provisions. The Credit Parties and their respective Subsidiaries do not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect. No Subsidiary is party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Equity Interests to the Company or any Subsidiary or to transfer any of its assets or properties to the Company or any other Subsidiary in each case other than existing under or by reason of the Note Documents or Applicable Law or as expressly permitted pursuant to Section 10.9.

Section 5.25. [Reserved].

Section 5.26. Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Notes or any similar Securities for sale to, or solicited any offer to buy the Notes or any similar Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than 10 other Institutional Investors, each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.

Section 5.27. Foreign Assets Control Regulations, Etc. (a) Neither the Company nor any Controlled Entity is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”) (an “OFAC Listed Person”) (ii) an agent, department, or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program, or (iii) otherwise blocked, subject to sanctions under or engaged in any activity in violation of other United States economic sanctions, including but not limited to, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Comprehensive Iran Sanctions, Accountability and Divestment Act (“CISADA”) or any similar law or regulation with respect to Iran or any other country, the Sudan Accountability and Divestment Act, any OFAC Sanctions Program, or any economic sanctions regulations administered and enforced by the United States or any enabling legislation or executive order relating to any of the foregoing (collectively, “U.S. Economic Sanctions”) (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (i), clause (ii) or clause (iii), a “Blocked Person”). Neither the Company nor any Controlled Entity has been notified that its name appears or may in the future appear on a state list of Persons that engage in investment or other commercial activities in Iran or any other country that is subject to U.S. Economic Sanctions.

(b)	No part of the proceeds from the sale of the Notes hereunder constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (i) in connection with any investment in, or any transactions or dealings with, any Blocked Person, or (ii) otherwise in violation of U.S. Economic Sanctions.

(c)	Neither the Company nor any Controlled Entity (i) has been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States law or regulation governing such activities (collectively, “Anti-Money Laundering Laws”) or any U.S. Economic Sanctions violations, (ii) to the Company’s actual knowledge after making due inquiry, is under investigation by any Governmental Authority for possible violation of Anti-Money Laundering Laws or any U.S. Economic Sanctions violations,
(iii) has been assessed civil penalties under any Anti-Money Laundering Laws or any U.S. Economic Sanctions, or (iv) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws and U.S. Economic Sanctions.

(d)	(1) Neither the Company nor any Controlled Entity (i) has been charged with, or convicted of bribery or any other anti-corruption related activity under any applicable law or regulation in a U.S. or any non-U.S. country or jurisdiction, including but not limited to, the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010 (collectively, “Anti-Corruption Laws”), (ii) to the Company’s actual knowledge after making due inquiry, is under investigation by any U.S. or non-U.S. Governmental Authority for possible violation of Anti-Corruption Laws, (iii) has been assessed civil or criminal penalties under any Anti-Corruption Laws or (iv) has been or is the target of sanctions imposed by the United Nations or the European Union;

(2)	To the Company’s actual knowledge after making due inquiry, neither the
Company nor any Controlled Entity has, within the last five years, directly or indirectly offered, promised, given, paid or authorized the offer, promise, giving or payment of anything of value to a Governmental Official or a commercial counterparty for the purposes of: (i) influencing any act, decision or failure to act by such Government Official in his or her official capacity or such commercial counterparty, (ii) inducing a Governmental Official to do or omit to do any act in violation of the Governmental Official’s lawful duty, or (iii) inducing a Governmental Official or a commercial counterparty to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; in each case in order to obtain, retain or direct business or to otherwise secure an improper advantage in violation of any applicable law or regulation or which would cause any holder to be in violation of any law or regulation applicable to such holder; and

(3)	No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage. The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Corruption Laws.

Section 5.28. Organization; Power and Authority. The Notes are not of the same class as securities of the Company, if any, listed on a national securities exchange, registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system.

SECTION 6.    REPRESENTATIONS OF THE PURCHASERS.

Section 6.1. Purchase for Investment. Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes. Each Purchaser severally represents that it is an institutional accredited investor for the purposes of the Securities Act.

Section 6.2. Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a)	the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b)	the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c)	the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d)	the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d);or

(e)	the Source constitutes assets of a “plan(s)” (within the meaning of Part
IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f)	the Source is a governmental plan; or

(g)	the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h)	the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

SECTION 7. GUARANTIES.

All Obligations of the Company to the holders of the Notes shall be Guaranteed jointly and severally by each Subsidiary of the Company (other than any Excluded Subsidiaries), as evidenced by and subject to the terms of guaranties in form and substance satisfactory to the holders of the Notes; provided that non-Wholly Owned Subsidiaries of the Company may be Limited Guarantors subject to compliance with Section 9.13(a)(i). To the extent that any Subsidiary is designated as an Excluded Subsidiary in accordance with the definition of Excluded Subsidiary or the release of a Subsidiary is otherwise approved by the Required Holders in accordance with Section 17.1, the holders of the Notes, promptly upon such designation or approval shall, at the Company’s cost and expense, execute and deliver a release of such Subsidiary from the Subsidiary Guaranty Agreement or the Limited Guaranty Agreement, as applicable.

SECTION 8.    PAYMENT AND PREPAYMENT OF THE
NOTES.

Section 8.1. Maturity. As provided therein, the entire unpaid principal balance of each Note shall be due and payable on the Maturity Date thereof.

Section 8.2. Optional Prepayments with Make-Whole Amount. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than $1,000,000 in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than ten days and not more than 60 days prior to the date fixed for such prepayment unless the Company and the Required Holders agree to another time period pursuant to Section 17. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

Section 8.3. Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes pursuant to Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.
Section 8.4. Maturity; Surrender, Etc. In the case of each optional prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.5. Purchase of Notes. The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with this Agreement and the Notes. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment or prepayment of Notes pursuant to this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Section 8.6.    Make-Whole Amount.

“Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by the yield(s) reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between the yields Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and
(2)closest to and less than such Remaining Average Life.    The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360-day year composed of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.4 or Section 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

Section 8.7. Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, (x) subject to clause (y), any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and (y) any payment of principal of or Make- Whole Amount on any Note (including principal due on the Maturity Date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

SECTION 9.    AFFIRMATIVE COVENANTS.

So long as any of the Notes are outstanding, the Company shall, and shall (except in the case of the covenants set forth in Sections 9.1, 9.2, 9.3, 9.11 and 9.16) cause each Subsidiary to, unless otherwise consented to by the Required Holders:

Section 9.1. Financial Statements; Budget. Deliver the following to each holder of a Note, in form and detail satisfactory to the Required Holders:

(a)
    as soon as available, but in any event within 120 days after the end of each fiscal year of the Company, a consolidated and, if requested by the Required Holders, consolidating, balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated and consolidating statements of income or operations, retained earnings and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, and, in the case of such consolidated statements, audited and accompanied by a report and opinion of BDO USA, LLP or another independent certified public accountant reasonably acceptable to the Required Holders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any qualification or exception and accompanied by a certificate of the chief executive officer, chief financial officer or chief accounting officer of the Company stating that no Event of Default was discovered or occurred during the examination of the Company;, provided that timely filing by the Company of its Form 10 K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a 3 under the Exchange Act) prepared in accordance with the requirements therefor with the SEC on EDGAR, shall be deemed to satisfy the requirements of this Section 9.1(a), provided further, that upon request of any holder to receive paper copies of such financial statements, the Company will promptly deliver such paper copies to such holder;

(b)
    as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations and retained earnings for such fiscal quarter and for the portion of the Company’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Company as fairly presenting the financial condition, results of operations and shareholders’ equity of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;, provided that timely filing by the Company of its Form 10 Q prepared in compliance with the requirements therefor with the SEC on EDGAR shall be deemed to satisfy the requirements of this Section 9.1(b), provided further, that upon request of any holder to receive paper copies of such financial statements, the Company will promptly deliver such paper copies to such holder;

(c)	as soon as available, but in any event not later than the last Business
Day of each fiscal year of the Company, a budget of the Company and its Subsidiaries on a consolidated basis consisting of a consolidated statement of income, statement of cash flows and consolidated balance sheet for the upcoming fiscal year; and

(d)    simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, consolidating statements of income (or operations) and cash flow and consolidating balance sheets prepared by management of the Company reflecting the assets, liabilities and results of operations of such non-Wholly Owned Subsidiaries.

Section 9.2.    Certificates; Other Information. Deliver to each holder of a Note each of the following, in form and detail satisfactory to the Required Holders:

(a)	concurrently with the delivery of the financial statements referred to in
Sections 9.1(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Company;

(b)	promptly after any request by any holder of a Note, copies of any audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Company by independent accountants in connection with the accounts or books of the Company or any Subsidiary, or any audit of any of them;

(c)	promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Company, and copies of all annual, regular, periodic and special reports and registration statements which the Company may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the ~~Securities~~ Exchange Act ~~of 1934~~, and not otherwise required to be delivered to the holders of the Notes pursuant hereto; ~~and~~, provided that timely filing by the Company of any such reports, statements or communications prepared in compliance with the requirements therefor with the SEC on EDGAR shall be deemed to satisfy the requirements of this Section 9.2(c), provided further, that upon request of any holder to receive paper copies of any such reports, statements or communications, the Company will promptly deliver such paper copies to such holder; and

(d)	promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary, or compliance with the terms of the Note Documents, as any holder of a Note may from time to time reasonably request.

Section 9.3.    Notices. Promptly notify each holder of a Note:

(a)	of the existence of any Default;

(b)	of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c)	the occurrence of any ERISA Event; and

(d)	of any material change in accounting policies or financial reporting practices by the Company or any Subsidiary.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action (if any) the Company has taken and proposes to take with respect thereto. Each notice pursuant to Section 9.3(a) shall describe with particularity any and all provisions of this Agreement and any other Note Document that have been breached.

Section 9.4. Payment of Obligations. Pay and discharge prior to delinquency all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property (other than Permitted Liens); and (c) all Material Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

Section 9.5. Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing (or the local equivalent) under the laws of the jurisdiction of its organization, except (x) in a transaction permitted by Section 10.4 or 10.5 or (y) in the case of good standing (or the local equivalent), to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, if any, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

Section 9.6. Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

Section 9.7. Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Company, (or, in the case of real property, equipment or other personal property leased to others, cause its lessees to maintain) insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons.

Section 9.8. Compliance with Law. Comply in all material respects with the requirements of all Applicable Law (including, without limitation, as applicable, all Healthcare Laws), and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Section 9.9.    Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Company or such Subsidiary, as the case may be.

Section 9.10. Inspection Rights. Permit representatives and independent contractors of any holder of a Note to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, that (i) when no Default exists, only one such inspection shall be done at the expense of the Company per calendar year, and (ii) when a Default exists any holder of a Note (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours, as often as may be desired, with reasonable advance notice to the Company.

Section 9.11. Use of Proceeds. Use the proceeds of the Notes (a) to refinance existing Indebtedness and (b) for general corporate purposes (including (i) working capital and (ii) other permitted Investments) not in contravention of Section 10.8, any law or any other provision of this Agreement or any other Note Document.

Section 9.12. Financial Covenants.

(a)	Maximum Consolidated Total Leverage Ratio. Maintain at all times a
Consolidated Total Leverage Ratio not greater than 0.60 to 1.00. The Company shall comply with the terms of Section 9.20(a) regarding payment of the Total Leverage Fee in the event the Consolidated Total Leverage Ratio exceeds 0.50 to 1.00 at any time.

(b)Minimum Consolidated Fixed Charge Coverage Ratio. Maintain at all time, a Consolidated Fixed Charge Coverage Ratio of not less than 2.00 to 1.00.

(c)	Minimum Consolidated Tangible Net Worth. Maintain at all times a
Consolidated Tangible Net Worth of at least (i) $650,000,000 plus (ii) eighty-five percent (85%) of the net cash proceeds from any equity offering conducted on or after the Closing Date.

(d)Maximum Unencumbered Leverage Ratio. The Company shall not permit the ratio (the “Unencumbered Leverage Ratio”) of (i) Unsecured Indebtedness to (ii) Unencumbered Asset Value to exceed 0.60 to 1.00 at any time.
~~(d)Minimum Consolidated Unencumbered Fixed Asset Coverage Ratio. Maintain a Consolidated Unencumbered Fixed Asset Coverage Ratio at all times of not less than 1.67 to 1.00~~

~~(e)~~Maximum Secured Leverage Ratio. The Company shall not permit the ratio (the “Secured Leverage Ratio”) of (i) Secured Indebtedness of the Company and its Subsidiaries to (ii) Total Asset Value to exceed 0.30 to 1.00 at any time. The Company shall comply with the terms of Section 9.20(b) regarding payment of the Secured
Leverage Fee in the event the Secured Leverage Ratio exceeds 0.15 to 1.00 at any time.

Section 9.13. New Subsidiaries. As soon as practicable but in any event within 10 Business Days following, (i) in the case of clause (a) and (b), (A) the acquisition or creation of any Subsidiary (other than any Excluded Subsidiary) or (B) pursuant to the requirements of the definition of Excluded Subsidiary, any Subsidiary which was an Excluded Subsidiary no longer meeting the requirements of an Excluded Subsidiary and (ii) in the case of clause (c), the Required Holder’s request therefor, cause to be delivered to the holders of the Notes each of the following:

(a)	(i) with respect to any non-Wholly Owned Subsidiary, a Limited Guaranty
Agreement or, if applicable, a Limited Guaranty Joinder Agreement or (ii) with respect to any Wholly Owned Subsidiary, a Subsidiary Guaranty Joinder Agreement, in each case executed and delivered by such Subsidiary;

(b)	current copies of the Organization Documents of such Subsidiary and resolutions of the board of directors, or equivalent governing body, of such Subsidiary, together with such other documents and certificates as the Required Holders or their counsel may reasonably request relating to the organization, existence and good standing (or the local equivalent) of such Subsidiary, the authorization of the transactions contemplated by the Note Documents and any other legal matters relating to such Subsidiary, the Note Documents or the transactions contemplated thereby; and

(c)to the extent requested by the Required Holders, an opinion of counsel to such Subsidiary, addressed to the holders of the Notes, in form and substance reasonably acceptable to the Required Holders.

Section 9.14. Compliance with Agreements. Comply in all respects with each term, condition and provision of all leases, agreements and other instruments entered into in the conduct of its business including, without limitation, any Material Agreement, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 9.15. Further Assurances. At the Company’s cost and expense, upon request of the Required Holders, duly execute and deliver or cause to be duly executed and delivered, to the holders the Notes such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Required Holders to carry out more effectively the provisions and purposes of this Agreement and the other Note Documents.

Section 9.16. Status.

(a)	Maintain the Company’s status as a REIT such that (i) all of the representations and warranties set forth in clauses (a), (b) and (d) of Section 5.20 shall remain true and correct at all times and (ii) all of the representations and warranties set forth in clause (c) of Section 5.20 shall remain true and correct in all material respects.

(b)	Do or cause to be done all things necessary to maintain the listing of the
Company’s Equity Interest on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market System (or any successor thereof).

Section 9.17. Covenant to Secure Notes. If the Company or any Subsidiary shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, to secure the Indebtedness under any Material Credit Facility, the Company will make or cause to be made effective provision whereby the Notes (and any related guarantees) will be secured by such Lien equally and ratably with any and all Indebtedness thereby secured so long as any such Indebtedness shall be so secured.

Section 9.18. Most Favored Lender Status. If the Company or any Subsidiary enters into, assumes or otherwise becomes bound or obligated under any agreement creating, evidencing or governing any Material Credit Facility containing one or more Additional Covenants or Additional Defaults, or amends or otherwise modifies any agreement creating, evidencing or governing such Material Credit Facility to include any Additional Covenants or Additional Defaults, then the terms of this Agreement shall, without any further action on the part of the Company or any of the holders of the Notes, be deemed to be amended automatically to include each Additional Covenant and each Additional Default contained in such agreement. The Company further covenants to promptly execute and deliver at its expense (including the fees and expenses of counsel for the holders of the Notes) an amendment to this Agreement in form and substance satisfactory to the Required Holders evidencing the amendment of this Agreement to include such Additional Covenants and Additional Defaults, provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment as provided for in this Section 9.18, but shall merely be for the convenience of the parties hereto.

Section 9.19. Information Required by Rule 144A. The Company will, upon the request of the holder of any Note, provide such holder, and any qualified institutional buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as the Company is subject to and in compliance with the reporting requirements of section 13 or 15(d) of the Exchange Act. For the purpose of this Section 9.19, the term “qualified institutional buyer” shall have the meaning specified in Rule 144A under the Securities Act.

Section 9.20. Payment of Certain Fees.

(a)	Total Leverage Fee. Subject to Section 9.20(c),

(i)
if and as long as the Consolidated Total Leverage Ratio under Section 9.12(a) is greater than 0.50 to 1.0 but less than or equal to 0.55 to 1.0, the Company shall pay a fee to each holder of the Notes equal to 0.50% (50 bps) per annum (0.125% (12.50 bps) per quarter) of the aggregate principal amount of Notes held by such holder; and

(ii)
if and as long as the Consolidated Total Leverage Ratio under Section 9.12(a) is greater than 0.55 to 1.0, the Company shall pay a fee to each holder of the Notes equal to 1.00% (100 bps) per annum (0.25% (25 bps) per quarter) of the aggregate principal amount of Notes held by such holder.

The fee payable pursuant to this Section 9.20(a) is referred to herein as the “Total Leverage Fee”. The Total Leverage Fee shall be payable with respect to each fiscal quarter during which the Consolidated Total Leverage Ratio at any time exceeded 0.50 to 1.0. Payment of the fee shall be made on the date of delivery of the corresponding financial statements pursuant to Section 9.1(a) or Section 9.1(b) and, in any event, not later than the last date such financial statements are required to be delivered, if not earlier delivered.

(b)	Secured Leverage Fee. Subject to Section 9.20(c),

(i)
if and as long as the Secured Leverage Ratio under Section 9.12(e) is greater than 0.150 to 1.0 but less than or equal to 0.225 to 1.0, the Company shall pay a fee to each holder of the Notes equal to 0.50% (50 bps) per annum (0.125% (12.50 bps) per quarter) of the aggregate principal amount of Notes held by such holder; and

(ii)
if and as long as the Secured Leverage Ratio under Section 9.12(e) is greater than 0.225 to 1.0, the Company shall pay a fee to each holder of the Notes equal to 1.00% (100 bps) per annum (0.25% (25 bps) per quarter) of the aggregate principal amount of Notes held by such holder.

The fee payable pursuant to this Section 9.20(b) is referred to herein as the “Secured Leverage Fee”. The Secured Leverage Fee shall be payable with respect to each fiscal quarter during which the Secured Leverage Ratio at any time exceeded 0.150 to 1.0. Payment shall be made on the date of delivery of the corresponding financial statements pursuant to Section 9.1(a) or Section 9.1(b) and, in any event, not later than the last date such financial statements are required to be delivered, if not earlier delivered.

(c)
Maximum Aggregate Fees. At any time when one or more of the Total Leverage Fee, the Secured Leverage Fee and the “Rating Fee” under the Fee Letter are payable, notwithstanding the requirements of clauses (a) and (b) above or the Fee Letter, the maximum aggregate fees payable pursuant to this Section 9.20 and the Fee Letter shall be an amount equal to 1.50% (150 bps) per annum (0.375% (37.5 bps) per quarter) of the aggregate principal amount of Notes held by each holder.

(d)
Notice of Fee Payments. Concurrently with the payment of any fee contemplated by the requirements of either of clauses (a) or (b) above, the Company shall deliver to each holder of the Notes a written notice from a Responsible Officer (i) describing the fee or fees that are payable and the related calculations, (ii) specifying the fiscal quarter and (iii) confirming the amount of the aggregate fees payable to such holder.

(e)
Effect of Payment of Fees. Payment of the Total Leverage Fee and the Secured Leverage Fee, as applicable, as contemplated by this Section 9.20 shall not excuse or cure any Default or Event of Default arising from the Company’s failure to comply with the terms of Section 9.12. The fees payable pursuant to this Section 9.20 shall be in addition to any increased interest payable at any applicable Default Rate and any other amount due in connection with an Event of Default.

SECTION 10.    NEGATIVE COVENANTS.

So long as any of the Notes are outstanding, the Company shall not, nor shall it permit any Subsidiary to, directly or indirectly, without the consent of the Required Holders:

Section 10.1. Liens. Create, incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:(a) Liens in favor of the holders of the Notes or any collateral agent for such holders;

(b)	Liens with respect to the payment of taxes, assessments or governmental charges in each case that are not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

(c)	Liens of landlords arising by statute and Liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other similar Liens, in each case

(i) imposed by law or arising in such Person’s Ordinary Course of Business, (ii) for amounts not yet due or that are being contested in good faith by appropriate proceedings, and (iii) with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

(d)deposits made in such Person’s Ordinary Course of Business in connection with workers’ compensation or unemployment insurance, or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money) and surety, appeal, customs or performance bonds-entered into in such Person’s Ordinary Course of Business;

(e)	encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property not materially detracting from the value of such real property or not materially interfering with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(f)encumbrances arising under leases or subleases of real property that do not, in the aggregate, materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(g)financing statements with respect to a lessor’s rights in and to personal property leased to such Person in such Person’s Ordinary Course of Business other than through a Capitalized Lease;

(h)judgment Liens in existence for less than 45 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with nationally recognized insurance companies and which do not otherwise result in a Default;

(i)Liens consisting of rights of set-off of a customary nature or bankers’ liens on an amount of deposit, whether arising by contract or operation of law, incurred in such Person’s Ordinary Course of Business so long as such deposits are not intended as collateral for any obligation that constitutes Indebtedness;

(j)	Liens securing Indebtedness permitted under Section 10.3(f); provided that
(i)such Liens shall be created substantially simultaneously with the acquisition, repair, improvement or lease, as applicable, of the related property, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed one hundred percent (100%) of the original price for the purchase, repair improvement or lease amount (as applicable) of such property at the time of purchase, repair, improvement or lease (as applicable);

(k)	Liens in existence on the Closing Date and described on Schedule 10.1,

including Liens incurred in connection with the renewal, refinancing, extension and replacement of Indebtedness pursuant to Section 10.3(e) (solely to the extent that such Liens were in existence on the Closing Date and described on Schedule 10.1); provided that the scope of any such Lien shall not be increased, or otherwise expanded, to cover any additional property or type of asset, as applicable, beyond that in existence on the Closing Date, except for products and proceeds of the foregoing; and

(l)other Liens not otherwise permitted under this Section 10.1 securing Secured
Indebtedness ~~in an aggregate principal amount not to exceed, in the aggregate,~~incurred and outstanding in compliance with Section 9.12(e) hereof; provided that, immediately before and after giving effect to any such Lien and any Indebtedness incurred in connection therewith, ~~fifteen percent (15%) of the Aggregate Total Fixed Asset Value of the Company and its Subsidiaries (excluding amounts properly attributable to Minority Interests); provided that, after giving effect to any such Lien and any Indebtedness incurred in connection therewith,~~no Default or Event of Default shall exist and the Company shall be in compliance, on a Pro Forma Basis, with each other financial covenant contained in Section 9.12 hereof; ~~provided further that, prior to the creation, assumption or suffering to exist of any such Lien and any Indebtedness incurred in connection therewith in an amount in excess of $25,000,000, the Company shall deliver to the each holder of a Note a certification, together with financial and other information in detail reasonably requested by the Required Holders, (A) demonstrating such compliance and (B) certifying that no Default will exist either immediately before or after giving effect to any such Lien and any Indebtedness incurred in connection therewith;~~ provided further that notwithstanding the foregoing, the Company shall not, and shall not permit any of its Subsidiaries to, secure pursuant to this clause (l) or Section 9.12(e) any Material Credit Facility unless and until the Notes (and any guaranty delivered in connection therewith) will concurrently be secured equally and ratably with any and all other obligations thereby secured, such security to be pursuant to documentation in form and substance reasonably satisfactory to the Required Holders, including without limitation, an intercreditor agreement and opinions of counsel to the Company and/or such Subsidiary, as the case may be, from counsel reasonably acceptable to the Required Holders.

Section 10.2. Investments. Make or permit to exist any Investments, except:

(a)	Investments held by the Company or any Subsidiary in the form of cash equivalents, short-term marketable debt securities or, to the extent constituting Investments, ~~Swap~~ Derivatives Contracts otherwise permitted or required by this Agreement;

(b)    Investments of any Credit Party in any other Credit Party (other than a Non- Bickford Limited Guarantor);

(c)	Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(d)	Guarantees permitted by Section 10.3;

(e)	the Holiday Acquisition;

(f)
Investments by the Company or any Subsidiary in any ~~Health Care~~ Healthcare Facilities (including for the avoidance of doubt, Investments in any Excluded Subsidiary that owns or operates Healthcare Facilities as its primary business); provided that, prior to and after giving effect to any such Investment and any

Indebtedness incurred in connection therewith, (i) no Default will exist and (ii) the Company shall be in compliance, on a Pro Forma Basis, with each financial covenant contained in Section 9.12 hereof; ~~provided further that, prior to the consummation of any such Investment involving aggregate consideration with respect thereto in excess of~~
~~$25,000,000, the Company shall deliver to each holder of a Note a certification, together with financial and other information in detail reasonably requested by the Required Holders, (A) certifying that no Default will exist and (B) demonstrating such compliance;~~

(g)	any other Investment not otherwise permitted under this Section 10.2
(including, without limitation, Investments in (i) unimproved land holdings, (ii) mortgages, mezzanine loans and notes receivable, (iii) construction in progress, (iv) Excluded Subsidiaries and Non-Bickford Limited Guarantors, and (v) real property assets that are not medical office buildings, general office buildings, skilled nursing facilities, assisted living facilities, independent living facilities, continuing care retirement communities, mental health facilities, life science facilities, and hospitals) in an aggregate principal amount not to exceed, in the aggregate, after giving effect to any such Investment, ~~twenty~~thirty percent (~~20~~30%) of the ~~Aggregate~~ Total ~~Fixed~~ Asset Value of the Company and its Subsidiaries (excluding amounts properly attributable to Minority Interests); provided that, immediately before and after giving effect to any such Investment and any Indebtedness incurred in connection therewith, ~~the~~no Default or Event of Default shall exist and the Company shall be in compliance, on a Pro Forma Basis, with each financial covenant contained in Section 9.12 hereof; ~~provided further that, prior to the consummation of any such Investment involving aggregate consideration with respect thereto in excess of $25,000,000, the Company shall deliver to each holder of a Note a certification, together with financial and other information in detail reasonably requested by the Required Holders, (A) demonstrating such compliance and~~and
~~(B) certifying that no Default will exist either immediately before or after giving effect to~~
~~the consummation of any such Investment; and~~

(h)	in connection with a tax-deferred exchange under Section 1031 of the
Code involving the sale or disposition of a ~~Health Care~~Healthcare Facility (a “1031 Transaction”), Investments by the Company or any Subsidiary consisting of a loan to a Person acting as an intermediary under Section 1031 of the Code and/or the subsequent Acquisition of the Equity Interests of such Person at the conclusion of a 1031 Transaction.

provided that (i) any Investment in the form of an intercompany loan or advance pursuant to this Section 10.2 in any non-Wholly Owned Subsidiary of the Company shall be evidenced by a promissory note and (ii) for purposes of determining the amount of any Investment outstanding for purposes of this Section 10.2, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired (without adjustment for subsequent increases or decreases in the value of such Investment) less any amount realized in respect of such Investment upon the sale, collection or return of capital (not to exceed the original amount invested).

Section 10.3. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a)	Indebtedness under the Note Documents;

(b)	Guarantees of any Credit Party in respect of Indebtedness otherwise permitted hereunder of any other Credit Party (other than a Limited Guarantor);

(c)	obligations (contingent or otherwise) of the Company or any Subsidiary existing or arising under any ~~Swap~~Derivatives Contract; provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person and not for purposes of speculation or taking a “market view;”

(d)	Indebtedness of any Credit Party (other than a Limited Guarantor) owing to any other Credit Party (which Indebtedness shall be evidenced by a promissory note and subordinated to the Obligations on terms satisfactory to the Required Holders to the extent required by the Required Holders);

(e)	Indebtedness existing on the Closing Date and listed on Schedule 10.3, and the renewal, refinancing, extension and replacement (but not the increase in the aggregate principal amount) thereof;

(f)	Indebtedness incurred in connection with Capitalized Leases and purchase money Indebtedness in an aggregate amount not to exceed $30,000,000 at any time outstanding;

(g)	unsecured intercompany Indebtedness:

(i)    owed by any Credit Party (other than a Non-Bickford Limited Guarantor) to another Credit Party; provided that any Indebtedness owed by any Credit Party (other than a Limited Guarantor) to a Limited Guarantor shall be subordinated to the Obligations in a manner reasonably satisfactory to the Required Holders;

(ii)    owed by any Non-Bickford Limited Guarantor to another Non- Bickford Limited Guarantor;

(iii)	owed by any Credit Party to any non-Wholly Owned

Subsidiary of the Company that is not a Credit Party; provided that such Indebtedness shall be subordinated to the Obligations in a manner reasonably satisfactory to the Required Holders; and

(iv)    owed by any non-Wholly Owned Subsidiary of the Company that is not a Credit Party to any other non-Wholly Owned Subsidiary of the Company that is not a Credit Party;

(h)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business; ~~and~~

(i)	unsecured Indebtedness incurred under the Credit Agreement in an aggregate principal amount not to exceed $1,050,000,000 at any one time outstanding and the renewal, refinancing, extension and replacement (but not the increase in the principal amount) thereof;

(j)	~~(i)~~ other Indebtedness not otherwise permitted pursuant to this Section 10.3;
provided that, immediately before and after giving effect to any such Indebtedness, no Default or Event of Default shall exist and the Company shall be in compliance, on a pro forma basis, with each financial covenant contained in Section 9.12 hereof.
~~9.12 hereof; provided further that, prior to the creation, incurrence, assumption or suffering to exist of any such Indebtedness in excess of $25,000,000, the Company shall deliver to each holder of a Note a certification, together with financial and other information in detail reasonably requested by the Required Holders, (A) demonstrating such compliance and (B) certifying that no Default will exist either immediately before or after giving effect to any such Indebtedness.~~

provided that any Indebtedness pursuant to this Section 10.3 of any non-Wholly Owned Subsidiary of the Company to any Credit Party shall be evidenced by a promissory note.

Section 10.4. Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into, another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) so long as no Default or Event of Default exists or would result therefrom: any Subsidiary may merge with (i) the Company; provided that the Company shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries; provided that (A) when any Wholly Owned Subsidiary is merging with another Subsidiary, the Wholly Owned Subsidiary shall be the continuing or surviving Person, (B) when any Credit Party (other than a Limited Guarantor) is merging with another Subsidiary, a Credit Party (other than a Limited Guarantor) shall be the continuing or surviving Person, (C) when any Limited Guarantor is merging with another Subsidiary, a Credit Party shall be the continuing or surviving Person and (D) any Excluded Subsidiary may merge with any other Excluded Subsidiary or Person that, after such merger, will be an Excluded Subsidiary;

(b)any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to any Credit Party (other than a Limited Guarantor); provided that if the transferor in such a transaction is a Wholly Owned Subsidiary (other than in the case of any Excluded Subsidiary), then the transferee must also be a Wholly Owned Subsidiary; ~~and~~

(c)the Company or any Subsidiary may merge with any Person in order to consummate any Acquisition or other Investment permitted hereby; provided (i) in the case of any merger involving the Company, the Company shall be the surviving Person and (ii) in any other case, a Wholly Owned Subsidiary or an Excluded Subsidiary shall be the surviving Person of such merger.; and

(d)the Company may consummate the Permitted UPREIT Reorganization, provided that, prior to consummation thereof, (a) to the extent required by the holders, this Agreement and each other Note Document shall be amended, and additional Note Documents shall be entered into, to reflect the final structure of such reorganization, pursuant to documentation satisfactory in form and substance to the holders, and (b) each holder shall have the opportunity to review the terms of the contemplated reorganization and shall have obtained all necessary credit approvals for confirming their approval thereof and the documentation changes required in connection therewith.

Section 10.5.    Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a)	Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)	Dispositions of inventory in the ordinary course of business;

(c)Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)Dispositions of property by any Subsidiary to the Company or to a Wholly Owned Subsidiary; provided that if the transferor of such property is a Credit Party, the transferee thereof must be a Credit Party (other than a Limited Guarantor);

(e)	Dispositions permitted by Section 10.4; and

(f)other Dispositions of assets not otherwise permitted by clauses (a) through (e), the result of which, immediately before and after taking such Disposition into account, would not trigger a Default or Event of Default under any financial covenant contained in Section 9.12 hereof; provided, that, ~~prior to the consummation of any Disposition involving aggregate consideration with respect to such Disposition in excess of $25,000,000, the Company shall deliver to each holder of a Note a certification, together with financial and other information in detail reasonably requested by the Required Holders to demonstrate, that no Default or Event of Default (whether under Section 9.12 or otherwise) will exist~~

~~either immediately before or immediately after giving effect thereto; provided further, that~~ any Disposition pursuant to clauses (a), (b), (c) and shall be for fair market value.

Section 10.6. Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Company and its Subsidiaries on the date hereof and other lines of business incidental or reasonably related thereto.

Section 10.7. Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Company, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Company or such Subsidiary as would be obtainable by the Company or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to transactions between or among Credit Parties (other than Limited Guarantors).

Section 10.8. Use of Proceeds; Margin Regulations.

(a)	Use (nor shall the Company permit its or any of its Wholly Owned
Subsidiaries’, directors, officers, employees to use) the proceeds of any Note (i) in payment to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Blocked Person, or in any country that is subject to U.S. Economic Sanctions, or (iii) in any manner that would result in the violation of any Anti-Money Laundering Laws or Anti-Corruption Laws applicable to any party hereto.

(b)	Use the proceeds of any Note, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to
extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

Section 10.9. Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Note Document) that:

(a)limits the ability (i) of any Subsidiary (other than an Excluded Subsidiary) to make Restricted Payments to the Company or any other Credit Party or to otherwise transfer property to any Credit Party (other than (x) restrictions on transfers of property encumbered by Permitted Liens in favor of the holders of the Indebtedness or other obligations secured thereby), and (y) restrictions contained in ~~the~~ any Material Credit ~~Agreement~~ Facility and any other instruments, agreements, documents and writings executed by a loan party ~~(as defined in the Credit Agreement)~~thereto in connection therewith so long as such prohibitions and restrictions are not more restrictive than those set forth in the Credit Agreement in effect on ~~the date hereof)~~ August 8, 2017, or of any Subsidiary (other than an Excluded Subsidiary) to Guarantee the Indebtedness of the

Company pursuant to the Subsidiary Guaranty Agreement or the Limited Guaranty Agreement, as applicable; or

(b)prohibits or otherwise restricts the creation or assumption of any Lien upon the properties or assets of the Company or any Subsidiary (other than an Excluded Subsidiary), whether now owned or hereafter acquired, or requires the grant of any security for such obligation if security is given for some other obligation, except (i) pursuant to this Agreement and the other Note Documents, (ii) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 10.3(f) (provided that any such restriction contained therein relates only to the asset or assets financed thereby),
(ii)customary restrictions contained in the organizational documents of any Excluded Subsidiary, (iv) customary restrictions in connection with any Permitted Lien or any document or instrument governing any Permitted Lien (provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien) and restrictions and requirements contained in ~~the~~any Material Credit ~~Agreement~~Facility and any other instruments, agreements, documents and writings executed by a loan party ~~(as defined~~thereto in ~~the Credit Agreement) in~~ connection with any of the foregoing so long as such restrictions and requirements are not more restrictive than those set forth in the Credit Agreement in effect on ~~the date hereof~~August 8, 2017.

Section 10.10. Dissolution, Etc. Wind up, liquidate or dissolve (voluntarily or involuntarily) or commence or suffer any proceedings seeking any such winding up, liquidation or dissolution, except (a) in connection with a merger or consolidation permitted pursuant to Section 10.4 or (b) that any Excluded Subsidiary may dissolve itself in accordance with Applicable Law.

Section 10.11. Sale and Leaseback Transactions (as Lessee). Enter into any arrangement, directly or indirectly, (as lessee) whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred

Section 10.12. Amendments of Certain Agreements.

(a)	Amend, modify or waive any of its Organization Documents in a manner materially adverse to the holders of the Notes.

(b)    Amend, modify or waive (or permit the modification or amendment of) any of the terms or provisions of the Master Lease that would adversely affect the rights or interests of the holders of the Notes.

Section 10.13. Restricted Payments. Make any Restricted Payment other than (a) Restricted Payments by any Credit Party to another Credit Party (other than Limited Guarantor),
(b) cash dividends necessary to qualify and maintain its qualification as a REIT and (c) so long as no Default or Event of Default exists or will exist after giving effect thereto on the date thereof and on a pro forma basis as if such Restricted Payment occurred on the last day of the most recently ended Four-Quarter Period, other cash dividends and cash distributions the result of which, after taking such Restricted Payment into account, would not trigger a Default under any financial covenant contained in Section 9.12 hereof.

Section 10.14. Accounting Change. Make any material change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Company or any Subsidiary, except to change the fiscal year of a Subsidiary to conform its fiscal year to that of the Company.

Section 10.15. Terrorism Sanctions Regulations. The Company will not and will not permit any Controlled Entity (a) to become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or any Person that is the target of sanctions imposed by the United Nations or by the European Union, or (b) directly or indirectly to have any investment in or engage in any dealing or transaction (including, without limitation, any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder to be in violation of any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any
U.S. Economic Sanctions, or (c) to engage, nor shall any Affiliate of either engage, in any activity that could subject such Person or any holder to sanctions under CISADA or any similar law or regulation with respect to Iran or any other country that is subject to U.S. Economic Sanctions.

SECTION 11.    EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)	the Company defaults in the payment of any principal or Make-Whole
Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b)	the Company defaults in the payment of (i) any interest on any Note or (ii)
any fee payable under Section 9.20 or the Fee Letter, in any case, for more than five days after the same becomes due and payable; or

(c)	the Company shall fail to observe or perform any covenant or agreement contained in (i) Section 9.1 or 9.2, and such failure shall continue for a period of five (5) days from its occurrence or (ii) Section 9.3(a) or (b), 9.5, 9.11, 9.12, 9.13, 9.15, 9.16 or
Section 10.

(d)	any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Note Document (other than those referred to in subsections (a) and (b) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of thirty (30) days from its occurrence.

(e)	any financial statement or certificate furnished to any holder of a Note in connection with, or any representation or warranty made by or on behalf of the Company or any Subsidiary under this Agreement or any other Note Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(f)	the Company or any Subsidiary (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of or premium or interest on any Indebtedness (other than the Notes) of any one or more of the Company or any of its Subsidiaries in an aggregate principal amount exceeding $10,000,000 (whether singly or in the aggregate, “Material Indebtedness”) that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing such Material Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Material Indebtedness (or, with respect to any ~~Swap~~Derivatives Contract, any ~~Swap~~Derivatives Termination Value in excess of $10,000,000) and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Material Indebtedness; or any such Material Indebtedness shall be declared to be due and payable; or required to be prepaid or redeemed (other than by a regularly scheduled required payment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Material Indebtedness shall be required to be made, in each case prior to the stated maturity thereof.

(g)	one or more judgments or orders for the payment of money in excess of
$10,000,000 in the aggregate (net of independent third-party insurance as to which the insurance carrier has been notified of the claim and does not dispute the coverage of such payment) shall be rendered against the Company or any Subsidiary, and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order or (ii) there shall be a period of ten (10) consecutive days during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

(h)	the Company or any Subsidiary shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Company or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing.

(i)	an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Subsidiary or any such Person’s debts, or any substantial part of any such Person’s assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Company or any Subsidiary or for a substantial part of any such Person’s assets, and in any such case, such proceeding or petition shall remain undismissed for a period of sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered.

(j)	the Company or any Subsidiary shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due.

(k)	any Change of Control shall occur or exist.

(l)	(i) any Material Agreement shall cease to be in full force and effect for any reason, (ii) any of the material rights of the Company or any of its Subsidiaries under any Material Agreement shall be terminated or suspended, (iii) the Company or any of its Subsidiaries shall receive notice under any Material Agreement of the occurrence of an event which, if not cured, could permit the termination of any Material Agreement, and such event is not cured and/or waived by the date specified in such notice as a deadline for such cure (as the same may be extended by the Person giving such notice), or, if the notice does not contain a deadline, within forty-five (45) days from the date of such notice (or such later date as may be specified by the Person giving such notice), (iv) any proceeding or action shall otherwise be taken or commenced to renounce, terminate or suspend any of the material rights of the Company or any of its Subsidiaries under any Material Agreement, or (v) any lease or leases under the Master Lease that accounted for 10% or more of gross revenues of the Company in the Four-Quarter Period most recently ended are terminated, expire or are otherwise no longer in effect.

(m)	any provision of any Note Document shall for any reason cease to be valid and binding on, or enforceable against, any Credit Party, or any Credit Party shall so state in writing or seek to terminate its obligations thereunder.

(n)	(i) an ERISA Event occurs with respect to a Pension Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan or the PBGC in an aggregate amount in excess of
$10,000,000, or (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $10,000,000.

SECTION 12.    REMEDIES ON DEFAULT, ETC.

Section 12.1. Acceleration. (a) If an Event of Default with respect to the Company described in Section 11(h) or (i) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b)	If any other Event of Default has occurred and is continuing, any holder or holders of more than 51% in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c)	If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 12.2. Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, Guaranty Agreement, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 12.3. Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the holders of not less than 51% in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4. No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement, any Guaranty Agreement or any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

SECTION 13.    REGISTRATION; EXCHANGE; SUBSTITUTION OF
NOTES.

Section 13.1. Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person(s) in whose name any Note(s) shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 13.2. Transfer and Exchange of Notes. Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Schedule 1(a) or Schedule 1(b), as applicable. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

Section 13.3. Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a)	in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least
$100,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)	in the case of mutilation, upon surrender and cancellation thereof,

within ten Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

SECTION 14.    PAYMENTS ON
NOTES.

Section 14.1. Place of Payment. Subject to Section 14.2, payments of principal, Make- Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of JPMorgan Chase Bank, N.A. in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 14.2. Home Office Payment. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make- Whole Amount, if any, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser’s name in Schedule B, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section
14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

SECTION 15.    EXPENSES, INDEMNITY, ETC.

Section 15.1. Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, any Guaranty Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, any Guaranty Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, any Guaranty Agreement or the Notes, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and any Guaranty Agreement and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO provided, that such costs and expenses under this clause (c) shall not exceed $3,500. The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes) and (ii) any and all wire transfer fees that any bank deducts from any payment under such Note to such holder or otherwise charges to a holder of a Note with respect to a payment under such Note.

Section 15.2. Indemnification. The Company shall indemnify the holders of the Notes and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Company or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Note Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby,
(ii) any Note or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the

Company or any of its Subsidiaries, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company, any other Credit Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim, investigation, litigation or other proceeding (whether or not the holders of the Notes are party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Notes, this Agreement, any other Note Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or result from a claim brought by the Company, any other Credit Party or any Subsidiary thereof against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Note Document, if the Company, such Credit Party or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

Section 15.3. Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, any Guaranty Agreement or the Notes, and the termination of this Agreement.

SECTION 16.    SURVIVAL    OF    REPRESENTATIONS    AND    WARRANTIES;    ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by the Company or any subsequent holder of a Note, as applicable, regardless of any investigation made at any time by or on behalf of such Person. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement, the Notes and each Guaranty Agreement embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 17.    AMENDMENT AND
WAIVER.

Section 17.1. Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), only with the written consent of the Company and the Required Holders, except that:

(a)	no amendment or waiver of any of Sections 1, 2, 3, 4, 5, 6, 7 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing;

(b)	no amendment or waiver may, without the written consent of each Purchaser and the holder of each Note at the time outstanding, (i) subject to Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of (x) interest on the Notes or
(y) the Make-Whole Amount, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver, or (iii) amend any of Sections 8 (except as set forth in the second sentence of Section 8.2 and Section 17.1(c)), 9.20(a), (b) or (c), 11(a), 11(b), 12, 17 or 20; and

(c) Section 8.5 may be amended or waived to permit offers to purchase made by the Company or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions only with the written consent of the Company and the Super-Majority Holders.

Section 17.2. Solicitation of Holders of Notes. (a) Solicitation. The Company will provide each holder of a Note with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes or any Guaranty Agreement. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 17 or any Guaranty Agreement to each holder of a Note promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b)	Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of a Note as consideration for or as an inducement to the entering into by such holder of any waiver or amendment of any of the terms and provisions hereof or of any Guaranty Agreement or any Note unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of a Note even if such holder did not consent to such waiver or amendment.

(c)	Consent in Contemplation of Transfer. Any consent given pursuant to this Section
17 or any Guaranty Agreement by a holder of a Note that has transferred or has agreed to transfer its Note to the Company, any Subsidiary or any Affiliate of the Company (either pursuant to a waiver under Section 17.1(c) or subsequent to Section 8.5 having been amended pursuant to Section 17.1(c)) in connection with such consent shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.

Section 17.3. Binding Effect, etc. Any amendment or waiver consented to as provided in this Section 17 or any Guaranty Agreement applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and any holder of a Note and no delay in exercising any rights hereunder or under any Note or Guaranty Agreement shall operate as a waiver of any rights of any holder of such Note.

Section 17.4. Notes Held by Company, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, any Guaranty Agreement or the Notes, or have directed the taking of any action provided herein or in any Guaranty Agreement or the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

SECTION 18. NOTICES.

Except to the extent otherwise provided in Section 9, all notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by an internationally recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i)	if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule B, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(ii)	if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii)	if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Roger Hopkins, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

SECTION 19.    REPRODUCTION OF
DOCUMENTS.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 20.    CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 9.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes and such parties are bound by an obligation of confidentiality with respect to the Confidential Information), (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (v) any Person from which it offers to purchase any Security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, ~~or~~ (viii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Notes or (ix) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes, this Agreement or any Guaranty Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying this Section 20.

In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between such Purchaser or such holder and the Company, this Section 20 shall supersede any such other confidentiality undertaking.

SECTION 21.    SUBSTITUTION OF
PURCHASER.

Each Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or any one of such other Purchaser’s Affiliates (a “Substitute Purchaser”) as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser. In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder and such Substitute Purchaser thereafter transfers to such original Purchaser all of the Notes then held by such Substitute Purchaser, upon receipt by the Company of notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

SECTION    22. MISCELLANEOUS.

Section 22.1. Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

Section 22.2. Accounting Terms. (a) Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for such changes approved by the Required Holders in writing) with the Audited Financial Statements. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Note Document, and either the Company or the Required
Holders shall so request, the Required Holders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Holders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the holders of the Notes financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(b) For purposes of determining compliance with this Agreement (including, without limitation, Section 9, Section 10 and the definition of “Indebtedness”), any election by the Company to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

Section 22.3. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.4. Construction, etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Section 22.5. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 22.6. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 22.7. Jurisdiction and Process; Waiver of Jury Trial. (a) The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)	The Company consents to process being served by or on behalf of any holder of
Notes in any suit, action or proceeding of the nature referred to in Section 22.7(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(c)	Nothing in this Section 22.7 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(d)	THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR
WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

Section 22.8. Rules of Interpretation. (a) Unless the context requires otherwise or such term is otherwise defined herein, each term defined in Articles 1, 8 or 9 of the UCC shall have the meaning given therein.

(b)	The headings, subheadings and table of contents used herein or in any other Note
Document are solely for convenience of reference and shall not constitute a part of any such document or affect the meaning, construction or effect of any provision thereof.

(c)	Except as otherwise expressly provided, references in any Note Document to articles, sections, paragraphs, clauses, annexes, appendices, exhibits and schedules are references to articles, sections, paragraphs, clauses, annexes, appendices, exhibits and schedules in or to such Note Document.

(d)	All definitions set forth herein or in any other Note Document shall apply to the singular as well as the plural form of such defined term, and all references to the masculine gender shall include reference to the feminine or neuter gender, and vice versa, as the context may require.

(e)	When used herein or in any other Note Document, words such as “hereunder”,
“hereto”, “hereof” and “herein” and other words of like import shall, unless the context clearly indicates to the contrary, refer to the whole of the applicable document and not to any particular article, section, subsection, paragraph or clause thereof.

(f)	References to “including” means including without limiting the generality of any description preceding such term, and such term shall not limit a general statement to matters similar to those specifically mentioned.

(g)	Whenever interest rates or fees are established in whole or in part by reference to a numerical percentage expressed as “ %”, such arithmetic expression shall be interpreted in accordance with the convention that 1% = 100 basis points.

(h)	Each of the parties to the Note Documents and their counsel have reviewed and revised, or requested (or had the opportunity to request) revisions to, the Note Documents, and any rule of construction that ambiguities are to be resolved against the drafting party shall be inapplicable in the construing and interpretation of the Note Documents and all exhibits, schedules and appendices thereto.

(i)	Any definition of or reference to any agreement, instrument or other document
(including any organizational document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Note Document).

(j)	Any financial ratios required to be maintained by the Company pursuant to this
Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 22.9. Accounting for Derivatives. In making any computation or determining any amount pursuant to Section 9.12 by reference to any item appearing on the balance sheet or other financial statement of Company and its Subsidiaries, all adjustments to such computation or amount resulting from the application of FASB ASC Topic 815 shall be disregarded; provided that any realized gain or loss shall be included in such computations.

Section 22.10. Transaction References. The Company agrees that Prudential Capital Group may, with the prior written consent of the Company (not to be unreasonably withheld or delayed), (a) refer to its role in originating the purchase of the Notes from the Company, as well as the identity of the Company and the aggregate principal amount and issue date of the Notes, on its internet site or in marketing materials, press releases, published “tombstone” announcements or any other print or electronic medium and (b) display the Company’s corporate logo in conjunction with any such reference

*    *    *    *    *

If you are in agreement with the foregoing, please sign the form of agreement on a counterpat1 of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

NATIONAL HEALTH INVESTORS, INC.

By:     Name:
Title:

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[Signature Page to Note Purchase Agreement]

This Agreement is hereby accepted and agreed to as of the date hereof.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:

FARMERS INSURANCE EXCHANGE

By:    Prudential Private Placement Investors,
L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc. (as its General Partner)

By:

MID CENTURY INSURANCE COMPANY

By:    Prudential Private Placement Investors,
L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc. (as its General Partner)

By:

[Signature Page to Note Purchase Agreement]

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FARMERS NEW WORLD LIFE INSURANCE COMPANY

By:    Prudential Private Placement Investors,
L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc. (as its General Partner)

By:

PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION

By:    Prudential Investment Management, Inc., as Investment Manager

By:

PICA HARTFORD LIFE & ANNUITY COMFORT TRUST

By:	The Prudential Insurance Company of America, as Grantor

By:
Name:
Title:

PRUCO LIFE INSURANCE COMPANY

By:

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[Signature Page to Note Purchase Agreement]

THE PRUDENTIAL LIFE INSURANCE COMPANY, LTD.

By:	Prudential Investment Management (Japan), Inc., as Investment Manager

By:	Prudential Investment Management, Inc., as Sub-Adviser

By:

PRUDENTIAL RETIREMENT GUARANTEED COST BUSINESS TRUST

By:	Prudential Investment Management, Inc., as investment manager

By:

THE INDEPENDENT ORDER OF FORESTERS

By:    Prudential Private Placement Investors,
L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc. as its General Partner)

By:

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[Signature Page to Note Purchase Agreement]

THE GIBRALTAR LIFE INSURANCE CO., LTD.

By :	Prudential Investment Management Japan Co., Ltd., as Investment Manager

By:	Prudential Investment Management, Inc., as Sub-Adviser

By:

[Signature Page to Note Purchase Agreement]

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SCHEDULE A
(to Note Purchase Agreement)

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Acquisition” means any acquisition (whether in a single transaction or series of related transactions) of (a) all or substantially all of the assets of any Person, or any material assets or material line of business (including any real property and related assets) (with “materiality” being determined by having a fair market value in excess of $10,000,000), whether through purchase, merger or otherwise; or (b) Equity Interests or Voting Power of a non-Subsidiary if, as a result of such transaction or transactions, such non-Subsidiary becomes a Subsidiary.

“Additional Covenant” means any affirmative or negative covenant or similar restriction applicable to the Company or any Subsidiary (regardless of whether such provision is labeled or otherwise characterized as a covenant) the subject matter of which either (i) is similar to that of any covenant in Sections 9 or 10 of this Agreement, or related definitions in paragraph 10 of this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive than those set forth herein or more beneficial to the holder or holders of the Indebtedness created or evidenced by the document in which such covenant or similar restriction is contained (and such covenant or similar restriction shall be deemed an Additional Covenant only to the extent that it is more restrictive or more beneficial) or (ii) is different from the subject matter of any covenant in Section 9 or 10 of this Agreement, or related definitions in Schedule A of this Agreement.

“Additional Default” means any provision contained in any document or instrument creating or evidencing Indebtedness of the Company or any Subsidiary which permits the holder or holders of Indebtedness to accelerate (with the passage of time or giving of notice or both) the maturity thereof or otherwise requires the Company or any Subsidiary to purchase such Indebtedness prior to the stated maturity thereof and which either (i) is similar to any Default or Event of Default contained in Section 11 of this Agreement, or related definitions in Schedule A of this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive or has a shorter grace period than those set forth herein or is more beneficial to the holders of such other Indebtedness (and such provision shall be deemed an Additional Default only to the extent that it is more restrictive, has a shorter grace period or is more beneficial) or
(ii)is different from the subject matter of any Default or Event of Default contained in Section 11 of this Agreement, or related definitions in Schedule A of this Agreement.

“Affected Controlled Property” has the meaning given that term in the definition of “Controlled Property”.

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and, with respect to the Company, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any Person of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

~~“Aggregate Total Fixed Asset Value” means, as of any date of determination for the Company and its Subsidiaries calculated on a consolidated basis, without duplication, (a) the aggregate Total Lease Property Net Operating Income for all Lease Property owned by the Company and its Subsidiaries (but excluding all amounts properly attributable to Minority Interests) for the Four-Quarter Period ending on or immediately prior to such date of determination divided by (b) the applicable Capitalization Rate for such Lease Property.~~
~~“Aggregate Unencumbered Fixed Asset Value” means, as of any date of determination, without duplication, the sum of (a) the aggregate Unencumbered Fixed Asset Values of all Unencumbered Lease Properties owned by any Credit Party (other than a Limited Guarantor) as of such date of determination plus (b) the aggregate Joint Venture Unencumbered Fixed Asset Values of all Unencumbered Lease Properties owned by any Credit Party that is a non-Wholly Owned Subsidiary of the Company as of such date of determination minus (c) the aggregate value of the Resident Mortgage Liens as of such date of determination.~~
“Agreement” means this Agreement, including all Schedules attached to this Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.

“AIG Purchase Agreement” means that certain Note Purchase Agreement, dated as of November 3, 2015, among the Company and the purchasers of Notes named therein, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws” is defined in Section 5.27(d)(1).

“Anti-Money Laundering Laws” is defined in Section 5.27(c).

“Applicable Law” means, collectively, all applicable international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 2013, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto.

“Bickford Opco” means Bickford Master II, LLC, a Delaware limited liability company.

“Bickford Propco” means NHI-Bickford RE, LLC, a Delaware limited liability company.

“Bickford Limited Guarantors” means, collectively, Bickford Opco, Bickford Propco and their respective Subsidiaries that, in each case, are Limited Guarantors.

“Blocked Person” is defined in Section 5.27(a).

“Business Day” means (a) for the purposes of Section 8.6 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York or Charlotte, North Carolina are required or authorized to be closed.

“Capitalization Rate” means (a) 10% for ~~properties and facilities other than those acquired in the Holiday Acquisition or the Senior Living Acquisition, (i) 10% for skilled nursing facilities,~~hospitals, (b) 10% for Government Reimbursed Properties and (c) 8% for Non- Government Reimbursed Properties.
~~(ii) 11% for hospitals and (iii) 8.25% for all properties other than skilled nursing facilities and hospitals and (b) 6.50% for properties and facilities acquired in the Holiday Acquisition or the Senior Living Acquisition.~~

“Capitalized Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligations” means obligations under a lease (or other arrangement conveying the right to use property) to pay rent or other amounts that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet of the applicable Person prepared in accordance with GAAP as of the applicable date.

“Cash Equivalents” means: (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organisation for Economic Co-operation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short-term commercial paper rating of at least A-2 or the equivalent by S&P or at least P-2 or the equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one year from the date acquired; and (e) investments in money market funds registered under the Investment Company Act of 1940 which have net assets of at least $500,000,000 and at least 85% of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.

“Change of Control” means any event or series of events by which an event or series of events by which (a) any Person or group of Persons acting in concert or other group shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become, after the date of this Agreement, the “beneficial owner” (within the meaning of such term under Rule 13d-3 under the Exchange Act) of Equity Interests of the Company representing Voting Power having the right to elect at least 35% of the members of the Governing Body of the Company; or (b) the Governing Body of the Company shall cease to consist of a majority of the individuals who constituted the Governing Body of the Company as of the date of this Agreement or who shall have become a member thereof subsequent to the date of this Agreement after having been nominated, or otherwise approved in writing, by at least a majority of individuals who constitute the Governing Body of the Company as of the date of this Agreement.

~~Act.~~

“CISADA” means the Comprehensive Iran Sanctions, Accountability and Divestment Act.

“Closing” is defined in Section 3.

“Closing Date” means January 13, 2015.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Company” means National Health Investors, Inc., a Maryland corporation or any successor that becomes such in the manner prescribed in Section 10.4.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B or such other form as may be acceptable to the Required Holders.

“Confidential Information” is defined in Section 20.

“Consolidated EBITDA” means, for any given period ~~of determination for~~, the EBITDA of the Company and its Subsidiaries ~~(other than any Excluded Subsidiaries) calculated~~determined on a consolidated basis~~, the sum of the following, without duplication, in accordance with GAAP: (a) Consolidated Net Income for such period plus (b) the sum of the following, without duplication, to the extent deducted in determining Consolidated Net Income for such period: (i) Consolidated Interest Expense for such period, (ii) income and franchise taxes accrued during such period, (iii) amortization, depreciation and other non-cash charges for such period (except to the extent that such non-cash charges are reserved for cash charges to be taken in any future period), (iv) extraordinary~~

~~losses during such period (excluding losses from discontinued operations), (v) net losses from discontinued operations during such period and (vi) any non-recurring charges in connection with any Acquisition or Investment in an aggregate amount not to exceed $5,000,000 for such period less (c) the sum of the following, without duplication, to the extent added in determining Consolidated Net Income for such period (i) interest income on cash and cash equivalents during such period, (ii) any extraordinary gains during such period and (iii) net earnings from discontinued operations during such period. For the avoidance of doubt, Consolidated EBITDA shall exclude all amounts attributable to (x) Minority Interests and (y) Excluded Subsidiaries. For purposes of this Agreement, Consolidated EBITDA shall be adjusted on a Pro Forma Basis.~~ for such period.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA ~~as of~~ for the Four-Quarter Period ending on or immediately prior to such date of determination to (b) Consolidated Fixed Charges as of such date of determination.

“Consolidated Fixed Charges” means, as of any date of determination for the Company and its Subsidiaries calculated on a consolidated basis, the sum of (a) Consolidated Interest Expense for the Four-Quarter Period ending on or immediately prior to such date, plus (b) scheduled principal payments of Indebtedness for such Four-Quarter Period (excluding any “balloon” payment or final payment at maturity), plus (c) cash dividends and distributions on preferred stock, if any, for such Four-Quarter Period, in each case, as determined in accordance with GAAP.

~~“Consolidated Funded Debt” means, as of any date of determination for the Company and its Subsidiaries calculated on a consolidated basis, without duplication, (a) all of the Indebtedness, which is Indebtedness (i) for borrowed money or evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, or (ii) in respect of any Capitalized Lease or the deferred purchase price of property, whether or not interest-bearing and whether or not, in accordance with GAAP, classified as a current liability or long-term Indebtedness at such date, and whether secured or unsecured, excluding, however, to the extent constituting Indebtedness, accounts payable, accrued expenses and similar current liabilities incurred in the Ordinary Course of Business.~~
“Consolidated Interest Expense” means, for any period of determination for the Company and its Subsidiaries ~~(excluding any Excluded Subsidiaries)~~ calculated on a consolidated basis, without duplication, an amount equal to the sum of the following: (a) all interest expense in respect of Indebtedness of the Company and its Subsidiaries deducted in determining Consolidated Net Income for such period, together with all interest capitalized or deferred during such period and not deducted in determining Consolidated Net Income for such period, plus (b) all debt discount and expense amortized or required to be amortized in determination of Consolidated Net Income for such period. For the avoidance of doubt, Consolidated Interest Expense shall exclude all amounts attributable to ~~(x)~~ Minority Interests ~~and~~
. For purposes of this Agreement, Consolidated Interest Expense shall ~~(y) Excluded Subsidiaries~~.
~~For purposes of this Agreement, Consolidated Interest Expense shall~~ be adjusted on a Pro Forma Basis.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Company and its Subsidiaries for such period, calculated on a consolidated basis, without duplication, in accordance with GAAP; provided that in calculating Consolidated Net Income of the Company and its Subsidiaries for any period, there shall be excluded (a) any gains or losses on the sale or other disposition of investments or fixed or capital assets, and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses, (b) the proceeds of any life insurance policy, (c) net earnings and losses of any Subsidiary accrued prior to the date it became a Subsidiary, (d) net earnings and losses of any corporation, substantially all the assets of which have been acquired in any manner, realized by such other corporation prior to the date of such acquisition, (e) net earnings and losses of any corporation with which the Company or a Subsidiary shall have consolidated or which shall have merged into or with the Company or a Subsidiary realized by such other corporation prior to the date of such consolidation or merger, (f) net earnings of any business entity in which the Company or any Subsidiary has an ownership interest unless such net earnings shall have actually been received by the Company or such Subsidiary in the form of distributions in cash, certificates of deposit, cash equivalents, bankers’ acceptance or marketable securities, (g) earnings resulting from any reappraisal, revaluation or write-up of assets, (h) any deferred or other credit representing any excess of the equity in any Subsidiary at the date of acquisition thereof over the amount invested in such Subsidiary and (i) any gain arising from the acquisition of any securities of the Company or any Subsidiary.

~~“Consolidated Performing Mortgage Note Receivables” means, as of any date of determination for the Credit Parties (other than with respect to the Limited Guarantors) calculated on a consolidated basis, without duplication, receivables due on any promissory notes payable to the Credit Parties (other than the Limited Guarantors) that meet each of the following conditions: (a) such receivables are due from Persons that are not Affiliates of any Credit Party; (b) such promissory notes are secured by real property and related personal property in favor of any Credit Party (other than a Limited Guarantor); (c) such receivables are not subject to any Lien; and (d) such receivables are not due from a Non-Performing Note. “Non-Performing Note” means, collectively, any promissory note payable to any Credit Party (other than a Limited Guarantor) with respect to which (a) the payment terms have been subject to modification and (b) has been overdue for a period of ninety (90) days after the effective date of such modification.~~
“Consolidated Tangible Net Worth” means, as of any date of determination for the Company and its Subsidiaries calculated on a consolidated basis, without duplication, after eliminating all amounts properly attributable to Minority Interests, if any, in the stock and surplus of Subsidiaries, (a) the total assets of the Company and its Subsidiaries that would be reflected on the Company’s consolidated balance sheet as of such date prepared in accordance with GAAP, minus (b) the sum of (i) the total liabilities of the Company and its Subsidiaries that would be reflected on the Company’s consolidated balance sheet as of such date prepared in accordance with GAAP, and (ii) the net book value of all assets of the Company and its Subsidiaries that would be classified as intangible assets on a consolidated balance sheet of the Company and its Subsidiaries as of such date prepared in accordance with GAAP.

~~“Consolidated Total Debt” means, as of any date of determination for the Credit Parties calculated on a consolidated basis, without duplication, all Indebtedness of the Credit Parties that would be reflected on a consolidated balance sheet of the Credit Parties prepared in accordance with GAAP as of such date.~~
“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) ~~Consolidated Funded Debt~~Total Indebtedness as of such date of determination to (b) ~~Aggregate~~ Total ~~Fixed~~ Asset Value as of such date of determination.

“Consolidated Unencumbered Fixed Asset Coverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (i) Aggregate Unencumbered Fixed Asset Value as of such date of determination and (ii) the aggregate amount of all Consolidated Performing Mortgage Note Receivables as of such date of determination (not to exceed $40 million as of any date of determination) to (b) the aggregate amount of unsecured Consolidated Total Debt as of such date of determination.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Entity” means (i) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (ii) if the Company has a parent company, such parent company and its Controlled Affiliates. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Controlled Property” means a Property that satisfies clauses (a) and (c) through (g) of the definition of Eligible Property and is owned in fee simple (or leased under a Ground Lease) by a Subsidiary that is not a Wholly Owned Subsidiary of the Company and with respect to which the Company or such Subsidiary has the right to take the following actions without the need to obtain the consent of any Person (other than (i) the Required Holders if required pursuant to the Note Documents or (ii) the holder of any minority interest in such Subsidiary pursuant to reasonable and customary restrictions on transfer, mortgage liens or pledges arising under any documents governing such Subsidiary and existing at the time of formation or acquisition of such Subsidiary): (A) to create Liens on such Property as security for Indebtedness of the Company or such Subsidiary, as applicable and (B) to sell, convey, transfer or otherwise dispose of such Property.

Any Controlled Property subject to minority interest holder rights of the type described in clause
(ii) above shall be an “Affected Controlled Property”.

“Credit    Agreement”    means that certain ~~Third    Amended    and    Restated~~    Credit Agreement, dated as of ~~March 27, 2014,~~August 3, 2017 by and among the Company, each lender from time to time party thereto and Wells Fargo Bank, National Association, as

Administrative Agent, Bank of America, N.A. and JPMorgan Chase Bank, N.A., as Co-Syndication Agents, and Bank of Montreal, Capital One, National Association, Goldman Sachs Bank USA, Key Bank, National Association and Royal Bank of Canada, as Co-Documentation Agents, as amended, restated, supplemented or otherwise modified from time to time.

“Credit Parties” means the Company, the Subsidiary Guarantors and the Limited Guarantors, collectively.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means that rate of interest that is the greater of (i) 2.00% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes or (ii) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. in New York, New York as its “base” or “prime” rate.

“Derivatives Contract” means (a) any transaction (including any master agreement, confirmation or other agreement with respect to any such transaction) now existing or hereafter entered into by the Company, any of its Subsidiaries or any Unconsolidated Affiliate (i) which is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell- back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (ii) which is a type of transaction that is similar to any transaction referred to in clause (i) above that is currently, or in the future becomes, recurrently entered into in the financial markets (including terms and conditions incorporated by reference in such agreement) and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made, (b) any combination of these transactions and (c) a “swap agreement” as defined in Section 101 of the Bankruptcy Code of 1978.

“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement or provision relating thereto, (a) for any date on or after the date such Derivatives Contracts have been terminated or closed out, the termination amount or value determined in accordance therewith, and (b) for any date prior to the date such Derivatives Contracts have been terminated or closed out, the then-current mark-to-market value for such Derivatives Contracts, determined based upon one or more mid-market quotations or estimates provided by any recognized dealer in Derivatives Contracts (which may include the Administrative Agent, any Lender, any Specified Derivatives Provider, as such terms are defined in the Credit Agreement, or any Affiliate of any of them).

“Development Property” means a Property currently under construction or development

(other than a Property under renovation) on which the improvements related to the construction or development have not been completed such that occupancy is not viable. The term “Development Property” shall include real property of the type described in the immediately preceding sentence that satisfies both of the following conditions: (i) it is to be (but has not yet been) acquired by the Company, any Subsidiary or any Unconsolidated Affiliate upon completion of construction pursuant to a contract in which the seller of such real property is required to develop or renovate prior to, and as a condition precedent to, such acquisition and (ii) a third party is developing such property using the proceeds of a loan that is Guaranteed by, or is otherwise recourse to, the Company, any Subsidiary or any Unconsolidated Affiliate.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“EBITDA” means, with respect to a Person for any period and without duplication: (a) net income (loss) of such Person for such period determined on a consolidated basis excluding the following (but only to the extent included in determining net income (loss) for such period): (i) depreciation and amortization; (ii) interest expense; (iii) income and franchise tax expense; (iv) extraordinary or nonrecurring items, including without limitation, gains and losses from the sale of operating Properties and any non-recurring charges in connection with any acquisition or Investment in an aggregate amount not to exceed $5,000,000 for such period; and (v) equity in net income (loss) of its Unconsolidated Affiliates; plus (b) such Person’s Ownership Share of EBITDA of its Unconsolidated Affiliates. For purposes of this definition, nonrecurring items shall be deemed to include (x) gains and losses on early extinguishment of Indebtedness, (y) non-cash severance and other non-cash restructuring charges and (z) transaction costs of acquisitions not permitted to be capitalized pursuant to GAAP.

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval System or any successor SEC electronic filing system for such purposes.

“Eligible Property” means a Property which satisfies all of the following requirements: (a) such Property is a Healthcare Facility located in a State of the United States or in the District of Columbia, in the United Kingdom, in Australia or in Canada; (b) such Property is owned in fee simple, or is leased pursuant to a Ground Lease, by the Company or a Wholly Owned Subsidiary of the Company or is a Controlled Property; provided that (i) if such Property is leased by the Company or a Wholly Owned Subsidiary of the Company pursuant to a Ground Lease, (ii) the lessor’s interest in such Property is subject to a mortgage and (iii) such Ground Lease is subordinate to such mortgage, then the mortgagee shall have executed a customary non-disturbance agreement with respect to the rights of the Company or such Subsidiary under the Ground Lease; (c) neither such Property, nor any interest of the Company, any Subsidiary or any Unconsolidated Affiliate therein (and if such Property is owned by a Subsidiary or Unconsolidated Affiliate, none of the Company’s direct or indirect ownership interests in such Subsidiary or Unconsolidated Affiliate) is subject to any Lien other than Permitted Liens or subject to any Negative Pledge; (d) such Property is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters individually or collectively which are not material to the profitable operation of such Property or which after the application of any available insurance proceeds are not material to the profitable operation of such Property; (e) such Property is leased to a tenant that is not an Affiliate of the Company, and such tenant is not delinquent sixty (60) days or more in rent payments; (f) such Property either is occupied or is available to be occupied; and (g) the operator with respect to such Property is not an Affiliate of the Company and has all necessary material qualifications from any applicable Governmental Authority to the extent required pursuant to the applicable Facility Lease with respect to such Property.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company, any other Credit Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

~~“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.~~
“Equity Interests” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan of the Company or any ERISA Affiliate; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“Excluded Subsidiaries” means, collectively, (a) any Subsidiary from time to time formed or acquired by the Company or any Subsidiary that is designated by the Company by written notice to the holders of the Notes as an Excluded Subsidiary within five (5) days following such formation or acquisition, and (b) any Subsidiary that is designated as an Excluded Subsidiary by written notice to the holders of the Notes and released from the requirement to Guarantee the Obligations pursuant to Section 7 of this Agreement; provided, that (i) in no event shall the portion of the ~~Aggregate~~ Total ~~Fixed~~ Asset Value attributable to any Excluded Subsidiary at any time equal or exceed 15% of the ~~Aggregate~~ Total ~~Fixed~~ Asset Value of the Company and its Subsidiaries (in each case, excluding all amounts properly attributable to Minority Interests), calculated as of the end of the most recent fiscal period end for which financial statements are available, (ii) in no event shall the portion of the ~~Aggregate~~ Total ~~Fixed~~ Asset Value attributable to all Excluded Subsidiaries, in the aggregate, at any time equal or exceed 20% of the ~~Aggregate~~ Total ~~Fixed~~ Asset Value of the Company and its Subsidiaries (in each case, excluding all amounts properly attributable to Minority Interests), calculated as of the end of the most recent fiscal period end for which financial statements are available, (iii) in no event shall any Excluded Subsidiary provide a Guarantee of any Indebtedness of the Company or any other Subsidiary of the Company (other than an Excluded Subsidiary) nor shall the Company or any Subsidiary (other than an Excluded Subsidiary) provide any Guarantee of the Indebtedness of an Excluded Subsidiary, (other than Permitted Fannie Mae Guarantees), (iv) the Company may from time to time remove any Subsidiary from the definition of “Excluded Subsidiary” by delivery of written notice of such removal to the holders of the Notes and delivery of the documentation required by Section 9.13 (as if such Excluded Subsidiary were formed or acquired on the date of the delivery such notice), and (v) no Subsidiary that has been designated as an Excluded Subsidiary and then removed from such definition pursuant to clause (iv) shall be subsequently re-designated as an Excluded Subsidiary.

“Event of Default” is defined in Section 11.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Facility Lease” means a lease or sublease (including any master lease) with respect to any Property owned or ground leased by any of the Company or one of its Wholly Owned Subsidiaries as lessor, to a third party tenant, which is a triple-net lease such that such tenant is required to pay all taxes, utilities, insurance (including casualty insurance), maintenance and other customary expenses with respect to the subject Property (whether in the form of reimbursements, additional rent or otherwise) in addition to the base rental payments required thereunder such that net operating income to the Company or such Wholly Owned Subsidiary for such Property (before non- cash items) equals the base rent paid thereunder.

“Fee Letter” means that certain Fee Letter Agreement dated August 8, 2017 between the Company and the holders, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Four-Quarter Period” means a period of four full consecutive fiscal quarters of the Company, taken together as one accounting period.

“GAAP” means generally accepted principles of accounting in effect from time to time in the United States applied in a manner consistent with those used in preparing such financial statements as have heretofore been furnished to holders of the Notes by the applicable Person (to the extent heretofore furnished).

“Governing Body” means the board of directors of a Person (or any Person or group of Persons exercising similar authority).

“Government Reimbursed Properties” means Healthcare Facilities (other than a hospital) in respect of which 51% or more of revenues are generated from reimbursements under Medicare, Medicaid and other government programs for payment of services rendered by healthcare providers.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party,

candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Ground Lease” means a ground lease containing terms and conditions customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease, including without limitation, the following: (a) a remaining term (exclusive of any unexercised extension options) of 35 years or more from August 3, 2017; (b) the right of the lessee to mortgage and encumber its interest in the leased property, and to amend the terms of any such mortgage or encumbrance, in each case, without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) acceptable transferability of the lessee’s interest under such lease, including ability to sublease; (e) acceptable limitations on the use of the leased property; and (f) clearly determinable rental payment terms which in no event contain profit participation rights.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect,
(i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranty Agreement” means, collectively, any Subsidiary Guaranty Agreement and any Limited Guaranty Agreement.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

~~“Health Care Facilities” means (a) a health care facility offering health care-related products and services, including, without limitation, any acute care hospital, rehabilitation hospital, nursing facility, assisted living facility, independent care living facility, retirement center, long-term care facility, out-patient diagnostic facility or medical office building, life science research and development facility or office and any related or ancillary facility, service or product or (b) housing intended to be occupied primarily by persons over the age of 55 and related or ancillary facilities, services or products.~~

“Healthcare Facility” means any skilled nursing facilities, hospitals, long term acute care facilities, inpatient rehabilitation facility, medical office buildings, assisted living facilities, independent living facilities or memory care or other personal care facilities and ancillary businesses that are supplemental or incidental to the foregoing.

“Healthcare Laws” means all applicable statutes, laws, ordinances, rules and regulations of any Governmental Authority with respect to regulatory matters primarily relating to patient healthcare, including without limitation Section 1128B(b) of the Social Security Act, as amended, 42 U.S.C. Section 1320a 7(b) (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the “Federal Anti-Kickback Statute,” and the Social Security Act, as amended, Section 1877, 42 U.S.C. Section 1395nn (Prohibition Against Certain Referrals), commonly referred to as “Stark Statute.”

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1, provided, however, that if such Person is a nominee, then for the purposes of Sections 7, 12, 17.2 and 18 and any related definitions in this Schedule B, “holder” shall mean the beneficial owner of such Note whose name and address appears in such register.

“Holiday Acquisition” means the acquisition of the Holiday Business by the Holiday NHI Purchaser and the other transactions related to such acquisition in accordance with the Holiday Acquisition Agreement and the other Holiday Acquisition Documents.

“Holiday Acquisition Agreement” means the Purchase Agreement dated as of November 18, 2013 between Holiday NHI Purchaser and the Holiday Seller.

“Holiday Acquisition Documents” means the Holiday Acquisition Agreement, the Holiday Master Lease, the Holiday Master Lease Guaranty Agreement and each other material document, instrument, certificate and agreement (together with all exhibits, schedules and other attachments thereto) executed or delivered in connection with the Holiday Acquisition Agreement.

“Holiday Business” means (a) all the land, buildings, furniture, fixtures and equipment used to operate certain independent living facilities from the Holiday Seller and (b) and the equity interests of the Holiday Subsidiaries.

“Holiday Master Lease” means the Master Lease dated as of December 23, 2013 between the Holiday NHI Purchaser, Myrtle Beach Retirement Residence LLC and Voorhees Retirement Residence LLC, as landlords, and NH Master Tenant, LLC, as tenant.

“Holiday Master Lease Guarantor” means Holiday AL Holdings LP, a Delaware limited partnership.

“Holiday Master Lease Guaranty Agreement” means the Guaranty of Lease dated as of December 23, 2013 executed by the Holiday Master Lease Guarantor in favor of the Holiday NHI Purchaser and Myrtle Beach Retirement Residence LLC and Voorhees Retirement Residence LLC.

“Holiday NHI Purchaser” means NHI-REIT of Next House, LLC, a Delaware limited liability company.

“Holiday Seller” means certain subsidiaries of Holiday Acquisition Holdings LLC, a Delaware limited liability company, party to the Holiday Acquisition Agreement.

“Holiday Subsidiaries” means Myrtle Beach Retirement Residence LLC and Voorhees Retirement Residence LLC.

“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed or for the deferred purchase price of property or services (other than trade debt incurred in the ordinary course of business and not more than ninety (90) days past due); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or for services rendered; (c) Capitalized Lease Obligations of such Person; (d) all reimbursement obligations (contingent or otherwise) of such Person under or in respect of any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) net obligations under any Derivatives Contract not entered into as a hedge against interest rate risk in respect of existing Indebtedness, in an amount equal to the Derivatives Termination Value thereof at such time (but in no event less than zero); (h) all Indebtedness of other Persons which such Person has Guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to non-recourse liability); and (i) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation. Indebtedness of a Person shall include Indebtedness of any other Person to the extent such Indebtedness is recourse to such first Person. All Loans and Letter of Credit Liabilities (as such terms are defined in the Credit

Agreement) shall constitute Indebtedness of the Company.
~~“Indebtedness” means, with respect to any Person, the following, without duplication:~~
~~(a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made; (c) all indebtedness Guaranteed, directly or indirectly, in any manner, or endorsed (other than for collection or deposit in the Ordinary Course of Business) or discounted with recourse; (d) all indebtedness in effect Guaranteed, directly or indirectly, by such Person;~~
~~(e)all indebtedness secured by (or which the holder of such indebtedness has a right, contingent or otherwise, to be secured by) any Lien upon property owned or acquired subject thereto, whether or not the liabilities secured thereby have been assumed; (f) all indebtedness under (x) any Capitalized Lease or (y) incurred as the lessee of goods or services under leases that, in accordance with GAAP, should be reflected on the lessee’s balance sheet; (g) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (h) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (i) all net obligations of such Person under any Swap Contracts. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Subject to Section 22.9, the amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.~~

“INHAM Exemption” is defined in Section 6.2(e).

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of any Equity Interest or other ownership or profit interest, warrants, rights, options, obligations or other securities of another Person (excluding any interests or other securities included in clause (b) of this definition), (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) any Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

~~“Joint Venture Unencumbered Fixed Asset Value” means, with respect to each Unencumbered Lease Property owned by any Credit Party that is a non-Wholly Owned Subsidiary of the Company as of any date of determination, without duplication, the result of (a)~~
~~(i)the Unencumbered Lease Property Net Operating Income for the Four-Quarter Period ending on or immediately prior to such date of determination for such Unencumbered Lease Property divided by (ii) the applicable Capitalization Rate for such Unencumbered Lease Property multiplied by (b) the percentage of Equity Interests in such non-Wholly Owned Subsidiary owned by the Company or any of its Wholly Owned Subsidiaries as of such date of determination.~~
“Lease Property” means each Real Property that satisfies all of the following requirements: (a) such Real Property is owned in fee simple solely by the Company or any of its Subsidiaries, (b) such Real Property is leased to another Person solely by the Company or any of its Subsidiaries, as lessor, pursuant to a long-term lease that is subject to customary market terms and conditions at the time such lease is executed; and (c) such Real Property has been designated by the Company as a “Lease Property” on Schedule 5.21(a) or on a Compliance Certificate delivered by the Company to the holders of the Notes pursuant to Section 9.2.
~~“Lease Property Expenses” means, with respect to the Company and its Subsidiaries, the cost (including, but not limited to, payroll, taxes, assessments, insurance, utilities, landscaping and other similar charges) of operating and maintaining any Lease Property of the Company or any of its Subsidiaries that are the responsibility of such Person and not paid directly by the tenant of such property, but excluding depreciation, amortization, interest costs and maintenance capital expenditures to the extent such property is under a triple-net lease. For purposes of this Agreement, Lease Property Expenses shall be adjusted on a Pro Forma Basis.~~
~~“Lease Property Income” means, for any period of determination with respect to the Company and its Subsidiaries calculated on a consolidated basis, without duplication, the cash rents (excluding, as an abundance of caution, non-cash straight-line rent) and other cash revenues received by the Company or any of its Subsidiaries in the ordinary course of business attributable to any Lease Property of such Person, but excluding (a) security deposits and prepaid rent except to the extent applied in satisfaction of any tenant’s obligations for rent and (b) rent or other cash revenues received by the Company or any of its Subsidiaries from any tenant that is the subject of a proceeding under any Debtor Relief Law; provided that, for purposes of determining Lease Property Income for any period of determination that includes the fiscal quarter during which~~

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~~any Subsidiary is formed or acquired and for each of the three (3) fiscal quarters thereafter, the determination of the amount of cash rents and other cash revenues attributable to any Lease Property of such Subsidiary shall be deemed to be the amount of:~~
~~(i)    for the four fiscal quarter period ending during the fiscal quarter during which such Subsidiary is formed or acquired, contract rents and revenues attributable to any Lease Property of such Subsidiary times four (4);~~
~~(ii)    for the four consecutive fiscal quarter period ending the first fiscal quarter following the fiscal quarter during which such Subsidiary is formed or acquired, the amount of cash rents and other cash revenues attributable to any Lease Property of such Subsidiary for such fiscal quarter times four (4);~~

~~(iii)    for the four consecutive fiscal quarter period ending the second fiscal quarter following the fiscal quarter during which such Subsidiary is formed or acquired, the amount of cash rents and other cash revenues attributable to any Lease Property of such Subsidiary for the preceding two consecutive fiscal quarters times two (2); and~~
~~(iv)    for the four consecutive fiscal quarter period ending the third fiscal quarter following the fiscal quarter during which such Subsidiary is formed or acquired, the amount of cash rents and other revenues attributable to any Lease Property of such Subsidiary for the preceding three consecutive fiscal quarters times four-thirds (4/3).~~
~~Basis.    For purposes of this Agreement, Lease~~
~~Property Income shall be adjusted on a Pro Forma~~
“Lien” means any mortgage, pledge, encumbrance, charge, security interest, lien, assignment or other preferential arrangement of any nature whatsoever, including any conditional sale agreement or other title retention agreement.

“Limited Guarantors” means, collectively or individually as the context may indicate, each non-Wholly Owned Subsidiary identified on Schedule A(1), and any other non-Wholly Owned Subsidiary who may from time to time become party to a Limited Guaranty Agreement.

“Limited Guaranty Agreement” means any Limited Guaranty Agreement (in form and substance reasonably acceptable to the Required Holders) made by each Limited Guarantor in favor of the holders of the Notes, as amended, restated, supplemented or otherwise modified from time to time.

“Limited Guaranty Joinder Agreement” means each Limited Guaranty Joinder Agreement, substantially in the form thereof attached to a Limited Guaranty Agreement, executed and delivered by a non-Wholly Owned Subsidiary of the Company to the holders of the Notes pursuant to Section 9.13.

“Make-Whole Amount” is defined in Section 8.6.

“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests at the option of the issuer of such Equity Interest), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests), in the case of each of clauses (a) through (c), on or prior to the latest Maturity Date of the Notes.

“Master Lease” means that certain Master Agreement Lease dated as of October 17, 1991 between the Company and National HealthCare Corporation (as amended), which, as of the date hereof, currently expires December 31, 2021 (excluding 3 additional 5-year renewal options).

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual and contingent), or condition (financial or otherwise) of the Company and the other Credit Parties taken as a whole; (b) a material impairment of the ability of any Credit Party to perform its obligations under any Note Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Credit Party of any Note Document to which it is a party.

“Material Agreement” means the Master Lease and any other contract or agreement to which any Credit Party is a party, by which any Credit Party or its properties are bound, or to which any Credit Party is subject and which contract or agreement, if on account of any breach or termination thereof, could reasonably be expected to result in a Material Adverse Effect.

“Material Credit Facility” means, as to the Company and its Subsidiaries, (a) the Credit Agreement, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof; ~~and~~ (b) ~~any other agreement(s)~~the AIG Purchase Agreement, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof; and (c) any other agreement or series of related agreements creating, evidencing or governing Indebtedness in an aggregate principal amount of
$~~50,000,000~~70,000,000 or more incurred after the Closing Date by the Company or any of its Subsidiaries pursuant to Section 10.3(b) or Section 10.3(i) (but excluding (i) Indebtedness incurred after the Closing Date owed to the U.S. Department of Housing and Urban Development or Fannie Mae of a type similar to the Indebtedness listed as items 1, 5, 6, 7, 8, 9, 10, 11, 12, 13 and 14 on Schedule 10.3 and (ii) the Indebtedness in respect of the Shoreline Mortgage Lien).

“Material Indebtedness” has the meaning set forth in Section 11.1(f).

“Maturity Date” is defined in the first paragraph of each Note.

“Minority Interests” means any Equity Interest of any class of a Subsidiary (other than directors’ qualifying shares as required by law) that are not owned by the Company and/or one or more of their Subsidiaries. Minority Interests shall be valued by valuing Minority Interests constituting Preferred Stock at the voluntary or involuntary liquidation value of such Preferred Stock, whichever is greater, and by valuing Minority Interests constituting common stock at the book value of capital and surplus applicable thereto adjusted, if necessary, to reflect any changes from the book value of such common stock required by the foregoing method of valuing Minority Interests in Preferred Stock.

“Mortgage Receivable” means the principal amount of an obligation owing to the Company or any Subsidiary of the Company that is secured by a mortgage, deed of trust, deed to secure debt or other similar security instrument granting a Lien on real property as security for the payment of such obligation, so long as the mortgagor or grantor with respect to such Mortgage Receivable is not delinquent sixty (60) days or more in interest or principal payments due thereunder.

“Multiple Employer Plan” means a Plan which has two (2) or more contributing sponsors (including the Company or any ERISA Affiliate) at least two (2) of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Note Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that establishes a maximum ratio of unsecured debt to unencumbered assets or of secured debt to total assets, or that otherwise conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.

“Net Operating Income” means, for any Property and for a given period, the following (without duplication and determined on a consistent basis with prior periods): (a) rents and other revenues received in cash in the ordinary course from such Property (whether in the nature of base rent, minimum rent, percentage rent, additional rent, proceeds from rent loss or business interruption insurance or otherwise, but excluding (x) pre-paid rents and revenues, security deposits, earnest money deposits, advance rentals, reserves for capital expenditures, impounds, escrows, charges, expenses or items required to be paid or reimbursed by the tenant thereunder, except to the extent applied in satisfaction of tenants’ obligations for rent and (y) proceeds from the sale of such Property) pursuant to the Facility Lease applicable to such Property, minus (b) all expenses paid by the Company or its Subsidiaries and not reimbursed by a Person that is the Company or any Subsidiary of the Company (excluding interest but including an appropriate accrual for property taxes and insurance) related to the ownership, operation or maintenance of such Property, including but not limited to property taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Property, but specifically excluding general overhead expenses of the Company and its Subsidiaries and any property management fees).

“Non-Bickford Limited Guarantors” means, collectively, any Limited Guarantor that is not a Bickford Limited Guarantor.

“Non-Government Reimbursed Properties” means Healthcare Facilities (other than hospitals) that are not Government Reimbursed Properties (e.g., assisted living facilities, independent living facilities, memory care facilities, medical office buildings, etc.).

“Note Documents” means, collectively, this Agreement, each Note, each Subsidiary Guaranty Agreement, each Limited Guaranty Agreement, the Fee Letter, and any and all other instruments, agreements, documents and writings executed by a Credit Party in connection with any of the foregoing.

“Notes” is defined in Section 1.

“Obligations” means all amounts owing by any Credit Party to the holders of the Notes pursuant to or in connection with this Agreement or any other Note Document or otherwise with respect to any Note, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to any Credit Party, whether or not a claim for post- filing or post-petition interest is allowed in such proceeding), any Make-Whole Amount, all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the holders of the Notes incurred pursuant to this Agreement or any other Note Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, together with all renewals, extensions, modifications or refinancings thereof.

“OFAC” is defined in Section 5.27(a).

“OFAC Listed Person” is defined in Section 5.27(a).

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Off-Balance Sheet Obligations” means, with respect to a Person: (a) obligations of such Person in respect of any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person has sold, conveyed or otherwise transferred, or granted a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose Subsidiary or Affiliate of such Person; (b) obligations of such Person under a sale and leaseback transaction that do not create a liability on the balance sheet of such Person; (c) obligations of such Person under any so-called “synthetic” lease transaction; (d) obligations of such Person under any other transaction which is the functional equivalent of, or takes the place of, a borrowing but which does not constitute a liability on the balance sheet of such Person; and (e) in the case of the Company, liabilities and obligations of the Company, any Subsidiary or any other Person in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) which the Company would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Company’s report on Form 10-Q or Form 10-K (or their equivalents) which the Company is required to file with the SEC.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Ordinary Course of Business” means an action taken by a Person only if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal operations of such Person.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Non-Mortgage Receivables” means any mezzanine loans or loan or note receivables (other than Mortgage Receivables), whether senior or subordinated (in right of payment or otherwise), owing to the Company or any Subsidiary of the Company by any Person (other than an Affiliate of the Company), so long as the obligor with respect to such Other Non-Mortgage Receivable is not delinquent sixty (60) days or more in interest or principal payments due thereunder.

“Ownership Share” means, with respect to any Subsidiary of a Person (other than a Wholly Owned Subsidiary) or any Unconsolidated Affiliate of a Person, the greater of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary or Unconsolidated Affiliate or (b) such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary or Unconsolidated Affiliate.

“Parent” means, after giving effect to the Permitted UPREIT Reorganization, National Health Investors, Inc., a corporation formed under the laws of the State of Maryland.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006, as amended from time to time.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431 and 432 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code and is maintained or is contributed to by the Company and any ERISA Affiliate.

“Permitted Fannie Mae Guarantees” means, collectively, (a) each Guaranty of Non- Recourse Obligations dated on March 20, 2015 executed by the Company in favor of KeyBank National Association (without giving effect to any amendments or modifications that would materially and adversely affect the rights or interests of the Noteholders) (it being understood and agreed that such guaranties shall not include a completion and performance guaranty) and (b) any other customary guaranty of non-recourse obligations (but not a completion and performance guaranty) executed by a Credit Party in favor of a Fannie Mae qualified lender to support one or more Fannie Mae qualified nonrecourse mortgage loans entered into by a Wholly Owned Subsidiary of the Company (provided that the terms of any guaranty described in this clause (b) shall be no less favorable to the Noteholders (when taken as a whole) than those contained in the guaranties described in clause (a) above).

“Permitted Liens” means any Lien permitted under Section 10.1.

“Permitted UPREIT Reorganization” means any transaction in which the Company becomes a limited partnership (including a limited liability limited partnership) (“OpCo”), the general partner of which shall be the Parent or a Wholly Owned Subsidiary of the Parent, in each case, organized under the laws of a State of the United States (provided that immediately before and after giving effect to such transaction, the Parent or such Wholly Owned Subsidiary shall be Solvent, and in no event shall such Wholly Owned Subsidiary be an Excluded Subsidiary), with (a) the Parent or such Wholly Owned Subsidiary of the Parent being the record and beneficial owners, cumulatively, of 100% of each class of outstanding Equity Interests of OpCo, (b) all of the Parent’s Subsidiaries and other assets being thereafter held directly or indirectly by OpCo and (c) OpCo thereafter being the sole Company hereunder; provided that (i) the Company shall have delivered written notice of any such transaction to the holders not less than thirty (30) days prior thereto; (ii) as of the date of notice of such transaction and at the time of, and after giving effect to, such transaction, (x) no Default or Event of Default shall exist and (y) the representations and warranties made or deemed made by the Company and each other Credit Party in the Note Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of such notice and on the effective date of such transaction with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date); (iii) concurrently with the effectiveness of such transaction, to the extent reasonably requested by the holders, the Parent, OpCo and the other Credit Parties shall have executed and delivered assumption, guaranty and reaffirmation documentation in connection herewith, and pursuant to which OpCo shall expressly assume all the obligations of the Company under this Agreement and the Parent shall Guaranty the Obligations, in form and substance reasonably acceptable to the holders, together with such organizational documentation, certificates, resolutions, opinions of counsel and other documentation as the holders deem reasonably necessary or appropriate to implement such assumption, guaranty and reaffirmation (and which documentation, certificates, resolutions, opinions of counsel and other documentation shall be substantially similar to the documentation delivered as of the Closing Date, taking into account amendments and supplements prior to the consummation of such transaction), and, if requested by any holder, amended and restated Notes in favor of such holder executed by OpCo; (iv) the Parent, OpCo and each other Credit Party shall have provided all information requested by the holders in order to comply with applicable “know your customer” and Anti-Money Laundering Laws, including, without limitation, the USA Patriot Act, as determined in the good faith judgment of the holders; and (v) the Parent and OpCo shall have delivered to the holders an officer’s certificate, in form and substance reasonably satisfactory to the holders, certifying the compliance with clause (ii) above.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Company or any ERISA Affiliate or any such Plan to which the Company or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Preferred Stock” shall mean, in respect of any corporation or other legal entity, shares of the capital stock of such corporation or comparable interests in such other legal entity that are entitled to preference or priority over any other shares of the capital stock of such corporation or other equity interests in such other legal entity in respect of payment of dividends or distributions upon liquidation or otherwise.

“Pro Forma Basis” means, for purposes of calculating Consolidated EBITDA, and Consolidated Interest Expense~~, Lease Property Expenses, Lease Property Income and Unencumbered Lease Property Income~~ for any period during which one or more Specified Transactions occurs, that such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) shall be deemed to have occurred as of the first day of the applicable period of measurement and all income statement items (whether positive or negative) attributable to the Property or Person disposed of in a Specified Disposition shall be excluded and all income statement items (whether positive or negative) attributable to the Property or Person acquired in a Specified Acquisition permitted hereunder shall be included (provided that such income statement items to be included are reflected in financial statements or other financial data reasonably acceptable to the Required Holders and based upon reasonable assumptions and calculations which are expected to have a continuous impact); provided that the foregoing costs, expenses and adjustments shall be without duplication of any costs, expenses or adjustments that are already included in the calculation of Consolidated EBITDA, and Consolidated Interest Expense~~, Lease Property Expenses, Lease Property Income and Unencumbered Lease Property Income~~.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Property” means a parcel (or group of related parcels) of real property owned or leased (in whole or in part) and developed (or to be developed) by the Company, any Subsidiary or any Unconsolidated Affiliate.

“PTE” is defined in Section 6.2(a).

“Purchaser” or “Purchasers” means each of the purchasers that has executed and delivered this Agreement to the Company and such Purchaser’s successors and assigns (so long as any such assignment complies with Section 13.2), provided, however, that any Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant to Section 13.2 shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“QPAM Exemption” is defined in Section 6.2(d).

“Real Property” means the real property owned by any Credit Party, or in which any such Person has a leasehold interest.

“REIT” means a domestic trust or corporation that qualifies as a real estate investment trust under the provisions of Section 856, et seq. of the Internal Revenue Code.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that
(i)invests in Securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Required Holders” means at any time on or after the Closing, the holders of at least 51% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Resident Mortgage Liens” means, collectively, the Liens in existence on the Closing

Date on Real Property acquired in the Senior Living Acquisition in favor of individual residents that, in the aggregate, do not in any case materially detract from the value of such Real Property,

or materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries taken as a whole.

“Responsible Officer” means, with respect to any Person, the chief executive officer, president, treasurer, chief financial officer or chief accounting officer of such Person. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest or of any option, warrant or other right to acquire any such Equity Interest.

“SEC” means the Securities and Exchange Commission of the United States, or any successor thereto.

“Secured Indebtedness” means, with respect to a Person as of a given date, the aggregate principal amount of all Indebtedness of such Person outstanding on such date that is secured in any manner by any Lien on any property and, in the case of the Company, shall include (without duplication) the Company’s Ownership Share of the Secured Indebtedness of its Unconsolidated Affiliates.

“Secured Leverage Fee” is defined in Section 9.20(b).

“Secured Leverage Ratio” is defined in Section 9.12(e).

“Securities” or “Security” shall have the meaning specified in section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Senior Living Acquisition” means the acquisition of the Senior Living Business by the Senior Living NHI Purchaser and the other transactions related to such acquisition in accordance with the Senior Living Acquisition Agreement and the other Senior Living Acquisition Documents.

“Senior Living Acquisition Agreement” means the Purchase Agreement dated as of December 1, 2014 between Senior Living NHI Purchaser and the Senior Living Seller.

“Senior Living Acquisition Documents” means the Senior Living Acquisition Agreement, the Senior Living Master Lease, the Senior Living Master Guaranty Agreement and each other material document, instrument, certificate and agreement (together with all exhibits, schedules and other attachments thereto) executed or delivered in connection with the Senior Living Acquisition Agreement.

“Senior Living Business” means all of the land, buildings, furniture, fixtures and equipment used to operate certain senior living communities to the extent purchased from the Senior Living Seller.

“Senior Living Master Lease” means the Master Lease dated as of December 1, 2014 between the Senior Living NHI Purchaser and Senior Living Seller, as tenant.

“Senior Living Master Lease Guaranty Agreement” means, collectively, the Unconditional and Continuing Lease Guaranty dated as of December 17, 2013 executed by Maxwell Group, Inc. and Live Long Well Care, LLC, and the Limited Lease Guaranty dated December 17, 2014 executed by Donald O. Thompson, Jr.

“Senior Living NHI Purchaser” means NHI-REIT of Seaside, LLC, a Delaware limited liability company.

“Senior Living Seller” means Senior Living Communities, LLC and certain other affiliated entities party to the Senior Living Acquisition Agreement.

“Shoreline Acquisition” means that certain purchase by NHI-REIT of Seaside, LLC, or its assignee, pursuant to the Shoreline Acquisition Agreement, of a continuing care retirement community consisting of approximately 250 independent and assisted living apartment units and 50 skilled nursing beds located at 88 Notch Hill Road, North Branford, Connecticut, and commonly known as “Evergreen Woods”.

“Shoreline Acquisition Agreement” means the Purchase Agreement (including all schedules and exhibits thereto), dated as of August 3, 2016, by and among Shoreline Life Care, LLC and NHI-REIT of Seaside, LLC.”

“Shoreline Acquisition Agreement Documents” means, collectively, the Shoreline Acquisition Agreement and all other material documents entered into by any Credit Party in connection with the Shoreline Acquisition.

“Shoreline Mortgage Lien” means the Lien pursuant to that certain Open-End Mortgage Deed in favor of Bank of New York Mellon Trust Company, N.A., as Successor Trustee to First Interstate Bank of Des Moines, N.A. in the amount of $70,000,000.00 dated and recorded July 25, 1991, as amended, on Real Property acquired in the Shoreline Acquisition.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such

Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Source” is defined in Section 6.2.

“Specified Acquisition” means any acquisition by the Company or any of its Subsidiaries of all or substantially all of the assets or Equity Interests of any other Person or any division, business unit, product line or line of business, in each case that involves the payment of consideration by the Company or any of its Subsidiaries in excess of $50,000,000.

“Specified Disposition” means any disposition of all or substantially all of the assets or Equity Interests of any Subsidiary of the Company or any division, business unit, product line or line of business, in each case that results in the receipt by the Company or any of its Subsidiaries of net cash proceeds in excess of $50,000,000.

“Specified Transactions” means (a) any Specified Disposition and (b) any Specified Acquisition (including the Holiday Acquisition).

“Subsidiary” means, with respect to any Person (the “parent”), any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person (a) of which Equity Interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder means a Subsidiary of the Company.

“Subsidiary Guarantors” means, collectively or individually as the context may indicate, each Subsidiary of the Company (including, without limitation, each Subsidiary who may from time to time become a party to the Subsidiary Guaranty Agreement), other than (i) any Excluded Subsidiary and (ii) any non-Wholly Owned Subsidiary that is a Limited Guarantor. The Subsidiary Guarantors existing as of the Closing Date are set forth on Schedule A(2).

“Subsidiary Guaranty Agreement” means the Subsidiary Guaranty Agreement dated as of the Closing Date and made by each Subsidiary Guarantor in favor of the holders of the Notes, as amended, restated, supplemented or otherwise modified from time to time.

“Subsidiary Guaranty Joinder Agreement” means each Subsidiary Guaranty Joinder Agreement, substantially in the form thereof attached to the Subsidiary Guaranty Agreement,

executed and delivered by a Subsidiary of the Company to the holders of the Notes pursuant to Section 9.13 or otherwise.

“Substitute Purchaser” is defined in Section 21.

“Super-Majority Holders” means at any time on or after the Closing, the holders of at least 66-2/3% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

~~Office.~~

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.
~~“Swap Contract” means (a) any and all interest rate swap transactions, basis swaps,~~

c~~redit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International~~

~~Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement,~~

~~or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.~~

~~“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to- market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a lender under the Credit Agreement or any Affiliate of any such lender).~~
“Third Amendment Effective Date” means November 3, 2015.

~~“Total Lease Property Net Operating Income” means, with respect to any Lease Property of the Company or any of its Subsidiaries for any applicable period, (a) Lease Property Income for such period minus (b) Lease Property Expenses for such period.~~

“Total Asset Value” means, at a given time, the sum (without duplication) of all of the following of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP applied on a consistent basis: (a) cash and Cash Equivalents (other than tenant deposits and other cash and cash equivalents that are subject to a Lien or a Negative Pledge or the disposition of which is restricted in any way); plus (b)(i) Net Operating Income for all Properties for the fiscal quarter most recently ended multiplied by 4 divided by (ii) the Capitalization Rate; plus (c) the purchase price paid by the Company or any Subsidiary (less any amounts paid to the Company or such Subsidiary as a purchase price adjustment, held in escrow, retained as a contingency reserve, or in connection with other similar arrangements) for any Property acquired by the Company or such Subsidiary during the fiscal quarter most recently ended; plus (d) the GAAP book value of all Development Properties; plus (e) the GAAP book value of Unimproved Land; plus (f) the GAAP book value of all Mortgage Receivables, Other Non-Mortgage Receivables and unencumbered marketable securities (at the value reflected in the Company’s consolidated financial statements in accordance with GAAP, as of such date, including the effect of impairment charges). The Company’s Ownership Share of assets held by Unconsolidated Affiliates shall be included in the calculation of Total Asset Value consistent with the above described treatment for assets owned by the Company or a Subsidiary. For purposes of determining Total Asset Value: (t) Net Operating Income from Development Properties, Properties disposed of by the Company or any Subsidiary during the fiscal quarter most recently ended and Properties acquired by the Company or any Subsidiary during the fiscal quarter most recently ended shall be excluded from the immediately preceding clause (b); (u) to the extent the amount of Total Asset Value attributable to Development Properties would exceed 15% of Total Asset Value, such excess shall be excluded; (v) to the extent the amount of Total Asset Value attributable to Unimproved Land would exceed 5% of Total Asset Value, such excess shall be excluded; (w) to the extent the amount of Total Asset Value attributable to Mortgage Receivables, Other Non-Mortgage Receivables and unencumbered marketable securities (at the value reflected in the Company’s consolidated financial statements in accordance with GAAP, as of such date, including the effect of impairment charges) would, in the aggregate, exceed 20% of Total Asset Value, such excess shall be excluded; (x) to the extent the amount of Total Asset Value attributable to Development Properties, Unimproved Land, Mortgage Receivables, Other

Non-Mortgage Receivables, unencumbered marketable securities (at the value reflected in the Company’s consolidated financial statements in accordance with GAAP, as of such date, including the effect of impairment charges) and Unconsolidated Affiliates Properties would, in the aggregate, exceed 30% of Total Asset Value, such excess shall be excluded; (y) to the extent the amount of Total Asset Value attributable to Unconsolidated Affiliates Properties would exceed 20% of Total Asset Value, such excess shall be excluded and (z) to the extent the amount of Total Asset Value attributable to Eligible Properties located in the United Kingdom, Australia or Canada would exceed 10% of Total Asset Value, such excess shall be excluded.

“Total Indebtedness” means, as to any Person as of a given date and without duplication: (a) all Indebtedness of such Person and its Subsidiaries determined on a consolidated basis and (b) such Person’s Ownership Share of the Indebtedness of any Unconsolidated Affiliate of such Person.

“Total Leverage Fee” is defined in Section 9.20(a).

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“~~Unencumbered Fixed Asset Value~~Unconsolidated Affiliate” means, with respect to ~~each Unencumbered Lease Property owned by any Credit Party (other than a Limited Guarantor) as of any date of determination, (a) the Unencumbered Lease Property Net Operating Income for the Four-Quarter Period ending on or immediately prior to such date of determination for such Unencumbered Lease Property divided by (b) the applicable Capitalization Rate for such Unencumbered Lease Property.~~any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

“Unencumbered Asset Value” means, at a given time, the sum (without duplication) of all of the following of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP applied on a consistent basis: (a) the Unencumbered NOI for the fiscal quarter most recently ended times 4 divided by the Capitalization Rate, plus (b) the GAAP book value of all Eligible Properties acquired during the fiscal quarter most recently ended, plus (c) the GAAP book value of Development Properties not subject to any Lien other than Permitted Liens or subject to any Negative Pledge, plus (d) the GAAP book value of all Mortgage Receivables and unencumbered marketable securities (at the value reflected in the Company’s consolidated financial statements in accordance with GAAP, as of such date, including the effect of impairment charges) not subject to any Lien other than Permitted Liens or subject to any Negative Pledge plus (e) Unrestricted Cash and Cash Equivalents. For purposes of this definition, (x) to the extent that more than 20% of Unencumbered Asset Value would be attributable to Controlled Properties, Development Properties, Mortgage Receivables and unencumbered marketable securities (at the value reflected in the Company’s consolidated financial statements in accordance with GAAP, as of such date, including the effect of impairment charges), such excess shall be excluded, (y) to the extent that more than 5% of Unencumbered Asset Value would be attributable to Affected Controlled Properties, such excess shall be excluded and (z) to the extent that more than 10% of Unencumbered Asset Value would be attributable to Eligible Properties located in the United Kingdom, Australia or Canada, such excess shall be excluded. For purposes of determining Unencumbered Asset Value: (x) Net Operating Income from Development Properties, Properties disposed of by the Company or any Subsidiary during the fiscal quarter most recently ended and Properties acquired by the Company or any Subsidiary during the fiscal quarter most recently ended shall be excluded from the immediately preceding clause (a); and (y) to the extent the amount of Unencumbered Asset Value attributable to Properties leased under Ground Leases would exceed 10% of Unencumbered Asset Value, such excess shall be excluded.

“Unencumbered Lease Property” means each Real Property that satisfies all of the following requirements: (a) such Real Property is owned in fee simple solely by the Company or any of its Subsidiaries, (b) such Real Property is leased to another Person solely by the Company or any of its Subsidiaries, as lessor, pursuant to a long-term lease that is subject to customary market terms and conditions at the time such lease is executed; (c) neither such Real Property, nor any interest of the Company or such Subsidiary therein, is subject to any (i) Lien (except any Lien in favor of (A) the holders of the Notes, (B) a Credit Party (other than a Limited Guarantor) or
(ii)the Resident Mortgage Liens) or any Negative Pledge; (d) regardless of whether such Real Property is owned by the Company or a Subsidiary, the Company has the right directly, or indirectly through a Subsidiary, to take the following actions without the need to obtain the consent of any Person (other than, if applicable with respect to any non-Wholly Owned Subsidiary, a holder of a Minority Interest in such Subsidiary): (i) to create Liens on such Real Property as security for Indebtedness of the Company or such Subsidiary, as applicable, and (ii) to sell, transfer or otherwise dispose of such Real Property; (e) the Company’s direct or indirect ownership interest in such Subsidiary, is not subject to any Lien or any Negative Pledge; (f) such Real Property is free of structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters which, individually or collectively, materially impair the value of such Property; (g) any lessee of more than a majority of the leasable space in such Real Property is not more than 90 days past due with respect to any fixed rental payment obligations under any lease for such Real Property; and (h) such Real Property has been designated by the Company as an “Unencumbered Lease Property” on Schedule 5.21(b) or on a

Compliance Certificate delivered by the Company to the holders of the Notes pursuant to Section 9.2.

“Unencumbered Leverage Ratio” is defined in Section 9.12(d).
~~“Unencumbered Lease Property Expenses” means, with respect to the Company and its Subsidiaries, the cost (including, but not limited to, payroll, taxes, assessments, insurance, utilities, landscaping and other similar charges) of operating and maintaining any Unencumbered Lease Property of the Company or any of its Subsidiaries that are the responsibility of such Person and not paid directly by the tenant of such property, but excluding depreciation, amortization, interest costs and maintenance capital expenditures to the extent such property is under a triple-net lease.~~
~~“Unencumbered Lease Property Income” means, for any period of determination with respect to the Company and its Subsidiaries calculated on a consolidated basis, without duplication, the cash rents (excluding, as an abundance of caution, non-cash straight-line rent) and other cash revenues received by the Company or any of its Subsidiaries in the ordinary course of business attributable to any Unencumbered Lease Property of such Person, but excluding (a) security deposits and prepaid rent except to the extent applied in satisfaction of any tenant’s obligations for rent and (b) rent or other cash revenues received by the Company or any of its Subsidiaries from any tenant that is the subject of a proceeding under any Debtor Relief Law; provided that, for purposes of determining Unencumbered Lease Property Income for any period of determination that includes the fiscal quarter during which any Subsidiary is formed or acquired and for each of the three (3) fiscal quarters thereafter, the determination of the amount of cash rents and other cash revenues attributable to any Unencumbered Lease Property of such Subsidiary shall be deemed to be the amount of:~~
~~(i)    for the four fiscal quarter period ending during the fiscal quarter during which such Subsidiary is formed or acquired, contract rents and revenues attributable to any Unencumbered Lease Property of such Subsidiary times four (4);~~
~~(ii)    for the four consecutive fiscal quarter period ending the first fiscal quarter following the fiscal~~

~~quarter during which such Subsidiary is formed or acquired, the amount of cash rents and other cash revenues attributable to any Unencumbered Lease Property of such Subsidiary for such fiscal quarter times four (4);~~
~~(iii)    for the four consecutive fiscal quarter period ending the second fiscal quarter following the fiscal quarter during which such Subsidiary is formed or acquired, the amount of cash rents and other cash revenues attributable to any Unencumbered Lease Property of such Subsidiary for the preceding two consecutive fiscal quarters times two (2); and~~
~~(iv)    for the four consecutive fiscal quarter period ending the third fiscal quarter following the fiscal quarter during which such Subsidiary is formed or acquired, the amount of cash rents and other revenues attributable to any Unencumbered Lease Property of such Subsidiary for the preceding three consecutive fiscal quarters times four-thirds (4/3).~~
~~For purposes of this Agreement, Uncencumbered Lease Property Income shall be adjusted on a Pro Forma Basis.~~

~~“Unencumbered Lease Property Net Operating Income” means, with respect to any Unencumbered Lease Property of the Company or any of its Subsidiaries for any applicable period, (a) Unencumbered Lease Property Income for such period minus (b) Unencumbered Lease Property Expenses for such period.~~

“Unencumbered NOI” means, for any period, the Net Operating Income from all Eligible Properties for such period.

“Unimproved Land” means land on which no development (other than improvements that are not material and are temporary in nature) has occurred.

“Unsecured Indebtedness” means, with respect to a Person, Indebtedness of such Person that is not Secured Indebtedness; provided, however, that any Indebtedness that is secured only by a pledge of Equity Interests shall be deemed to be Unsecured Indebtedness.

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“U.S. Economic Sanctions” is defined in Section 5.27(a).

“Voting Power” means, with respect to any Person, the right to vote for the election of the Governing Body of such Person under ordinary circumstances.

“Wholly Owned” means, with respect to a Subsidiary, that all of the Equity Interests of such Subsidiary are, directly or indirectly, owned or controlled by the Company and/or one or more of its Wholly Owned Subsidiaries.

SCHEDULE A(1)

LIMITED GUARANTORS

	Entity Name	Jurisdiction
Bickford JV Entities - PropCos:
1.	NHI-Bickford RE, LLC	DE
2.	Wabash Bickford Cottage, L.L.C.	KS
Bickford JV Entities - OpCos:
3.	Bickford Master II, L.L.C.	KS
4.	Bickford of Carmel, LLC	KS
5.	Wabash Bickford Cottage Opco, LLC	KS
6.	Bickford of Crown Point, LLC	KS
7.	Bickford of Greenwood, LLC	KS
Care Acquisition Entities - PropCos:
8.	Care YBE Subsidiary LLC	DE
Care Acquisition Entities - OpCos:
9.	Bickford Master I, L.L.C.	KS
10.	Crawfordsville Bickford Cottage, L.L.C.	KS
11.	Moline Bickford Cottage, L.L.C.	KS
S

SCHEDULE A(2)

SUBSIDIARY GUARANTORS

	Entity Name	Jurisdiction
1.	NHI/REIT, Inc.	MD
2.	Florida Holdings IV, LLC	DE
3.	NHI/Anderson, LLC	DE
4.	NHI/Laurens, LLC	DE
5.	Texas NHI Investors, LLC	TX
6.	NHI of Paris, LLC	DE
7.	NHI of San Antonio, LLC	DE
8.	NHI of East Houston, LLC	DE
9.	NHI of Northwest Houston, LLC	DE
10.	NHI REIT of Alabama, L.P.	AL
11.	NHI-REIT of Arizona, Limited Partnership	AZ
12.	NHI-REIT of California, LP	CA
13.	NHI/REIT of Florida, L.P.	FL
14.	NHI-REIT of Florida, LLC	DE
15.	NHI-REIT of Georgia, L.P.	GA
16.	NHI-REIT of Idaho, L.P.	ID
17.	NHI of Kansas, L.P.	KS
18.	NHI-REIT of Minnesota, LLC	DE
19.	NHI-REIT of Missouri, LP	MO
20.	NHI-REIT of Northeast, LLC	DE
21.	NHI-REIT of New Jersey, L.P.	NJ
22.	NHI-REIT of Pennsylvania, L.P.	PA
23.	NHI-REIT of South Carolina, L.P.	SC
24.	NHI-REIT of Tennessee, LLC	TN
25.	NHI-REIT of Texas, L.P.	TX
26.	NHI-REIT of Virginia, L.P.	VA
27.	NHI Selah Properties, LLC	DE
28.	NHI of Ennis, LLC	DE
29.	NHI of Greenville, LLC	DE
30.	NHI of North Houston, LLC	DE
31.	NHI of West Houston, LLC	DE
32.	NHI-REIT of Washington, LLC	DE
33.	International Health Investors, Inc.	MD
34.	NHI of Kyle, LLC	DE
35.	NHI-SS TRS, LLC	DE
36.	NHI PropCo, LLC	DE
37.	NHI-REIT of Oregon, LLC	DE
38.	NHI-REIT of Wisconsin, LLC	DE
39.	NHI-REIT of Ohio, LLC	DE
40.	NHI-REIT of Maryland, LLC	DE
41.	NHI-REIT of Next House, LLC	DE
42.	Myrtle Beach Retirement Residence LLC	OR
43.	Voorhees Retirement Residence LLC	OR
44.	NHI-REIT of Seaside, LLC	DE

SCHEDULE 1(a)
(to Note Purchase Agreement)

[FORM OF SERIES A NOTE] NATIONAL HEALTH INVESTORS,
INC.

3.99% SERIES A SENIOR NOTE DUE JANUARY 13, 2023

No. RA-[    ]    January 13, 2015
$[     ]    PPN 63633D A*5

FOR VALUE RECEIVED, the undersigned, NATIONAL HEALTH INVESTORS, INC. (hereincalled the “Company”), a corporation organized and existing under the laws of the State of Maryland, hereby promises to pay to [ ], or registered assigns, the principal sum of[ ] DOLLARS (or so much thereof as shall not have been prepaid) on January 13, 20 “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 3.99% per annum from the date hereof, payable quarterly, on the 13th day of January, April, July and October in each year, commencing with the January, April, July and October next succeeding the date hereof, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the greater of (i) 5.99% or(ii) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. from time to time in New York, New York as its “base” or “prime” rate, payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at JPMorgan Chase Bank, N.A. or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Series A Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of January 13, 2015 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

NATIONAL HEALTH INVESTORS, INC.

By:
Name:
Title:

SCHEDULE 1(b)
(to Note Purchase Agreement)

[FORM OF SERIES B NOTE] NATIONAL HEALTH INVESTORS,
INC.

4.51% SERIES B SENIOR NOTE DUE JANUARY 13, 2027

No. RB-[    ]    January 13, 2015
$[     ]    PPN 63633D A@3

FOR VALUE RECEIVED, the undersigned, NATIONAL HEALTH INVESTORS, INC. (herein
called the “Company”), a corporation organized and existing under the laws of the State of Maryland, hereby promises to pay to [     ], or registered assigns, the principal sum of
[     ] DOLLARS (or so much thereof as shall not have been prepaid) on January 13, 20
“Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 4.51% per annum from the date hereof, payable quarterly, on the 13th day of January, April, July and October in each year, commencing with the January, April, July and October next succeeding the date hereof, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the greater of (i) 6.51% or (ii) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. from time to time in New York, New York as its “base” or “prime” rate, payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at JPMorgan Chase Bank,
N.A. or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Series B Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of January 13, 2015 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

NATIONAL HEALTH INVESTORS, INC.

By:
Name:
Title:

FORM OF OPINION OF SPECIAL COUNSEL
TO THE COMPANY, SUBSIDIARY GUARANTORS AND LIMITED GUARANTORS

Matters To Be Covered in Opinion of Special Counsel to the
Company, Subsidiary Guarantors and Limited Guarantors

1.	Each of the Company, the Subsidiary Guarantors and Limited Guarantors is a
corporation/limited liability company/partnership, validly existing and in good standing and having requisite corporate power and authority to issue and sell the Notes, to guaranty the Notes and to execute and deliver the documents.

2.	Each of the Company, the Subsidiary Guarantors and Limited Guarantors being duly qualified and in good standing as a foreign corporation in certain jurisdictions to be agreed.

3.	Due authorization and execution of the documents and such documents being legal, valid, binding and enforceable.

4.	No conflicts with charter documents, laws or other agreements listed in the most recent 10-K of the Company (including the Credit Agreement).

5.	All consents required to issue and sell the Notes and to execute and deliver the documents having been obtained.

6.	No litigation questioning validity of documents.

7.	The Notes not requiring registration under the Securities Act of 1933, as amended through the date of the opinion; no need to qualify an indenture under the Trust Indenture Act of 1939, as amended through the date of the opinion.

8.	No violation of Regulations T, U or X of the Federal Reserve Board.

9.	Company not an “investment company”, or a company “controlled” by an
“investment company”, under the Investment Company Act of 1940, as amended.

\\DC - 755450/000002 - 14640141 v16

SCHEDULE 4.4

INFORMATION RELATING TO PURCHASERS

(Intentionally Omitted)

\\DC - 755450/000002 - 14640141 v16

SCHEDULE B

SCHEDULE 5.12(d)

PENSION PLANS

National Health Investors Inc. 401(k) Profit Sharing Plan and Trust, a defined contribution plan.

SCHEDULE 5.13

SUBSIDIARIES

	Entity Name	Jurisdiction	FEIN
1.	NHI/REIT, Inc.	MD	62-1487865
2.	Florida Holdings IV, LLC	DE	27-1924499
3.	NHI/Anderson, LLC	DE	52-2331153
4.	NHI/Laurens, LLC	DE	52-2331154
5.	Texas NHI Investors, LLC	TX	74-3014115
6.	NHI of Paris, LLC	DE	27-1756892
7.	NHI of San Antonio, LLC	DE	27-1757067
8.	NHI of East Houston, LLC	DE	27-1757142
9.	NHI of Northwest Houston, LLC	DE	27-1757103
10.	NHI REIT of Alabama, L.P.	AL	62-1481479
11.	NHI-REIT of Arizona, Limited Partnership	AZ	62-1685246
12.	NHI-REIT of California, LP	CA	27-2122291
13.	NHI/REIT of Florida, L.P.	FL	62-1481481
14.	NHI-REIT of Florida, LLC	DE	27-1928550
15.	NHI-REIT of Georgia, L.P.	GA	62-1481494
16.	NHI-REIT of Idaho, L.P.	ID	62-1685245
17.	NHI of Kansas, L.P.	KS	48-1248771
18.	NHI-REIT of Minnesota, LLC	DE	27-2048470
19.	NHI-REIT of Missouri, LP	MO	62-1481480
20.	NHI-REIT of Northeast, LLC	DE	45-3411924
21.	NHI-REIT of New Jersey, L.P.	NJ	62-1685247
22.	NHI-REIT of Pennsylvania, L.P.	PA	56-2523471
23.	NHI-REIT of South Carolina, L.P.	SC	62-1485491
24.	NHI-REIT of Tennessee, LLC	TN	45-3460114
25.	NHI-REIT of Texas, L.P.	TX	62-1596142

26.	NHI-REIT of Virginia, L.P.	VA	62-1485490
27.	NHI Selah Properties, LLC	DE	45-1860372
28.	NHI of Ennis, LLC	DE	45-3608319
29.	NHI of Greenville, LLC	DE	45-3608282
30.	NHI of North Houston, LLC	DE	45-3608356
31.	NHI of West Houston, LLC	DE	45-3608385
32.	NHI-REIT of Washington, LLC	DE	45-5011225
33.	International Health Investors, Inc.	MD	45-4923959
34.	NHI of Kyle, LLC	DE	45-5230300
35.	NHI-SS TRS, LLC	DE	46-0954233
36.	NHI PropCo, LLC	DE	46-0942119
37.	NHI-REIT of Oregon, LLC	DE	46-1292980
38.	NHI-REIT of Wisconsin, LLC	DE	46-1560584
39.	NHI-REIT of Ohio, LLC	DE	46-2593624
40.	NHI-REIT of Maryland, LLC	DE	46-3823995
41.	NHI-REIT of Next House, LLC	DE	46-4092682
42.	NHI-Bickford RE, LLC	DE	27-1335068
43.	Myrtle Beach Retirement Residence LLC	OR	20-1051246
44.	Voorhees Retirement Residence LLC	OR	20-3903502

	Entity Name	Jurisdiction	FEIN
45.	Cedar Falls Bickford Cottage, L.L.C.	KS	48-1231745
46.	Grand Island Bickford Cottage, L.L.C.	KS	48-1231739
47.	Wabash Bickford Cottage, L.L.C.	KS	48-1241155
48.	Bickford Master II, L.L.C.	KS	27-1064460
49.	Battle Creek Bickford Cottage, L.L.C.	KS	20-1582339
50.	Bickford of Carmel, LLC	KS	45-5324899

51.	Cedar Falls Bickford Cottage Opco, LLC	KS	46-2775662
52.	Grand Island Bickford Cottage Opco, LLC	KS	46-2768953
53.	Wabash Bickford Cottage Opco, LLC	KS	46-2814120
54.	Bickford of Crown Point, LLC	KS	30-0721538
55.	Bickford of Greenwood, LLC	KS	36-4727902
56.	Midland Bickford Cottage, L.L.C.	KS	20-1391576
57.	Saginaw Bickford Cottage, L.L.C.	KS	20-2279991
58.	Care YBE Subsidiary LLC	DE	26-2707189
59.	Bickford Master I, L.L.C.	KS	26-2419619
60.	Crawfordsville Bickford Cottage, L.L.C.	KS	48-1241154
61.	Moline Bickford Cottage, L.L.C.	KS	33-1005706
62.	Bickford at Mission Springs I, L.L.C.	KS	26-4072553
63.	Bickford at Mission Springs II, L.L.C.	KS	26-4072576
64.	Bickford of Overland Park, L.L.C.	KS	26-4072512
65.	Bickford at Mission Springs Opco I, LLC	KS	46-0875379
66.	Bickford at Mission Springs Opco II, LLC	KS	46-0875457
67.	Bickford of Overland Park Opco, LLC	KS	46-0875536
68.	Clinton Bickford Cottage, L.L.C.	KS	48-1231744
69.	Iowa City Bickford Cottage, L.L.C.	KS	48-1226171
70.	Lafayette Bickford Cottage, L.L.C.	KS	48-1241607
71.	Lansing Bickford Cottage, L.L.C.	KS	20-1879100
72.	Peoria Bickford Cottage, L.L.C.	KS	48-1225215
73.	Ames Bickford Cottage, L.L.C.	KS	48-1231747
74.	Bourbonnais Bickford House, L.L.C.	KS	48-1219534
75.	Burlington Bickford Cottage, L.L.C.	KS	48-1231746
76.	Fort Dodge Bickford Cottage, L.L.C.	KS	48-1231740
77.	Lincoln Bickford Cottage, L.L.C.	KS	48-1226172
78.	Marshalltown Bickford Cottage, L.L.C.	KS	48-1231748

79.	Muscatine Bickford Cottage, L.L.C.	KS	74-2816763
80.	Omaha II Bickford Cottage, L.L.C.	KS	48-1241690
81.	Quincy Bickford Cottage, L.L.C.	KS	48-1225212
82.	Rockford Bickford House, L.L.C.	KS	48-1219226
83.	Springfield Bickford House, L.L.C.	KS	48-1218519
84.	Urbandale Bickford Cottage, L.L.C.	KS	48-1241738

	Entity Name	Jurisdiction	FEIN
85.	JV Landlord-Battle Creek, LLC	DE	46-3630152
86.	JV Landlord-Clinton, LLC	DE	46-3642324
87.	JV Landlord-Iowa City, LLC	DE	46-3664081
88.	JV Landlord-Lansing, LLC	DE	46-3681804
89.	JV Landlord-Midland, LLC	DE	46-3684490
90.	JV Landlord-Peoria II, LLC	DE	46-3694970
91.	JV Landlord-Saginaw, LLC	DE	46-3707701
92.	JV Bickford Master Tenant, LLC	KS	46-4066080
93.	JV Landlord-Middletown, LLC	DE	47-1645800
94.	Bickford of Middletown, LLC	KS	47-1453917
95.	NHI-REIT of Seaside, LLC	DE	47-2561646

SCHEDULE 5.21(a)

LEASE PROPERTIES

Property	State
Butterfield Place	AR
Apple Blossom	AR
Bay Park	CA
Mistywood	CA
Fig Garden	CA
Hampshire	CA
Standiford Place	CA
Bridgecreek	CA
Camelot	CA
Riverplace	GA
River's Edge	GA
Iris Place	GA
Chateau De Boise	ID
Arbor Glen	IN
Nouveau Marc	LA
Yardley Commons	NJ
Worthington	OH
Silver Arrow Estates	OK
Astor House at Springbrook Oak	OR
Eagle Crest	SC
Westminster	SC
Bedford	WA
Kamlu Retirement Inn-Vancouver	WA
Orchard Park	WA
Garden Club	WA
Timberview	OR
Forest Grove	OR
Creswell	OR
Prestige at Autumn Wind	ID
Homestead Hills	NC
RidgeCrest	NC
The Lakes at Litchfield	SC
Summit Hills	SC
Brightwater	SC
Cascades Verdae	SC
Marsh’s Edge	GA
Osprey Village	FL

Also see Exhibit A attached.

Property	State	Property	State
Grangeville Health and Rehabilitation Center Bickford - Midland Bickford - Battle Creek Bickford - Lansing Bickford - Saginaw	ID MI MI MI MI	Lake St. Charles Retirement Center Colonial Hill Retirement Center Parkwood Retirement Apartments NHC HealthCare, Anniston NHC HealthCare, Moulton	MO TN TN AL AL
Bickford - Peoria Bickford - Iowa City Bickford - Lafayette Bickford - Clinton Bickford-Mission Springs	IL IA IN IA KS	Bayonet Point Health & Rehabiliatino Center (Hudson) The Health Center of Merritt Island The Health Center of Plant City Parkway Health & Rehabiliation Center (Stuart) NHC HealthCare, Glasgow	FL FL FL FL KY
Bickford-Overland Park Bickford-Crown Point Bickford-Greenwood Bickford-Carmel	KS IN IN IN	NHC Healthcare, Desloge NHC Healthcare, Joplin NHC Healthcare, Kennett NHC Healthcare, Maryland Heights	MO MO MO MO
Bickford-Ames Bickford-Bourbonnais Bickford-Burlington Bickford-Crawfordsville Bickford-Ft. Dodge	IA IL IA IN IA	NHC HealthCare, St. Charles NHC Healthcare, Anderson NHC Healthcare, Greenwood NHC HealthCare, Laurens NHC Healthcare, Athens	MO SC SC SC TN
Bickford-Lincoln Bickford-Marshalltown Bickford-Moline Bickford-Muscatine Bickford-Omaha Hickory	NE IA IL IA NE	NHC Healthcare, Chattanooga NHC HealthCare, Dickson NHC HealthCare, Franklin NHC Healthcare, Hendersonville NHC Healthcare, Johnson City	TN TN TN TN TN
Bickford-Quincy Bickford-Rockford Bickford-Springfield Bickford-Urbandale	IL IL IL IA	NHC Healthcare, Lewisburg NHC HealthCare, McMinnville NHC HealthCare, Milan NHC Healthcare, Oakwood	TN TN TN TN
Bickford-Cedar Falls Bickford-Grand Island Bickford-Wabash Gracewood Champlin Gracewood Hugo	IA NE IN MN MN	NHC HealthCare, Pulaski NHC Healthcare, Scott NHC HealthCare, Sequatchie NHC HealthCare, Smithville NHC Healthcare, Somerville	TN TN TN TN TN
Gracewood Maplewood Gracewood North Branch Alvarado Parkway Institute Ayers Health & Rehabilitation Center Bear Creek Nursing Center	MN MN CA FL FL	NHC Healthcare, Sparta NHC HealthCare, Bristol Buckley HealthCare Center Holyoke Health Care Center John Adams HealthCare Center	TN VA MA MA MA

Brooksville Healthcare Center Cypress Cove Care Center Heather Hill Healthcare Center Royal Oak Nursing Center Kentucky River Hospital	FL FL FL FL KY	Longmeadow of Taunton Maple Leaf HealthCare Center Villa Crest HealthCare Center Epsom HealthCare Center Savannah Court & Cove (Palms at Maitland)	MA NH NH NH FL
North Okaloosa-MOB Emeritus at Gilbert Emeritus at Glendale Emeritus at Tanque Verde	FL AZ AZ AZ	Savannah Court & Cove (Place at WPB) Savannah Court of Bartow Savannah Court of St. Cloud Savannah Court of Lakeland	FL FL FL FL
Emeritus at Tucson Emeritus at Conway Place Emeritus at Gallatin Emeritus at Kingsport Emeritus at Tullahoma	AZ SC TN TN TN	Savannah Court of Lake Oconee Sunny Ridge Center SLC Estrella Center Canton Heritage Oaks	GA ID AZ TX TX
Emeritus at Halcyon Village Pasadena-MOB Indigo Palms- Maitland Paris San Antonio	OH TX FL TX TX	Heritage Place Richardson Winterhaven Canton Oaks Corinth Rehabilitation	TX TX TX TX TX
East Houston NW Houston Ennis Greencrest North Houston	TX TX TX TX TX	Orangeburg Nursing Home Polaris Psychiatric & Rehab Hospital - Murfreesboro Sante Silverdale NWL, CI, CM Chancellor Loma Linda Dorian Place	SC TN WA CA OR
West Houston Kyle West Monroe Arbors Bossier Arbors	TX TX LA LA	Wellsprings Indianhead Charleston House Regency Pointe	OR ID WI AL
Bastrop Arbors Minden Arbors	LA LA	Woodlands	MD

\\DC - 755450/000002 - 14640141 v~~1~~6

SCHEDULE 5.21(b)

UNENCUMBERED LEASE PROPERTIES

Property	State
Butterfield Place	AR
Apple Blossom	AR
Bay Park	CA
Mistywood	CA
Fig Garden	CA
Hampshire	CA
Standiford Place	CA
Bridgecreek	CA
Camelot	CA
Riverplace	GA
River's Edge	GA
Iris Place	GA
Chateau De Boise	ID
Arbor Glen	IN
Nouveau Marc	LA
Yardley Commons	NJ
Worthington	OH
Silver Arrow Estates	OK
Astor House at Springbrook Oak	OR
Eagle Crest	SC
Westminster	SC
Bedford	WA
Kamlu Retirement Inn-Vancouver	WA
Orchard Park	WA
Garden Club	WA
Timberview	OR
Forest Grove	OR
Creswell	OR
Prestige at Autumn Wind	ID
Homestead Hills	NC
RidgeCrest	NC
The Lakes at Litchfield	SC
Summit Hills	SC
Brightwater	SC
Cascades Verdae	SC
Marsh’s Edge	GA
Osprey Village	FL

Also see Exhibit A attached.

		Bayonet Point Health & Rehabiliatino Center (Hudson)	FL
		The Health Center of Merritt Island	FL
Bickford - Lafayette	IN	The Health Center of Plant City	FL
		Parkway Health & Rehabiliation Center (Stuart)	FL
Bickford-Mission Springs	KS	NHC HealthCare, Glasgow	KY
Bickford-Overland Park	KS	NHC Healthcare, Desloge	MO
Bickford-Crown Point	IN	NHC Healthcare, Joplin	MO
Bickford-Greenwood	IN	NHC Healthcare, Kennett	MO
Bickford-Carmel	IN	NHC Healthcare, Maryland Heights	MO
		NHC HealthCare, St. Charles	MO
		NHC Healthcare, Anderson	SC
		NHC Healthcare, Greenwood	SC
		NHC HealthCare, Laurens	SC
		NHC Healthcare, Athens	TN
		NHC Healthcare, Chattanooga	TN
		NHC HealthCare, Dickson	TN
		NHC HealthCare, Franklin	TN
		NHC Healthcare, Hendersonville	TN
		NHC Healthcare, Johnson City	TN
		NHC Healthcare, Lewisburg	TN
		NHC HealthCare, McMinnville	TN
		NHC HealthCare, Milan	TN
		NHC Healthcare, Oakwood	TN
		NHC HealthCare, Pulaski	TN
		NHC Healthcare, Scott	TN
Bickford-Wabash	IN	NHC HealthCare, Sequatchie	TN
Gracewood Champlin	MN	NHC HealthCare, Smithville	TN
Gracewood Hugo	MN	NHC Healthcare, Somerville	TN
Gracewood Maplewood	MN	NHC Healthcare, Sparta	TN
Gracewood North Branch	MN	NHC HealthCare, Bristol	VA
Alvarado Parkway Institute	CA	Buckley HealthCare Center	MA
Ayers Health & Rehabilitation Center	FL	Holyoke Health Care Center	MA
Bear Creek Nursing Center	FL	John Adams HealthCare Center	MA
Brooksville Healthcare Center	FL	Longmeadow of Taunton	MA
Cypress Cove Care Center	FL	Maple Leaf HealthCare Center	NH
Heather Hill Healthcare Center	FL	Villa Crest HealthCare Center	NH
Royal Oak Nursing Center	FL	Epsom HealthCare Center	NH
Kentucky River Hospital	KY	Savannah Court & Cove (Palms at Maitland)	FL
North Okaloosa-MOB	FL	Savannah Court & Cove (Place at WPB)	FL
Emeritus at Gilbert	AZ	Savannah Court of Bartow	FL
Emeritus at Glendale	AZ	Savannah Court of St. Cloud	FL
Emeritus at Tanque Verde	AZ	Savannah Court of Lakeland	FL
Emeritus at Tucson	AZ	Savannah Court of Lake Oconee	GA
Emeritus at Conway Place	SC	Sunny Ridge Center SLC	ID
Emeritus at Gallatin	TN	Estrella Center	AZ
Emeritus at Kingsport	TN	Canton	TX
Emeritus at Tullahoma	TN	Heritage Oaks	TX
Emeritus at Halcyon Village	OH	Heritage Place	TX
Pasadena-MOB	TX	Richardson	TX

Indigo Palms- Maitland	FL	Winterhaven	TX
Paris	TX	Canton Oaks	TX
San Antonio	TX	Corinth Rehabilitation	TX
East Houston	TX	Orangeburg Nursing Home	SC
NW Houston	TX	Polaris Psychiatric & Rehab Hospital - Murfreesboro	TN
Ennis	TX	Sante Silverdale NWL, CI, CM	WA
Greencrest	TX	Chancellor Loma Linda	CA
North Houston	TX	Dorian Place	OR
West Houston	TX	Wellsprings	OR
Kyle	TX	Indianhead	ID
West Monroe Arbors	LA	Charleston House	WI
Bossier Arbors	LA	Regency Pointe	AL
Bastrop Arbors	LA	Woodlands	MD
Minden Arbors	LA

\\DC - 755450/000002 - 14640141 v~~1~~6

SCHEDULE 10.1

EXISTING LIENS

1.
Mortgages, Assignment of Leases and Rents, Security Agreement, Fixture Filing and related UCC Financing Statements filed in favor of Red Mortgage Capital, Inc. securing a Multi-Family Note in the original principal amount of $74,589,000 dated June 26, 2008, with respect to assets at the following facilities owned by Care YBE Subsidiary LLC:

Ames Bickford Cottage Bourbonnais Bickford House Burlington Bickford Cottage Crawfordsville Bickford Cottage Ft. Dodge Bickford Cottage Lincoln Bickford Cottage Marshalltown Bickford Cottage Moline Bickford Cottage Muscatine Bickford Cottage Omaha II Bickford Cottage Quincy Bickford Cottage Rockford Bickford House Springfield Bickford House Urbandale Bickford Cottage

2.
Mortgages, Assignment of Leases and Rents, Security Agreement, Fixture Filing and related UCC Financing Statements filed in favor of Red Mortgage Capital, Inc. securing a Multi-Family Note in the original principal amount of $7,638,400 dated September 30, 2008, with respect to assets at the following facilities owned by Care YBE Subsidiary LLC:

Ames Bickford Cottage Bourbonnais Bickford House Burlington Bickford Cottage Crawfordsville Bickford Cottage Ft. Dodge Bickford Cottage Lincoln Bickford Cottage Marshalltown Bickford Cottage Moline Bickford Cottage Muscatine Bickford Cottage Omaha II Bickford Cottage Quincy Bickford Cottage Rockford Bickford House Springfield Bickford House Urbandale Bickford Cottage

3.
Kansas UCC Financing Statements filed on Bickford Master I, L.L.C. in favor of Red Mortgage Capital, Inc. and Fannie Mae securing (a) a Multi-Family Note in the original principal amount of $74,589,000 dated June 26, 2008, and (b) a Multi-Family Note in the original principal amount of $7,638,400 dated September 30, 2008.

RESIDENT MORTGAGES:

These mortgages were given to residents at four Senior Living Communities from 1998 to 2008. The purpose of the mortgages was to secure entrance fee refunds owed by the operator (not the landowner) to the residents. This practice was ceased in 2008. The mortgages place liens on the individual cottages (which is unplatted property in the vast majority of the mortgages). The total amount of the mortgages is shown below.

LITCHFIELD

1.
Mortgage from Litchfield Retirement, LLC to Charles F. Kaufmann and E. Lenore Kaufmann, Trustee or their Successors in Trust, Under the Kaufmann Revocable Living Trust Under Trust dated November 25, 1998 and any amendments thereto, dated February 23, 2000 and recorded March 3, 2000 in Mortgage Book 1319 at Page 126; Subordination Agreement recorded March 3, 2000 in Mortgage Book 1319, at Page 133.

2.
Mortgage from Litchfield Retirement, LLC to Frances Drexel dated February 23, 2000 and recorded March 3, 2000 in Mortgage Book 1319, at Page 170; Subordination Agreement recorded March 3, 2000 in Mortgage Book 1319, at Page 177.

3.
Mortgage from Litchfield Retirement, LLC to Joseph M. Blue and Eileen R. Blue dated February 23, 2000 and recorded March 3, 2000 in Mortgage Book 1319 at Page 225; Subordination Agreement recorded March 3, 2000 in Mortgage Book 1319, at Page 232.

4.
Mortgage from Litchfield Retirement, LLC to Jane F. Heckman dated February 23, 2000 and recorded March 3, 2000 in Mortgage Book 1319, at Page 258; Subordination Agreement recorded March 3, 2000 in Mortgage Book 1319, at Page 265.

5.
Mortgage from Litchfield Retirement, LLC to Dorothy Nichols dated February 23, 2000 and recorded March 3, 2000 in Mortgage Book 1319 at Page 291; Subordination Agreement recorded March 3, 2000 in Mortgage Book 1319, at Page 298.

6.
Mortgage from Litchfield Retirement, LLC to Helen H. Hequembourg dated August 22, 2000 and recorded October 2, 2000 in Mortgage Book 1398 at Page 89; Subordination Agreement recorded October 2, 2000 in Mortgage Book 1398, at    Page 97.

7.
Mortgage from Litchfield Retirement, LLC to Richard L. Geller and Edna B. Geller dated September 11, 2000 and recorded October 2, 2000 in Mortgage Book 1398, at Page 114; Subordination Agreement recorded October 2, 2000 in Mortgage Book 1398, at Page

122.

8.
Mortgage from Litchfield Retirement, LLC to David R. Hallenbeck, Trustee dated January 9, 2002, and recorded March 20, 2002 in Mortgage Book 1702, at Page 279; Corrective Mortgage recorded June 3, 2002 in Mortgage Book 1748, at Page 10; Subordination Agreement recorded July 19, 2002, in Mortgage Book 1778, at Page 7.

9.
Mortgage from Litchfield Retirement, LLC to Joseph M. Oppenheim and Jo Ruth Oppenheim dated December 3, 2001, and recorded June 3, 2002, in Mortgage Book 1748, at Page 17; Subordination Agreement recorded August 2, 2002 in Mortgage Book 1788, at Page 302.

10.
Mortgage from Litchfield Retirement, LLC to William S. Sloatman and Dorothy Sloatman dated April 24, 2001 and recorded August 2, 2002 in Mortgage Book 1789, at Page 1; Subordination Agreement recorded August 2, 2002 in Mortgage Book 1789, at Page 8.

11.
Mortgage from Litchfield Retirement, LLC to James M. Smith and Mary Anne Smith dated December 4, 2002, and recorded December 10, 2002 in Mortgage Book 1898, at Page 234; Subordination Agreement recorded January 7, 2003 in Mortgage Book 1921, at Page 230.

12.
Mortgage from Litchfield Retirement, LLC to Don C. Bigby dated June 6, 2003 and recorded June 9, 2003 in Mortgage Book 2057, at Page 106; Subordination Agreement recorded June 19, 2003 in Mortgage Book 2067, at Page 202.

13.
Mortgage from Litchfield Retirement, LLC to Jack Keefe, III and Elizabeth R. Keefe dated June 23, 2003 and recorded June 23, 2003 in Mortgage Book 2070, at Page 170; Subordination Agreement recorded June 30, 2003 in Mortgage Book 2078, at Page 136.

14.
Mortgage from Litchfield Retirement, LLC to Lee Troostwyk and Joan M. Troostwyk dated September 1, 2004 and recorded September 13, 2004 in Mortgage Book 2441, at Page 322; Subordination Agreement recorded September 27, 2004 in Mortgage Book 2451, at Page 263.

15.
Mortgage from Litchfield Retirement, LLC to John P. Miller and Barbara C. Miller dated September 1, 2004 and recorded September 13, 2004 in Mortgage Book 2441, at Page 329; Subordination Agreement recorded September 27, 2004 in Mortgage Book 2451, at Page 259.

16.
Mortgage from Litchfield Retirement, LLC to Guy E. Alling and Barbara W. Alling dated November 2, 2004 and recorded November 3, 2004 in Mortgage Book 2478, at Page 140; Subordination Agreement recorded February 3, 2005 in Mortgage Book 2536, at Page 121.

17.
Mortgage from Litchfield Retirement, LLC to Greta Ferri dated January 6, 2005 and recorded January 6, 2005 in Mortgage Book 2519, at Page 4; Subordination Agreement recorded February 3, 2005 in Mortgage Book 2536, at Page 125.

18.
Mortgage from Litchfield Retirement, LLC to Dorothy I. Kamlinskas dated August 22, 2006 and recorded August 25, 2005 in Mortgage Book 2704, at Page 1; Subordination Agreement recorded September 15, 2005 in Mortgage Book 2724, at Page 220.

19.
Mortgage from Litchfield Retirement, LLC to Clifford D. Cannon and Jewel B. Cannon recorded November 4, 2005 in Mortgage Book 2783, at Page 79; as affected by Subordination Agreement by Carolina First Bank recorded November 15, 2005 in Mortgage Book 2793, at Page 67.

20.
Mortgage from Litchfield Retirement, LLC to William E. Johnston and Carolyn W. Johnston recorded November 17, 2005 in Mortgage Book 2796, at Page 8; as affected by Subordination Agreement by Carolina First Bank recorded November 30, 2005 in Mortgage Book 2809, at Page 135.

21.	Mortgage from Health Care REIT, Inc. to Herbert and Fay Harris recorded February 28, 2006, in Mortgage Book 2881, at Page 261.

22.	Mortgage from Health Care REIT, Inc. to Helen Boone recorded May 17, 2006, in Mortgage Book 20, at Page 252.

23.	Mortgage from Health Care REIT, Inc. to John and Margaret Smith recorded May 17, 2006, in Mortgage Book 20, at Page 259.

24.	Mortgage from Health Care REIT, Inc. to Louis Ehrich, recorded July 21, 2006, in Mortgage Book 116, at Page 333.

25.	Mortgage from Health Care REIT, Inc. to Leota Agett, recorded August 16, 2006, in Mortgage Book 154, at Page 303; as affected by Assignment recorded May 14, 2007, in Mortgage Book 510, at Page 84.

26.	Mortgage from Health Care REIT, Inc. to Virginia Hueftle, recorded August 31, 2006, in Mortgage Book 174, at Page 321.

27.	Mortgage from Health Care REIT, Inc. to Lorin and Ellen Mason, recorded September 28, 2006, in Mortgage Book 210, at Page 56.

28.	Mortgage from Health Care REIT, Inc. to Thomas and June Turner, recorded January 19, 2007, in Mortgage Book 347, at Page 128.

29.	Mortgage from Health Care REIT, Inc. to Everett and Mildred Wigington, recorded February 7, 2007, in Mortgage Book 375, at Page 277.

30.	Mortgage from Health Care REIT, Inc. to Lurline Stedman, recorded April 6, 2007, in Mortgage Book 462, at Page 28.

31.	Mortgage from Health Care REIT, Inc. to James and Eulalie Fenhagen, recorded May 14, 2007, in Mortgage Book 557, at Page 206.

32.
Mortgage from Health Care REIT, Inc. to Edward and Mary Talbot, recorded June 14, 2007, in Mortgage Book 557, at Page 215; as affected by Assignment recorded May 20, 2009, in Mortgage Book 1240 at Page 199; as affected by Assignment recorded May 20, 2009, in Mortgage Book 1240 at Page 201; and as affected by Assignment recorded May 20, 2009, in Mortgage Book 1240 at Page 203.

33.	Mortgage from Health Care REIT, Inc. to Mary Lee Moore, recorded January 14, 2008, in Mortgage Book 818, at Page 164.

34.	Mortgage from Health Care REIT, Inc. to Robert and Betty Kilgore, recorded May 2, 2008, in Mortgage Book 938, at Page 294.

SUMMIT HILLS

1.	Mortgage from Summit Hills, LLC to Julia W. Smith, recorded September 6, 2002, in Mortgage Book 2769, Page 991, said Register of Deeds (affects Lot 12).

2.
Mortgage from Summit Hills, LLC, et al, to Joan B. Gibson, dated October 24, 2005, and recorded October 25, 2005, in Mortgage Book 3542, Page 792, Instrument No. MTG-2005-55571, said Register of Deeds (affects Lot 14).

3.	Mortgage from Summit Hills, LLC to James Widenhouse and Margaret Widenhouse, recorded September 6, 2002, Mortgage Book 2770, Page 1, said Register of Deeds (affects Lot 21).

4.	Mortgage from Summit Hills, LLC, to Margaret P. Pond, dated January 22, 1999, and recorded March 22, 1999, in Mortgage Book 2185, Page 836, said Register of Deeds (affects Lot 22).

5.
Mortgage from Summit Hills, LLC, to Hugh D. Dorsey and Kate S. Dorsey, dated April 22, 1999, and recorded June 8, 1999, in Mortgage Book 2217, Page 661, said Register of Deeds. A one-half interest in said Mortgage was assigned to The Hugh D. Dorsey Bypass Trust U/W/O Hugh D. Dorsey, recorded April 15, 2002, in Mortgage Book 2686, Page 791, said Register of Deeds (affects Lot 26).

6.	Mortgage from Summit Hills, LLC to Ernesta DeFilippis, recorded September 6, 2002, Mortgage Book 2769, Page 984, said Register of Deeds (affects Lot 26).

7.	Mortgage from Summit Hills, et al, to Lula E. Day, recorded July 7, 2004, in Mortgage Book 3260, Page 362, Instrument No. MTG-2004-34836, said Register of Deeds (affects Lot 28).

8.
Mortgage from Summit Hills, et al, to Hugh M. Caldwell and Daisy R. Caldwell, recorded April 26, 2005, in Mortgage Book 3429, Page 496, Instrument No. MTG-2005-20707, said Register of Deeds (affects Lot 36).

9.	Mortgage from Summit Hills, LLC to Robert T. Estes, recorded January 16, 2001, Mortgage Book 2425, Page 272, said Register of Deeds (affects Lot 37).

10.
Mortgage from Summit Hills, LLC to Amelia Ruth Ragis, recorded October 21, 2002, Mortgage Book 2801, Page 254; as assigned by Assignment from Amelia Ruth Ragis to the Amelia R. Ragis Trust dated August 28, 1991, as Amended and Restated, said Assignment recorded in Mortgage Book 3338, Page 91, said Register of Deeds (affects Lot 75).

11.
Mortgage from Summit Hills, LLC to Frank A. Lyles and Florine F. Lyles, recorded October 30, 2003, in Mortgage Book 3106, Page 777, Instrument No. MTG-2003-69502, said Register of Deeds (affects Lot 82).

12.	Mortgage from Summit Hills, LLC to Martha Cloud Chapman, recorded March 4, 2002, Mortgage Book 2657, Page 953, said Register of Deeds (affects Lot 85).

13.
Mortgage from Summit Hills, LLC to Barbara B. Sweeney, recorded January 24, 2003, Mortgage Book 2866, Page 513, Instrument No. MTG-2003-1714, said Register of Deeds (affects Lot 88); assigned to Barbara B. Sweeney, as

Trustee,

and successor Trustees, under the Barbara B. Sweeney Revocable Trust dated March 24, 1998, by Assignment to Revocable Trust of Promissory Note Mortgage dated June 1, 2006, and recorded June 8, 2006, in Mortgage Book 3678, Page 754, said Register of Deeds.

14.
Mortgage from Summit Hills, LLC to Sara F. Berry, recorded August 14, 2001, Mortgage Book 2539, Page 614; as assigned by Assignment of Note and Mortgage from Sara F. Berry to Sara F. Berry, as Trustee of the Sara F. Berry Revocable Trust U/A dated May 16, 2005, said Assignment recorded    in Mortgage Book 3442, Page 543, said Register of Deeds (affects Lot 132).

15.
Mortgage from Summit Hills, et al, to Phyllis D. Abele, recorded September 19, 2005, in Mortgage Book 3520, Page 136, Instrument No. MTG-2005-48171, said Register of Deeds (affects Lot 54, Section Three); assigned to Phyllis B. Abele, Trustee of the Phyllis B. Abele Revocable Trust U/A dated October 31, 2007, by Assignment of Note and Mortgage dated October 31, 2007, and recorded November 1, 2007, in Mortgage Book 3991, Page 293, said Register of Deeds.

16.
Mortgage from Summit Hills, LLC to Paul B. and Jean M. McGraw, dated July 31, 2007, and recorded August 15, 2007, in Mortgage Book 3947, Page 524, Register of    Deeds for Spartanburg    County, South    Carolina    (Lot 57, Section Three); assigned to Jean M. McGraw and Paul B. McGraw, as Co- Trustees, and successors Trustees, under the Jean M. McGraw Revocable Trust dated May 21, 2008, by Assignment to Revocable Trust of Promissory Note and Mortgage, dated May 21, 2008, and recorded May 30, 2008, in Mortgage Book 4092, Page 221, said Register of Deeds.

17.
Mortgage from Summit Hills, LLC to Floyd A. and Irene M. Layman, dated April 5, 2007, and recorded April 6, 2007, in Mortgage Book 3867, Page 103, Register of Deeds for Spartanburg County, South Carolina (Lot 39, Section Three).

18.	Mortgage from Summit Hills, LLC to Ralph and Rosaline B. Gillespie, dated May 17, 2007, and recorded June 1, 2007, in Mortgage Book 3901, Page 798, said Register of Deeds (Lot 81, Section Three).

19.	Mortgage from Summit Hills, LLC to B. Nolen & Barbar A. Suddeth, dated May 22, 2007, and recorded June 18, 2007, in Mortgage Book 3911, Page 343, said Register of Deeds (Lot 23).

20.	Mortgage from Summit Hills, LLC to Lou M. & Mary Ann Schulze, dated June 28, 2007, and recorded July 5, 2007, in Mortgage Book 3923, Page 208, said Register of Deeds (Lot 20).

21.
Mortgage from Summit Hills, LLC to Virginia L. Herrin, dated August 28, 2007, and recorded September 27, 2007, in Mortgage Book 3972, Page 546, said Register of Deeds (Lot 4), as amended by that certain Assignment recorded October 6, 2008 in Mortgage Book 4143, Page 32, said Register of Deeds.

22.	Mortgage from Summit Hills, LLC to Jean Page and Lawrence E. Middlebrooks, dated October 26, 2007, and recorded November 6, 2007, in Mortgage Book
3993, Page 386, said Register of Deeds (Lot

18).

\\DC - 755450/000002 - 14640141 v~~1~~6

23.
Mortgage from Summit Hills, LLC to Wayne A. and Gerald Jean Diehl, dated January 7, 2008, and recorded January 15, 2008, in Mortgage Book 4024, Page 295, said Register of Deeds (Lot 56, Section Three); as assigned pursuant to that certain Assignment recorded June 12, 2014, in Mortgage Book 4866 at Page 209, said Register of Deeds.

24.	Mortgage from Summit Hills, LLC to Adrian P. and Edith E. O'Neal dated February 5, 2008, and recorded February 7, 2008, in Mortgage Book 4034, Page 651, said Register of Deeds (Lot 76, Section Three).

25.	Mortgage from Summit Hills, LLC to Thomas W. and Marianne E. Bartram, dated April 2, 2008, and recorded April 14, 2008, in Mortgage Book 4068, Page 629, said Register of Deeds (Lot 89, Section Three).

26.	Mortgage from Summit Hills, LLC to Elizabeth C. and Louise M. Weld, dated April 17, 2008, and recorded April 18, 2008, in Mortgage Book 4070, Page 793, said Register of Deeds (Lot 94, Section Three).

27.	Mortgage from Summit Hills, LLC to Fred B. Oates, dated April 22, 2008, and recorded April 29, 2008, in Mortgage Book 4076, Page 288, said Register of Deeds (Lot 19).

28.
Mortgage from Summit Hills, LLC to Dr. Edwin and Kathleen Wilde, dated April 30, 2008, and recorded May 7, 2008, in Mortgage Book 4081, Page 534, Register of Deeds for Spartanburg County, South Carolina (Lot 31, Section Three).

29.	Mortgage from Summit Hills, LLC to Barbara B. Lee, dated April 18, 2008, and recorded May 15, 2008, in Mortgage Book 4085, Page 373, said Register of Deeds (Lot 77, Section Three).

30.	Mortgage from Summit Hills, LLC to Dr. Aubrey D. and Jane J. Gantt, dated May 16, 2008, and recorded June 9, 2008, in Mortgage Book 4095, Page 980, said Register of Deeds (Lot 9).

1.
Mortgage given by Summit Hills, LLC, et al to Theodore W. Gage and Betty O. Gage, dated June 15, 2006, and recorded June 16, 2006, in Mortgage Book 3683, Page 991, Register of Deeds for Spartanburg County, South Carolina, as assigned pursuant to that certain Assignment recorded December 8, 2010, in Mortgage Book 4416, Page 527, said Register of Deeds.

31.
Mortgage given from Summit Hills, LLC, et al to Robert C. and Evelyn M. Bungarz, dated July 27, 2006, and recorded August 31, 2006, in Mortgage Book 3737, Page 129, said Register of Deeds (Lot 79, Section Three).

32.	Mortgage given by Summit Hills, LLC, et al to David A. Fort, dated June 28, 2006, and recorded August 31, 2006, in Mortgage Book 3737, Page 137, said Register of Deeds (Lot 77, Section Three).

33.	Mortgage from Summit Hills, LLC, et al to James H. and Gloria White, dated August 1, 2008 and recorded August 5, 2008, in Mortgage Book 4120, Page 401, said Register of Deeds (Lot 3).

35.
Mortgage from Summit Hills, LLC, et al to Leonard Tim and Peggy H. Brackett, dated August 22, 2008, and recorded August 22, 2008, in Mortgage Book 4126, Page 939, said Register of Deeds (Lot 46, Section 3).

HOMESTEAD HILLS

1.
Deed of Trust for Ruth Woodruff recorded in Book 1972, Page 2568, Forsyth County Registry; and Occupancy Agreement recorded in Book 1972, Page 2549, Forsyth County Registry; as affected by Substitution of Trustee recorded in Book 3073, Page 2511; as assigned in Book 3073, Page 2513.

2.
Deed of Trust for Robert R. Triplette and wife, Bertha C. Triplette recorded in Book 2085, Page 4355, Forsyth County Registry; and Occupancy Agreement recorded in Book 2085, Page 4337, Forsyth County Registry.

3.
Deed of Trust for John W. Athan, Jr. and wife, Doris T. Athan recorded in Book 2085, Page 4404, Forsyth County Registry; and Occupancy Agreement recorded in Book 2085, Page 4385, Forsyth County Registry.

4.	Deed of Trust for Elaine F. Lyerly recorded in Book 2101, Page 2546, Forsyth County Registry; and Occupancy Agreement recorded in Book 2101, Page 2526, Forsyth County Registry.

5.
Deed of Trust for B.E. and Dorothy H. Mendenhall recorded in Book 2102, Page 1994, Forsyth County Registry, as assigned in Book 2137, page 464, Forsyth County Registry; and Occupancy Agreement recorded in Book 2102, Page 1975, Forsyth County Registry.

6.
Deed of Trust for Gordon B. Hughes and wife, Virginia L. Hughes recorded in Book 2120, Page 1499, Forsyth County Registry; and Occupancy Agreement recorded in Book 2120, Page 1481, Forsyth County Registry.

7.	Deed of Trust for Luther N. and Pauline H. Butner recorded in Book 2128, Page 2057, Forsyth County Registry; and Occupancy Agreement recorded in Book 2128, Page 2038, Forsyth County Registry.

8.
Deed of Trust for Donald S. Gaither and wife, Carolyn W. Gaither recorded in Book 2130, Page 3103, Forsyth County Registry; and Occupancy Agreement recorded in Book 2130, Page 3124, Forsyth County Registry.

9.	Deed of Trust for Camel Jackson Porter, Jr. and wife, Foy Claudine Porter recorded in Book 2134, Page 349, Forsyth County Registry.

10.	Deed of Trust for Ruby C. Pulliam recorded in Book 2145, Page 1343, Forsyth County Registry.

11.	Deed of Trust for Alton T. Wheeler and wife, Mary N. Wheeler recorded in Book 2161, Page 3314, Forsyth County Registry.

12.	Deed of Trust for James H. McGrath and wife, Catharine C. McGrath recorded in Book 2195, Page 1378, Forsyth County Registry.

13.	Deed of Trust for Sally S. Bost recorded in Book 2226, Page 749, Forsyth County Registry.

14.	Deed of Trust for Robert George Clayton and wife, Sudie Hanes Clayton recorded in Book 2240, Page 906, Forsyth County Registry.

15.	Deed of Trust for Dovie A. Blakely and Erma Blakely recorded in Book 2360, Page 2900, Forsyth County Registry; and Occupancy Agreement recorded in Book 2360, Page 2879, Forsyth County Registry.

16.	Deed of Trust for T.D. Flack, Jr. and wife Hazel W. Flack recorded in Book 2416, Page 2203, Forsyth County Registry; and Occupancy Agreement recorded in Book 2416, Page 2183, Forsyth County Registry.

17.	Deed of Trust for Rachel D. Marley recorded in Book 2488, Page 4082, Forsyth County Registry; and memorandum of Occupancy Agreement recorded in Book 2488, Page 4090, Forsyth County Registry.

18.	Deed of Trust for M. Paul and Marlan S. Sloan recorded in Book 2491, Page 216, Forsyth County Registry.

19.	Deed of Trust for Howard H. and Elizabeth G. Arnold recorded in Book 2527, Page 1738, Forsyth County Registry.

20.	Deed of Trust for Robert E. and Alice H. Webb recorded in Book 2580, Page 2348, Forsyth County Registry; as assigned and modified in Book 2661, Page 4049, Forsyth County Registry.

OSPREY VILLAGE, FL

1.
Mortgage    and    Security Agreement in the original principal amount of $214,735.50, executed by Osprey Village at Amelia Island, Ltd. in favor of Nancy A. Brooks, recorded May 28, 1998 in Official Records Book 835, Page 609, as re-recorded in Official Records Book 845, Page 1110.

1.
Mortgage and Security Agreement in the original principal amount of $233,554.00, executed by Osprey Village at Amelia Island, Ltd. in favor of Joe Richardson, recorded August 20, 1998 in Official Records Book 845, Page 1117, as assigned by Assignment of Mortgage recorded in Official Records Book 914, Page 1688.

1.	Mortgage and Security Agreement in the original principal amount of
$208,638.00, executed by Osprey Village at Amelia Island, Ltd. in favor of William E. and Margaretta Schroeder, recorded August 20, 1998 in Official Records Book 845, Page 1124.

2.	Mortgage and Security Agreement in the original principal amount of
$185,305.50, executed by Osprey Village at Amelia Island, Ltd. in favor of Thomas and Lucille Connell, recorded August 20, 1998 in Official Records Book 845, Page 1131.

3.	Mortgage and Security Agreement in the original principal amount of
$168,177.00, executed by Osprey Village at Amelia Island, Ltd. in favor of

William S. and Marie L. Cashel, recorded September 25, 1998 in Official Records Book 850, Page 587, as assigned by Assignment of Mortgage and Security Agreement recorded in Official Records Book 1160, Page 1698.

6.
Mortgage and Security Agreement in the original principal amount of $222,687.00, executed by Osprey Village at Amelia Island, Ltd. in favor of Gustav and Nancy Ehrman, recorded February 16, 1999 in Official Records Book 868, Page 246.

7.
Mortgage and Security Agreement in the original principal amount of $235,359.00, executed by Osprey Village at Amelia Island, Ltd. in favor of Graydon and Eleanor Hall, recorded April 26, 1999 in Official Records Book 880, Page 754.

8.
Mortgage and Security Agreement in the original principal amount of $247,414.00, executed by Osprey Village at Amelia Island, Ltd. in favor of Dena Gray Short Marshall, recorded May 4, 1999 in Official Records Book 881, Page 906.

9.
Mortgage in the original principal amount of $230,116.00, executed by Osprey Village at Amelia Island, Ltd. in favor of L. Victor and Jean I. Haines, recorded May 4, 1999 in Official Records Book 881, Page 985, as assigned by Assignment of Mortgage and Security Agreement to Jean I. Haines Revocable Trust dated September 16, 2009 recorded in Official Records Book 1641, Page 1848.

10.
Mortgage in the original principal amount of $206,499.00 , executed by Osprey Village at Amelia Island, Ltd. in favor of Ruth and Rosco Mausicano, recorded May 21, 1998 in Official Records Book 834, Page 1521, as re- recorded in Official Records Book 845,    Page 1103; as assigned by Assignment of Note, Mortgage and Occupancy Agreement to J. Curtis Hyers, Successor Trustee of the Living Trust of Rocco N. Marsicano dated April 10, 1990 recorded in Official Records Book 1860, Page 20 and as assigned to the Edward Farrell Marsicano Scholarship Fund and St. Michaels Academy Scholarship Fund recorded in Official Records Book 1860, Page 22.

11.
Mortgage and Security Agreement in the original principal amount of $179,022.00, executed by Osprey Village at Amelia Island, Ltd. in favor of Charles E. and Rhine Blackford, recorded July 6, 1999 in Official Records Book 889, Page 1830.

12.
Mortgage and Security Agreement in the original principal amount of $283,453.00, executed by Osprey Village at Amelia Island, Ltd. in favor of Beatrice Downling, recorded July 21, 1999 in Official Records Book 892, Page 226, as assigned to Beatrice S. Dowling, Trustee of the Beatrice S. Dowling Trust dated August 20, 1993, as amended, recorded in Official Records Book 1222, Page 1590.

13.
Mortgage and Security Agreement in the original principal amount of $273,537.00, executed by Osprey Village at Amelia Island, Ltd. in favor of Anne S. Boss, recorded August 16, 1999 in Official Records Book 895, Page 619, as amended by Assignment of Rights recorded in Official Records Book 925, Page 511.

14.
Mortgage    and    Security Agreement in    the    original principal    amount of $250,200.00, executed by Osprey Village at Amelia Island, Ltd. in favor of Jean M. Ferguson as Trustee of the Ferguson Living Trust dated June 12, 1995, recorded September 2, 1999 in Official Records Book 898, Page 267.

15.	Mortgage and Security Agreement in the original principal amount of $315,848.00, executed by Osprey Village at Amelia Island, Ltd. in favor of Don and Jane

MacIntyre, recorded November 3, 1999 in Official Records Book 906, Page 974, as assigned by Assignment of Mortgage and Security Agreement recorded in Official Records Book 1116, Page 1632.

16.
Mortgage and Security Agreement in the original principal amount of $251,904.00, executed by Osprey Village at Amelia Island, Ltd. in favor of Martha Aderson/Claire Lipinsky, recorded December 10, 1999 in Official Records Book 913, Page 1239.

17.
Mortgage and Security Agreement in the original principal amount of $200,317.00, executed by Osprey Village at Amelia Island, Ltd. in favor of James Sommers Smith, a married man, recorded December 30, 1999 in Official Records Book 913, Page 1262.

18.
Mortgage    and    Security Agreement in    the    original principal    amount of $235,558.00, executed by Osprey Village at Amelia Island, Ltd. in favor of Robert J. and Lillian S. Berkshire, recorded April 4th, 2000 in Official Records Book 927, Page 20.

19.
Mortgage and Security Agreement in the original principal amount of $272,938.00, executed by Osprey Village at Amelia Island, Ltd. in favor of Edward M. and Eleanor A. Dodd, recorded April 25, 2000 in Official Records Book 929, Page 1527, as re-recorded in Official Records Book 942, Page 1855.

20.
Mortgage    and    Security Agreement in    the    original principal    amount of $237,025.00, executed by Osprey Village at Amelia Island, Ltd. in favor of James G. and Muriel W. Van Horn, husband and wife, recorded May 19, 2000 in Official Records Book 933, Page 16.

21.
Mortgage    and    Security Agreement in    the    original principal    amount of $285,996.00, executed by Osprey Village at Amelia Island, Ltd. in favor of John S. and Barbara W. Webster, husband and wife, recorded August 29, 2000 in Official Records Book 947, Page 462.

22.
Mortgage and Security Agreement in the original principal amount of $298,535.00, executed by Osprey Village at Amelia Island, Ltd. in favor of Allan W. Comrie and Margaret C. Comrie as Co-Trustees of the Allan W. Comrie Living Trust dated November 17, 1998, recorded September 21, 2000 in Official Records Book 950, Page 1068.

23.	Mortgage and Security Agreement in the original principal amount of

$276,539.00, executed by Osprey Village at Amelia Island, Ltd. in favor of Anthony Jr. and Caroline B. Morse, recorded November 15, 2000 in Official Records Book 958, Page 885.

24.
Mortgage and Security Agreement in the original principal amount of $215,747.00, executed by Osprey Village at Amelia Island, Ltd. in favor of Richard C. and Anne P. Tomlina, husband and wife, recorded January 24, 2001 in Official Records Book 967, Page 1967, re-recorded Official Records Book 981, Page 1001.

25.
Mortgage    and    Security Agreement in    the    original principal    amount of $354,126.00, executed by Osprey Village at Amelia Island, Ltd. in favor of Jean G. and Clyde M. Noll, wife and husband, recorded February 5, 2001 in Official Records Book 969, Page 833.

26.
Mortgage and Security Agreement in the original principal amount of $293,288.00, executed by Osprey Village at Amelia Island, Ltd. in favor of Audrey S. and Wilson F. Fowle II, wife and husband, recorded April 18, 2001 in Official Records Book 981, Page 1809.

27.
Mortgage    and    Security Agreement in    the    original principal    amount of $283,712.00, executed by Osprey Village at Amelia Island, Ltd. in favor of David J. and Nelda T. Sherwood, husband and wife, recorded June 15, 2001 in Official Records Book 992, Page 525.

28.
Mortgage and Security Agreement in the original principal amount of $280,800.00, executed by Osprey Village at Amelia Island, Ltd. in favor of Herbert W. and Alice F. Owen, husband and wife, recorded August 20, 2001 in Official Records Book 1003, Page 1835.

29.
Mortgage    and    Security Agreement in    the    original principal    amount of $308,748.00, executed by Osprey Village at Amelia Island, Ltd. in favor of Roger P. and Ann Marie Conant, husband and wife, recorded August 21, 2001 in Official Records Book 1004, Page 320.

30.
Mortgage    and    Security Agreement in    the    original principal    amount of $292,989.00, executed by Osprey Village at Amelia Island, Ltd. in favor of John G. and Ann L. Rodgers, his wife, recorded October 11, 2001 in Official Records Book 1012, Page 1557.

31.
Mortgage    and    Security Agreement in    the    original principal    amount of $325,247.00, executed by Osprey Village at Amelia Island, Ltd. in favor of Sally W. and Robert A. Marshall, wife and husband, recorded February 15, 2002 in Official Records Book 1037, Page 1830.

32.
Mortgage    and    Security Agreement in    the    original principal    amount of $293,400.00, executed by Osprey Village at Amelia Island, Ltd. in favor of Robert B. and Harriet M. Zimmerlie, recorded November 15, 2001 in Official Records Book 1019, Page 1196.

33.
Mortgage    and    Security Agreement in    the    original principal    amount of $308,474.00, executed by Osprey Village at Amelia Island, Ltd. in favor of Walter J. and Patricia M. Fonti, husband and wife, recorded January 17, 2002 in

Official Records Book 1031, Page 1136.

34.	Mortgage and Security Agreement in the original principal amount of $315,764.00, executed by Osprey Village at Amelia Island, Ltd. in favor of

Pamela L. Bartoletti, recorded May 23, 2002 in Official Records Book 1057, Page 1172.

35.	Mortgage and Security Agreement in the original principal amount of

$311,849.10, executed by Osprey Village at Amelia Island, Ltd. in favor of Robert Elmer and Helen Elmer, husband and wife, recorded November 20, 2002 in Official Records Book 1095, Page 1304.

36.
Mortgage and Security Agreement in the original principal amount of $302,139.96, executed by Osprey Village at Amelia Island, Ltd. in favor of Eliot and Nan Putnam, husband and wife, recorded December 31, 2002 in Official Records Book 1104, Page 507.

37.
Mortgage and Security Agreement in the original principal amount of $313,200.00, executed by Osprey Village at Amelia Island, Ltd. in favor of Robert and Madeline Lane, husband and wife, recorded December 31, 2002 in Official Records Book 1104, Page 515.

38.
Mortgage and Security Agreement in the original principal amount of $340,544.00, executed by Osprey Village at Amelia Island, Ltd. in favor of David and Dorothy Reid, recorded July 22, 2003 in Official Records Book 1152, Page 1429.

39.
Mortgage and Security Agreement in the original principal amount of $303,277.00, executed by Osprey Village at Amelia Island, Ltd. in favor of Patricia C. Wymare, recorded July 30, 2003 in Official Records Book 1157, Page 1697.

40.
Mortgage and Security Agreement in the original principal amount of $382,887.47, executed by Osprey Village at Amelia Island, Ltd. et al. in favor of John and Peggy Nolan, recorded November 17, 2003 in Official Records Book 1188, Page 1514.

41.
Mortgage and Security Agreement in the original principal amount of $355,500.00, executed by Osprey Village at Amelia Island, Ltd. et al. in favor of Wallace and Dorothy Mathe, recorded February 11, 2004 in Official Records Book 1207, Page 990.

42.
Mortgage and Security Agreement in the original principal amount of $337,877.34, executed by Osprey Village at Amelia Island, Ltd. et al. in favor of Robert and Helen (unreadable), recorded April 12, 2004 in Official Records Book 1221, Page 1270.

43.
Mortgage in the original principal amount of $250,481.54, executed by Osprey Village at Amelia Island, Ltd., a Florida limited liability company et al. in favor of The Trust u/w/o Helen I. Coolidge dated May 9, 1979 whose trustees are Thomas R. Coolidge and Susan L. Coolidge, recorded June 29, 2004 in Official Records Book 1241, Page 1761.

44.
Mortgage in the original principal amount of $277,785.90, executed by Osprey Village at Amelia Island, Ltd., a Florida limited liability company et al. in favor of William J. Clower and Irene B. Clower, recorded July 1, 2004 in Official Records Book 1242, Page 1178.

45.
Mortgage in the original principal amount of $348,300.00, executed by Osprey Village at Amelia Island, Ltd., a Florida limited liability company et al. in favor of Eleanor R. Beaty, recorded November 9, 2004 in Official Records Book 1272, Page 1188.

46.
Mortgage in the original principal amount of $357,668.57, executed by Osprey Village at Amelia Island, Ltd., a Florida limited liability company et al. in favor of Henry T. Eaton and Phyllis E. Eaton Trust, recorded January 5, 2005 in Official Records Book 1285, Page 1346.

47.
Mortgage in the original principal amount of $316,237.50, executed by Osprey Village at Amelia Island, Ltd., a Florida limited liability company et al. in favor of James R. Maim and Constance B. Maim, recorded May 20, 2005 in Official Records Book 1318, Page 1715, As assigned by Assignment to James R. Maim and Constance B. Maim as co-trustees of the James R. Maim and Constance B. Maim Joint Revocable Trust dated April 25, 2005 recorded in Official Records Book 1381, Page 211.

48.
Mortgage in the original principal amount of $347,238.00, executed by Osprey Village at Amelia Island, Ltd., a Florida limited liability company et al. in favor of William A. McAllister, Jr. and Carol D. McAllister, recorded July 11, 2005 in Official Records Book 1331, Page 1870.

49.
Mortgage in the original principal amount of $513,525.00, executed by Health Care REIT, Inc., Osprey Village at Amelia Island, Ltd., Florida limited liability company et al. in favor of Howard Ezell and Marilyn Ezell, recorded March 27, 2007 in Official Records Book 1488, Page 353.

50.
Mortgage in the original principal amount of $347,238.00, executed by Health Care REIT, Inc., Osprey Village at Amelia Island, Ltd., Florida limited liability company et al. in favor of William H. Galbraith, Jr. and Irene S. Galbraith, recorded February 22, 2006 in Official Records Book 1390, Page 1873.

51.
Mortgage in the original principal amount of $360,738.00, executed by Health Care REIT, Inc., Osprey Village at Amelia Island, Ltd., Florida limited liability company et al. in favor of Martin C. Peterson and Madelyn Peterson, recorded February 22, 2006 in Official Records Book 1390, Page 1843.

52.
Mortgage in the original principal amount of $330,786.00, executed by Health Care REIT, Inc., Osprey Village at Amelia Island, Ltd., Florida limited liability company et al. in favor of Amelia Island, Ltd et. al. to John Puckett, Jr. and Winifred Puckett, recorded December 18, 2006 in Official Records Book 1466, Page 208.

53.
Mortgage in the original principal amount of $472,280.00, executed by Health Care REIT, Inc., Osprey Village at Amelia Island, Ltd., Florida limited liability company et al. in favor of Gaston Denoyers & Helenenoyers, recorded March 16, 2006 in Official Records Book 1396, Page 1245.

54.	Mortgage in the original principal amount of $376,609.50, executed by Health Care REIT, Inc., Osprey Village at Amelia Island, Ltd., Florida limited liability company et al. in favor of Thomas H. Clynes & Ruth S. Clynes, recorded March 16, 2006 in Official Records Book 1396, Page 1258.

55.
Mortgage in the original principal amount of $302,400.00, executed by Health Care REIT, Inc., Osprey Village at Amelia Island, Ltd., Florida limited liability company et al. in favor of George S. Patrick, Eugenia M. Patrick, Peter Burnette

and Olivia Burnette, recorded May 30, 2006 in Official Records Book 1415, Page 1576.

56.
Mortgage in the original principal amount of $443,750.00, executed by Health Care REIT, Inc., Osprey Village at Amelia Island, Ltd., Florida limited liability company et al. in favor of Elsie G. Kelly, recorded July 7, 2006 in Official Records Book 1426, Page 814.

57.
Mortgage in the original principal amount of $416,630.00, executed by Health Care REIT, Inc., Osprey Village at Amelia Island, Ltd., Florida limited liability company et al. in favor of Oscar J. Martin, recorded July 12, 2006 in Official Records Book 1427, Page 747, as assigned by Assignment to Susan E. Martin as trustee of the Susan E. Martin Exempt Trust and Peter B. Martin as Trustee under the Peter B. Martin Exempt Trust recorded in Official Records Book 1878, Page 474.

58.
Mortgage in the original principal amount of $443,750.00, executed by Health Care REIT, Inc., Osprey Village at Amelia Island, Ltd., Florida limited liability company et al. in favor of Laurens Maclure and Jane White MacLure, recorded July 20, 2006 in Official Records Book 1429, Page 1187, as assigned by Assignment to Jane W.    MacLure trustee of the Jane W. MacLure Revocable Trust dated August 14, 2007 recorded in Official Records Book 1524, Page 1453.

59.
Mortgage in the original principal amount of $434,176.20, executed by Health Care REIT, Inc., Osprey Village at Amelia Island, Ltd., Florida limited liability company et al. in favor of William A. Salmond and Claire S. Salmond, recorded July 25, 2006 in Official Records Book 1430, Page 1079.

60.
Mortgage in the original principal amount of $373,338.00, executed by Health Care REIT, Inc., Osprey Village at Amelia Island, Ltd., Florida limited liability company et al. in favor of Frank A. Pfalzer and Patricia J. Pfalzer, recorded October 6, 2006 in Official Records Book 1450, Page 866.

61.
Mortgage in the original principal amount of $425,400.00, executed by Health Care REIT, Inc., Osprey Village at Amelia Island, Ltd., Florida limited liability company et al. in favor of Mary E. Anderson and Katharine A. Baxter, recorded March 7, 2007 in Official Records Book 1483, Page 1065, as affected by (partial) Satisfaction from and Katharine A. Baxter recorded in Official Records Book 1861, Page 391.

62.
Mortgage in the original principal amount of $376,173.00, executed by Health Care REIT, Inc., Osprey Village at Amelia Island, Ltd., Florida limited liability company et al. in favor of Robert G. Jewell and Nancy J. Jewell, recorded April 4, 2007 in Official Records Book 1490, Page 194.

63.	Mortgage in the original principal amount of $591,608.00, executed by Health Care REIT, Inc., Osprey Village at Amelia Island, Ltd., Florida limited liability company et al. in favor of Shirley M Rand, recorded April 10, 2007 in Official Records Book 1491, Page 1224.

64.	Mortgage in the original principal amount of $488,300.00, executed by Health Care REIT, Inc., Osprey Village at Amelia Island, Ltd., Florida limited liability company et al. in favor of Jesse W. Mendhall and Lois J. Mendenhall, recorded June 21, 2007 in Official Records Book 1506, Page 1951.

65.
Mortgage in the original principal amount of $600,000.00, executed by Health Care REIT, Inc., Osprey Village at Amelia Island, Ltd., Florida limited liability company et al. in favor of A. David. McGugan and Janel O. McGugan, recorded October 3, 2007 in Official Record Book 1528, Page 902.

66.
Mortgage in the original principal amount of $558,500.00, executed by Health Care REIT, Inc., Osprey Village at Amelia Island, Ltd., Florida limited liability company et al. in favor of William F. Phillip and Margery P. Phillip, recorded November 16, 2007 in Official Records Book 1536, Page 237.

67.
Mortgage in the original principal amount of $513,250.00, executed by Health Care REIT, Inc., Osprey Village at Amelia Island, Ltd., Florida limited liability company et al. in favor of Inez B. Merritt, recorded November 30, 2007 in Official Records Book 1538, Page 743.

68.
Mortgage in the original principal amount of $324,270.00, executed by Health Care REIT, Inc., Osprey Village at Amelia Island, Ltd., Florida limited liability company et al. in favor of Richard V. Harris and Mildred M. Harris, recorded December 6, 2007 in Official Records Book 1539, Page 694.

69.
Mortgage in the original principal amount of $414,720.00, executed by Health Care REIT, Inc., Osprey Village at Amelia Island, Ltd., Florida limited liability company et al. in favor of Delores H. O'Neil, recorded March 6, 2008 in Official Records Book 1554, Page 722.

Totals:

Litchfield	4,756,834.84
Summit Hills	5,957,160.13
Homestead	4,657,634.17
Osprey	12,881,092.61
Total	$28,252,721.25

SCHEDULE 10.3

EXISTING DEBT

1.
Care YBE Subsidiary LLC (which was acquired by a Subsidiary of the Company on June 28, 2013) is the borrower under certain loans (collectively, the “Care Fannie Mae Loans”) evidenced by (a) a Multi-Family Note in the original principal amount of $74,589,000 dated June 26, 2008, and (b) a Multi-Family Note in the original principal amount of $7,638,400 dated September 30, 2008.

2.	Underwritten public offering of $200 million aggregate principal amount of 3.25% Convertible Senior Notes due 2021.

3.	The Company is a counter-party to an Interest Rate Swap in the notional amount of $40,000,000 with Bank of Montreal pursuant to an ISDA Master Agreement dated May 4, 2012.

4.	The Company is a counter-party to an Interest Rate Swap in the notional amount of $130,000,000 with Wells Fargo Bank, N.A. pursuant to an ISDA Master Agreement dated March 27, 2014.

5.
Mortgage Note in the amount of $9,905,200 dated September 1, 2012 by Lancaster Pollard Mortgage Company, LLC, successor by conversion to Lancaster Pollard Mortgage Company, originally endorsed for insurance by the U.S. Department of Housing and Urban Development (“HUD”) pursuant to Section 232, Section 223(f), as FHA Project No. 046-22059, as assigned to and assumed by JV Landlord-Middletown, LLC pursuant to that certain Assignment, Assumption and Release Agreement dated October 31, 2014.

6.
Healthcare Facility Note in the amount of $4,538,600 by Grand Island Bickford Cottage, L.L.C. for the benefit of KeyBank National Association endorsed for insurance by the U.S. Department of Housing and Urban Development (“HUD”) pursuant to Section 232, Section 223(f), as FHA Project No. 103-22056.

7.
Healthcare Facility Note in the amount of $6,781,700 by JV Landlord- Lansing, LLC for the benefit of KeyBank National Association endorsed for insurance by the U.S. Department of Housing and Urban Development (“HUD”) pursuant to Section 232, Section 223(f), as FHA Project No. 047- 22097.

8.
Healthcare Facility Note in the amount of $5,907,600 by JV Landlord- Midland, LLC for the benefit of KeyBank National Association endorsed for insurance by the U.S.    Department of Housing and Urban Development (“HUD”) pursuant to Section 232, Section 223(f), as FHA Project No. 048- 22031.

9.
Healthcare Facility Note in the amount of $3,889,300 by JV Landlord- Saginaw, LLC for the benefit of KeyBank National Association endorsed for insurance by the U.S.    Department of Housing and Urban Development (“HUD”) pursuant to Section 232, Section 223(f), as FHA Project No. 048- 22030.

10.	Healthcare Facility Note in the amount of $2,831,200 by JV Landlord- Clinton, LLC for the benefit of KeyBank National Association endorsed for insurance by the U.S. Department of Housing and Urban Development (“HUD”) pursuant to Section 232, Section 223(f), as FHA Project No. 074-22049.

11.
Healthcare Facility Note in the amount of $4,091,800 by Cedar Falls Bickford Cottage, L.L.C. for the benefit of KeyBank National Association endorsed for insurance by the U.S. Department of Housing and Urban Development (“HUD”) pursuant to Section 232, Section 223(f), as FHA Project No. 074-22052.

12.
Healthcare Facility Note in the amount of $4,269,600 by JV Landlord-Peoria II, LLC for the benefit of KeyBank National Association endorsed for insurance by the U.S.    Department of Housing and Urban Development (“HUD”) pursuant to Section 232, Section 223(f), as FHA Project No. 071-22315.

13.
Healthcare Facility Note in the amount of $2,570,800 by JV Landlord-Iowa City, LLC for the benefit of KeyBank National Association endorsed for insurance by the U.S. Department of Housing and Urban Development (“HUD”) pursuant to Section 232, Section 223(f), as FHA Project No. 074- 22050.

14.
Healthcare Facility Note in the amount of $3,126,400 by JV Landlord- Battle Creek,    LLC    for    the    benefit    of    KeyBank    National    Association endorsed    for insurance by the U.S. Department of Housing and Urban Development (“HUD”) pursuant to Section 232, Section 223(f), as FHA Project No. 047-22096.

15.
~~Third Amended and Restated Credit Agreement dated as of March 27, 2014 by and among the Company (“Borrower”), certain Subsidiaries of the Borrower as Subsidiary Guarantors (the “Subsidiary Guarantors”), certain Subsidiaries of the Borrower as Limited Guarantors (the “Limited Guarantors”), the Lenders party thereto and Wells Fargo Bank, N.A., as Administrative Agent, Swing Line Lender and Issuing Bank (the “Administrative Agent”), which provides for a~~

~~$450,000,000 Revolving Credit Facility, which includes a $10,000,000 Letter of Credit Facility and a $10,000,000 Swing Line Loan Facility, and a $40,000,000 Term Loan and an $80,000,000 Term Loan, and a $130,000,000 Term Loan.~~

[EXHIBIT B]

FORM OF OFFICER’S COMPLIANCE CERTIFICATE

The undersigned, on behalf of National Health Investors, Inc., a corporation organized under the laws of Maryland (the “Company”), hereby certifies to the holders of the Notes (as defined in the Note Agreement referred to below), as follows:

1.	This certificate is delivered to you pursuant to Section 9.2 of the Note Purchase
Agreement dated as of January 13, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Note Agreement”), by and among the Company and the holders of the Notes. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Note Agreement.

2.    I have reviewed the financial statements of the Company and its Subsidiaries dated as of and for the     period[s] then ended and such statements fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the dates indicated and the results of their operations and cash flows for the period[s] indicated.

3.    I have reviewed the terms of the Note Agreement, and the related Note Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and the condition of the Company and its Subsidiaries during the accounting period covered by the financial statements referred to in Paragraph 2 above. Such review has not disclosed the existence during or at the end of such accounting period of any condition or event that constitutes a Default or an Event of Default, nor do I have any knowledge of the existence of any such condition or event as at the date of this certificate [except, if such condition or event existed or exists, describe the nature and period of existence thereof and what action the Company has taken, is taking and proposes to take with respect thereto].

4.	The Company and its Subsidiaries are in compliance with the financial covenants contained in ~~Section~~Sections 9.12(a) through (e) of the Note Agreement, as shown on such Schedule 1, and the other covenants and restrictions contained in the Note Agreement..

5.    ~~Each of the Unencumbered Lease Properties listed on the attached Schedule 1 fully qualify as such under the applicable criteria for inclusion as an Unencumbered Lease Property.~~
6.    ~~Each of the Lease Properties listed on the attached Schedule 1 fully qualify as such under the applicable criteria for inclusion as a Lease Property.~~
5. ~~7.~~ Schedule 2 is a list of all Investments in the Limited Guarantors as of the date hereof.

[Signature Page Follows]

EXHIBIT B
(To Note Purchase Agreement)

\\DC - 755450/000002 - 14640141 v16

WITNESS the following signature as of the day and year first written above.

NATIONAL HEALTH INVESTORS, INC.

By:
Name:
Title

SCHEDULE 1
to the Compliance Certificate [Attached in PDF Format]

SCHEDULE 2
to the Compliance Certificate ($ in 000’s)

Limited Guarantor    Loan or Advance    Equity Interests or Other Investment

\\DC - 755450/000002 - 14640141 v16

Summary report: Litéra® Change-Pro 10.1.0.200 Document comparison done on 3/17/2020 11:42:14 PM
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